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Exhibit 4.9

Execution Copy

SPIRENT plc

AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT

Dated March 11, 2003

US$10,000,000

Amended and Restated Series A Senior Notes Due November 23, 2006

US$63,406,000

Amended and Restated Series B Senior Notes Due November 23, 2009

US$115,000,000

Amended and Restated Series C Senior Notes Due November 23, 2009

US$29,594,000

Amended and Restated Series D Senior Notes Due November 23, 2009

Bingham McCutchen LLP

London

1.	PRELIMINARY STATEMENT.

2.	AMENDMENT AND RESTATEMENT; OTHER ARRANGEMENTS.

	2.1.	Amendment and Restatement of Existing Note Purchase Agreements and Existing Notes.

	2.2.	Guarantees.

3.	EFFECTIVENESS OF RESTRUCTURING TRANSACTION.

4.	CONDITIONS TO THE EFFECTIVE DATE.

	4.1.	Representations and Warranties.

	4.2.	Performance; No Default.

	4.3.	Certificates of Compliance.

	4.4.	Opinions of Counsel.

4.5.	Subsidiary Guarantees.

4.6.	Purchase Permitted by Applicable Law.

4.7.	Prepayment of Notes.

4.8.	Payment of Fees and Expenses.

4.9.	Bank Facility Agreement.

4.10.	Project Schultz.

4.11.	Accountants’ Report.

4.12.	Accountants’ Engagement.

4.13.	Consents, Authorizations, Licenses and Approvals.

4.14.	Miscellaneous.

4.15.	Proceedings and Documents.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

	5.1.	Organization; Power and Authority.

	5.2.	Authorization, etc.

	5.3.	Disclosure, etc.

	5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates.

	5.5.	Financial Statements.

	5.6.	Compliance with Laws, Other Instruments, etc.

	5.7.	Governmental Authorizations, etc.

	5.8.	Litigation; Observance of Agreements, Statutes and Orders.

	5.9.	Taxes.

	5.10.	Title to Property; Leases.

	5.11.	Licenses, Permits, etc.

	5.12.	Compliance with ERISA.

	5.13.	Existing Financial Indebtedness; Future Liens.

	5.14.	Foreign Assets Control Regulations, etc.

	5.15.	Status under Certain Statutes.

	5.16.	Environmental Matters.

	5.18.	Withholding Taxes.

	5.19.	Solvency.

	5.20.	No Event of Default.

6.	REPRESENTATIONS OF THE NOTEHOLDERS.

7.	INFORMATION AS TO THE COMPANY.

	7.1.	Financial and Business Information.

	7.2.	Officer’s Certificates, etc.

	7.3.	Inspection.

	7.4.	Limitation on Disclosure.

8.	PAYMENTS.

	8.1.	Maturity Dates.

	8.2.	Interest.

	8.3.	Prepayments with Make-Whole Amount.

	8.4.	Allocation of Partial Optional Prepayments.

	8.5.	Maturity; Surrender, etc.

	8.6.	Purchase of Notes.

	8.7.	Optional Prepayment of Notes for Tax Reasons.

	8.8.	Change in Control.

	8.9.	Make-Whole Amount; Modified Make-Whole Amount.

9.	AFFIRMATIVE COVENANTS.

	9.1.	Compliance with Law.

	9.2.	Insurance.

	9.3.	Maintenance of Properties.

	9.4.	Payment of Taxes and Claims.

	9.5.	Corporate Existence, etc.

	9.6.	Pari Passu Ranking.

	9.7.	Maintenance of Ownership of Guarantors.

	9.8.	Committed External Financing.

	9.9.	Executive Order 13224 of September 23, 2001.

	9.10.	ERISA.

	9.11.	Environmental Laws.

10.	NEGATIVE COVENANTS.

	10.1.	Transactions with Affiliates.

	10.2.	Merger, Consolidation, etc.

	10.3.	Liens, etc.

	10.4.	Sale of Assets, etc.

	10.5.	Consolidated Net Worth.

	10.6.	Consolidated Net Debt; Interest Coverage.

	10.7.	Subsidiary Debt; Subsidiary Guarantees.

	10.8.	No Restrictive Agreements.

	10.9.	Business of the Company and its Subsidiaries.

	10.10.	Distributions.

	10.11.	Acquisitions.

	10.12.	Maintenance of Most Favored Lender Status.

11.	EVENTS OF DEFAULT.

12.	REMEDIES ON DEFAULT, ETC.

	12.1.	Acceleration.

	12.2.	Other Remedies.

	12.3.	Rescission.

	12.4.	No Waivers or Election of Remedies, Expenses, etc.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

	13.1.	Registration of Notes.

	13.2.	Transfer and Exchange of Notes.

	13.3.	Replacement of Notes.

14.	PAYMENTS ON NOTES.

	14.1.	Place of Payment.

	14.2.	Home Office Payment.

	14.3.	Currency of Payment.

15.	EXPENSES, ETC.

	15.1.	Transaction Expenses.

	15.2.	Survival.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

17.	AMENDMENT AND WAIVER.

	17.1.	Requirements.

	17.2.	Solicitation of Holders of Notes.

	17.3.	Binding Effect, etc.

	17.4.	Notes held by the Company, etc.

18.	NOTICES.

19.	REPRODUCTION OF DOCUMENTS.

20.	CONFIDENTIAL INFORMATION.

21.	INTENTIONALLY OMITTED.

22.	TAX INDEMNIFICATION.

	22.1.	Payments Free and Clear; Gross-Up of Payments Subject to Taxes.

	22.2.	Tax Refunds.

	22.3.	Additional Tax Indemnity for Outstanding Company Notes.

	22.4.	Survival of Obligations.

23.	MISCELLANEOUS.

	23.1.	Successors and Assigns.

	23.2.	Payments Due on Non-Business Days.

	23.3.	Severability.

	23.4.	Construction.

	23.5.	Counterparts.

	23.6.	Jurisdiction; Service of Process.

	23.7.	Governing Law.

	23.8.	Accounting Principles.

	SCHEDULE A	—	Information Relating to Noteholders

	SCHEDULE B	—	Defined Terms

	SCHEDULE B.1	—	Disposals of Certain Real Property

SCHEDULE 2.2	—	Original Guarantors

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries; Affiliates, etc.

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.8	—	Litigation; Observance of Agreements, Statutes and Orders

SCHEDULE 5.13	—	Financial Indebtedness and Liens as of December 31, 2002

SCHEDULE 10.10	—	Certain Subsidiary Guarantors

SCHEDULE 10.11	—	Deferred Consideration Obligations

EXHIBIT 2.1(a)	—	Form of Amended and Restated Series A Senior Note due November 23, 2006

EXHIBIT 2.1(b)	—	Form of Amended and Restated Series B Senior Note due November 23, 2009

EXHIBIT 2.1(c)	—	Form of Amended and Restated Series C Senior Note due November 23, 2009

EXHIBIT 2.1(d)	—	Form of Amended and Restated Series D Senior Note due November 23, 2009

EXHIBIT 4.5	—	Forms of Subsidiary Guarantee (Parts A, B, C and D)

EXHIBIT 4.9	—	Banks’ Term Sheet

EXHIBIT B	—	Form of Normalization Certificate

SPIRENT plc

Spirent House

Crawley Business Quarter

Fleming Way

Crawley

West Sussex RH10 9QL

England

AMENDED AND RESTATED
NOTE PURCHASE AGREEMENT

US$10,000,000

Amended and Restated Series A Senior Notes Due November 23, 2006

US$63,406,000

Amended and Restated Series B Senior Notes Due November 23, 2009

US$115,000,000

Amended and Restated Series C Senior Notes Due November 23, 2009

US$29,594,000

Amended and Restated Series D Senior Notes Due November 23, 2009

March 11, 2003

To Each of the Noteholders Listed in
the Attached Schedule A

Ladies and Gentlemen:

SPIRENT plc (formerly known as Bowthorpe plc), a limited company organized and existing under the laws of England and Wales with registered number 470893 (the “Company”, which expression shall include its successors and assigns permitted pursuant to this Agreement), agrees with you as follows:

1.                                      PRELIMINARY STATEMENT.

1.1                               Pursuant to those certain Note Purchase Agreements, dated November 23, 1999 (collectively, as amended pursuant to an Amendment Agreement dated November 14, 2000, the “Existing Note Purchase Agreements”), among the Company and the purchasers named in Schedule A thereto, the Company heretofore issued (a) US$10,000,000 principal amount of its 7.94% Series A Senior Notes due November 23, 2006 (including any amendments, restatements or modifications from time to time, the “Existing Series A Notes”,  such term to include any such notes issued in substitution therefor pursuant to Section 13 of the Existing Note Purchase Agreements), (b) US$63,406,000 principal amount of its 8.06% Series B Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Existing Series B Notes”, such term to include any such notes issued in subtitution therefor pursuant to Section 13 of the Existing Note Purchase Agreements), (c) US$115,000,000 principal amount of its 8.16% Series C Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Existing Series C Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of the Existing Note Purchase Agreements), and (d) US$29,594,000 principal amount of its Fixed Rate Series D Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Existing Series D Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of the Existing Note Purchase Agreements)  (the Existing Series A Notes , the Existing Series B Notes, the Existing Series C Notes

and the Existing Series D Notes are referred to herein, collectively, as the “Existing Notes”), and are substantially in the forms set out in Exhibit 1.1, Exhibit 1.2, Exhibit 1.3 and Exhibit 1.4 to the Existing Note Purchase Agreements, respectively. Certain capitalized terms used in this Agreement are defined in Schedule B; all accounting terms used herein which are not expressly defined in this Agreement have the meanings given to them in accordance with UK GAAP; references to a “Schedule” or an “Exhibit” are , unless otherwise specified, references to a Schedule or Exhibit attached to this Agreement; references to Sections are, unless otherwise specified, references to Sections of this Agreement.

1.2.                            The Company has requested the amendment and restatement, in their entirety, of the Existing Note Purchase Agreements and the Existing Notes, as provided for herein.

1.3                               Subject to Section 1.6 hereof, until each of the conditions precedent set forth in Section 4 of this Agreement shall have been satisfied and until the Effective Date, each of the terms and conditions of the Existing Note Purchase Agreements and of the Existing Notes shall remain in full force and effect and nothing contained herein (without prejudice to Section 1.4 below) shall in any way prejudice, impair or affect any rights or remedies of the Noteholders under the Existing Note Purchase Agreements or the Existing Notes.

1.4                               The Company hereby acknowledges and agrees that until each of the conditions precedent set forth in Section 4 of this Agreement (particularly the condition precedent set forth in Section 4.7(a) requiring the payment to the Noteholders of the sum of US$93,368,773) shall have been satisfied and until the Effective Date, neither it nor any of its Subsidiaries will make any payments or repayments whatsoever to the Banks or in connection with the Bank Facility Agreement, except for payments made in the ordinary course of business consistent with past practices (including the payment of an amendment fee, fees payable to advisers and any other fees and expenses, in each case, as set forth in the Bank Facility Agreement).

1.5                               Subject to satisfaction of the conditions precedent set forth in Section 4 of this Agreement, the Company and the Noteholders, by their execution of this Agreement, hereby agree and consent to the amendment and restatement in its entirety of the Existing Note Purchase Agreements by this Agreement, and upon the satisfaction of such conditions precedent, the Existing Note Purchase Agreements shall be deemed so amended and restated.  Notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 5 of the Existing Note Purchase Agreements and of the Noteholders in Section 6 of the Existing Note Purchase Agreements shall be deemed to survive the amendment and restatement of the Existing Note Purchase Agreements, and the representations and warranties of the Company set forth in Section 5 of this Agreement shall be deemed to be additional representations and warranties of the Company made as of the date of this Agreement.

1.6                               For the avoidance of doubt, the Noteholders hereby consent (subject to Section 1.7) to the execution of the Project Schultz Documentation and due consummation on or prior to the Effective Date of the Project Schultz Transaction in accordance with the terms of the Project Schultz Documentation on the condition that the Company makes the payments described in Section 4.7(a) within three Business Days following receipt by the Company of the consideration payable by the buyers under the Project Schultz Transaction (and in any event, on or prior to any payment or repayment whatsoever to the Banks or in connection with the Bank Facility Agreement, except for payments made in the ordinary course of business consistent with past practices (including the payment of an amendment fee, fees payable to advisers and any other fees and expenses, in each case, as set forth in the Bank Facility Agreement).  The Company specifically acknowledges that the Noteholders do not consent to or waive, and fully reserve all their rights with respect to, any Default or Event of Default other than those relating to Section 10.1 of the Existing Note Purchase Agreements and of this Agreement in connection with the Project Schultz Transaction that may have occurred or may occur as a result of the Project Schultz Transaction.  Furthermore, the Company and the Noteholders agree that non-compliance by the Company with the condition to make the payments described in Section 4.7(a) as set out in this Section 1.6 shall constitute an immediate Event of Default under the Existing Note Purchase Agreements.

1.7                               This Agreement shall automatically terminate if the Project Schultz Transaction has not been consummated by 5:00 p.m. New York time on May 15, 2003 and the Existing Note Purchase Agreements shall be reinstated as of such date.  In the event of such termination, this Agreement, including, without limitation, Section 1.6 hereof, shall become void and have no effect.

2.                                      AMENDMENT AND RESTATEMENT; OTHER ARRANGEMENTS.

2.1.                            Amendment and Restatement of Existing Note Purchase Agreements and Existing Notes.

(a) Amendment and Restatement of Existing Note Purchase Agreements and Existing Notes.                     The parties hereto agree that on the Effective Date (i) the Existing Note Purchase Agreements (including the schedules and exhibits thereto) will be hereby amended and restated in their entirety by this Agreement, (ii) the form of each Existing Series A Note will be hereby amended and restated in its entirety as set forth in Exhibit 2.1(a) (the “Series A Notes”), (iii) the form of each Existing Series B Note will be hereby amended and restated in its entirety as set forth in Exhibit 2.1(b) (the “Series B Notes”), (iv) the form of each Existing Series C Note will be hereby amended and restated in its entirety as set forth in Exhibit 2.1(c) (the “Series C Notes”) and (v) the form of each Existing Series D Note will be hereby amended and restated in its entirety as set forth in Exhibit 2.1(d) (the “Series D Notes”), (each such amendment and restatement, together with the other transactions contemplated by this Agreement, being referred to herein, collectively, as the “Restructuring Transaction”).  The Existing Notes, as amended and restated pursuant to this Agreement or as further amended, restated or otherwise modified from time to time, are hereinafter referred to as the “Notes”.

(b) Delivery of Amended and Restated Notes.  The Existing Notes

outstanding on the Effective Date are hereby, without any further actions being required on the part of the Noteholders or on the part of any other Person, deemed to be automatically amended to conform to, and have the terms provided in, the form of Notes set forth in Exhibit 2.1(a) with respect to the Existing Series A Notes, (ii) Exhibit 2.1(b) with respect to the Existing Series B Notes, (iii) Exhibit 2.1(c) with respect to the Existing Series C Notes, and (iv) Exhibit 2.1(d) with respect to the Existing Series D Notes (including, without limitation, in each case all terms requiring the payment of interest at increased rates (as provided therein)).  The Existing Notes shall be and are entitled to all of the rights and benefits provided therefor in this Agreement.  Upon the request of any holder of a Note made in accordance with Section 13.2 of this Agreement, the Company shall deliver, pursuant to Section 13.2 of this Agreement, a new Note, against surrender (subject to Section 13.3 of this Agreement) of such Noteholder’s Existing Note.

2.2.                            Guarantees.

Payment by the Company of all amounts due with respect to the Notes and performance by the Company of its obligations under this Agreement will be guaranteed by certain of the Company’s Subsidiaries as described in Schedule 2.2 (collectively, the “Original Guarantors”) pursuant to the guarantee agreements, each dated the Effective Date and substantially in the forms set out in Exhibit 4.5 (collectively, the “Subsidiary Guarantees”).  The Original Guarantors and any other Person that becomes an additional Subsidiary Guarantor in accordance with Section 10.7 are hereinafter referred to, collectively, as the “Guarantors”.  The Subsidiary Guarantees and any additional Subsidiary Guarantees entered into pursuant to Section 10.7 are hereinafter referred to, collectively, as the “Guarantees”.

3.                                      EFFECTIVENESS OF RESTRUCTURING TRANSACTION.

Without prejudice to Section 1.6 hereof, the Restructuring Transaction and this Agreement shall take effect (if at all) from the date on which all of the conditions precedent set forth in Section 4 are satisfied or otherwise waived in writing (the “Effective Date”).  The failure of the Company to satisfy any of the conditions precedent set forth in Section 4 shall not operate to waive any of the Noteholders’ rights against the Company under the Existing Note Purchase Agreements or the Existing Notes and shall not rescind the Company’s obligations under Section 1.4 of this Agreement.  On the Effective Date, the Company agrees to execute and deliver to each Noteholder pursuant to Section 13.2 of this Agreement, upon the request of any Noteholder in accordance with Section 13.2 of this Agreement, Notes in the aggregate principal amount specified below such Noteholder’s name in Schedule A, against such Noteholder’s delivery to the Company of the Existing Notes held by such Noteholder (subject to Section 13.3 of this Agreement) in an equal aggregate principal amount for cancellation by the Company.  Without prejudice to Section 2.1(b), all amounts due and owing under, and evidenced by, the Existing Notes as of the Effective Date shall continue to be outstanding under, and after the Effective Date shall be evidenced by, the Notes, and shall be governed by the terms hereof and the Existing Notes shall be and are entitled to all of the rights and benefits provided therefor in this Agreement.

4.                                      CONDITIONS TO THE EFFECTIVE DATE.

The Effective Date shall occur when each of the following conditions precedent set forth in this Section 4 shall have been satisfied in full or otherwise waived in writing.

4.1.                            Representations and Warranties.

The representations and warranties of the Company in this Agreement, and of each Guarantor in Section 2 of the Subsidiary Guarantee to which it is a party, shall be true and correct when made and on the Effective Date (except for the representation and warranty set forth in Section 5.9 as to charges, accruals and reserves on the books of the Company and its Subsidiaries only and the representations and warranties set forth in Section 5.18, which representations and warranties shall be made at the date hereof).

4.2.                            Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in the Existing Note Purchase Agreements required to be performed or complied with by it prior to or at the Effective Date.  Immediately after giving effect to the Restructuring Transaction, no Default or Event of Default shall have occurred and be continuing.

4.3.                            Certificates of Compliance.

(a)                                          Officer’s Certificates.                The Company shall have delivered to each Noteholder an Officer’s Certificate, dated the Effective Date, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

(b)                                          Secretary’s Certificates.               The Company and each Original Guarantor shall have delivered to each Noteholder copies, certified as at the Effective Date by a secretary, deputy or assistant secretary (or an equivalent Person under applicable law) of such Person as being true, complete and up-to-date and in full force and effect on the date of this Agreement and confirming the same have not been superseded, amended, or revoked and remain in full force and effect on the Effective Date: (i) of the constitutional documents of such Person, (ii) of the resolutions of the board of directors, and/or the shareholders and/or the supervisory board (as applicable) of such Person in each case authorizing the execution, delivery and performance of the Financing Documents to which such Person is a party and the terms and conditions thereof and authorizing a Person or Persons to sign each Financing Document and any documents to be delivered by such Person pursuant thereto, (iii) of a certificate setting out the names and signatures of the Persons authorized to sign, on behalf of such Person, each Financing Document to which such Person is or is to be a party and (iv) a certificate of an authorized signatory of the Company certifying solvency.

4.4.                            Opinions of Counsel.

Each Noteholder shall have received opinions, each in form, scope and substance reasonably satisfactory to it, dated the Effective Date:

(a)                               from Linklaters, English counsel for the Company and the Subsidiaries providing Subsidiary Guarantees, as to matters of English law;

(b)                               from Debevoise & Plimpton, U.S. counsel for the Company and the Subsidiaries providing Subsidiary Guarantees, as to matters of New York law;

(c)                                from Goulston & Storrs, U.S. counsel for the Subsidiaries providing Subsidiary Guarantees, as to matters of Delaware law;

(d)                               from Fraser Milner Casgrain LLP, Canadian counsel for the Subsidiaries providing Subsidiary Guarantees, as to matters of Canadian federal and provincial law;

(e)                                from Olsens, Guernsey counsel for the Subsidiaries providing Subsidiary Guarantees, as to matters of Guernsey law; and

(f)                                   from Bingham McCutchen LLP, the Noteholders’ special counsel, in connection with the Restructuring Transaction,

in each case, covering such matters incidental to the Restructuring Transaction as such Noteholder may reasonably request.  Each of the Company and the Subsidiaries providing Subsidiary Guarantees hereby instructs each of the counsel named in clauses (a), (b), (c) and (d) above to deliver an opinion in form, scope and substance satisfactory to each Noteholder on the Effective Date.

4.5.                            Subsidiary Guarantees.

Each Original Guarantor shall have executed and delivered a Subsidiary Guarantee substantially in the form, scope and substance of the guarantee agreement attached as Exhibit 4.5 (Parts A, B, C and D) with such modifications as may be necessary to reflect the Restructuring Transaction and any changes required or deemed advisable by local counsel.

4.6.                            Purchase Permitted by Applicable Law.

On the Effective Date, the Restructuring Transaction, on the terms and conditions hereby provided, shall (a) be permitted by the laws and regulations of each jurisdiction to which each Noteholder is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including without limitation Regulation T, U or X of the Board of Governors of the United States Federal Reserve System), and (c) not subject such Noteholder to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Noteholder, it shall have received an Officer’s Certificate of the Company or any Subsidiary certifying as to such matters of fact as any Noteholder may reasonably specify to enable it to establish compliance with this condition.

4.7.                            Prepayment of Notes.

(a) On or prior to the Effective Date, the Company will pay the sum of US$93,368,773 (the date on which such payment is made shall be hereinafter referred to as the “Project Schultz Prepayment Date”), to be allocated among the Noteholders pursuant to a letter agreement between the Company and the Noteholders dated on or prior to the Effective Date, to a prepayment of the principal amount of the Existing Notes then outstanding plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount as provided in Section 8.2 and

Section 8.3 of the Existing Note Purchase Agreements respectively, together with accrued interest on such amount of prepaid principal to the date of such prepayment to be paid by the Company to the Noteholders from the Company’s cash resources.

(b) Each Noteholder shall have received an executed copy of the letter agreement referred to in Section 4.7(a) in form and substance satisfactory to the Required Holders. The letter agreement shall specify with respect to each Noteholder in each case as at the Project Schultz Prepayment Date (i) its pro rata share of the prepayment referred to in Section 4.7(a), (ii) the applicable Make-Whole Amount payable to it determined for the prepayment date, and (iii) the amount of accrued interest on such amount of prepaid principal to the date of such prepayment and due to each such Noteholder.

1.15.                     Payment of Fees and Expenses.

Without limiting the provisions of Section 15.1, on or before the Effective Date the Company shall have:

(a)                               paid in full an amendment fee in cash by wire transfer of immediately available funds in US Dollars to each Noteholder of 0.50% of the aggregate outstanding principal amount of the Existing Notes held by such Noteholder after the prepayment of the Existing Notes pursuant to Section 4.7(a) of this Agreement, to be allocated to each holder of the Existing Notes on a pro rata basis, based on the aggregate principal amount of Notes specified below such Noteholder’s name in Schedule A;

(b)                               paid all invoiced fees, charges and disbursements of Bingham McCutchen LLP, the Noteholders’ special counsel;

(c)                            paid all invoiced fees, charges and disbursements of PricewaterhouseCoopers, the Noteholders’ reporting accountants; and

(d)                               reimbursed each of the Noteholders for the out-of-pocket expenses of their respective employees incurred in connection with the negotiation of the Restructuring Transaction as evidenced by receipts and other documentation delivered to the Company prior to the Effective Date.

4.9.                            Bank Facility Agreement.

The amendments to the Bank Facility Agreement shall have been executed and delivered by all parties thereto, all the conditions precedent to the effectiveness thereof shall have been either satisfied or permanently waived by the parties thereto (except for the condition precedent thereunder requiring the conditions precedent to this Agreement being satisfied) and such amendments shall be in full force and effect simultaneously with the Effective Date.  The Bank Facility Agreement and all documents and instruments executed and delivered in connection therewith shall be in accordance with the terms set out in the Banks’ term sheet attached as Exhibit 4.9 hereto and otherwise in form and substance satisfactory to the Required Holders.  Each Noteholder or its special counsel shall have received a conformed or certified copy of a fully executed counterpart of the Bank Facility Agreement as amended and each other agreement and instrument delivered in connection therewith (including, without limitation, all fee letters), certified as true and correct by a Responsible Officer as well as confirmed by such Responsible Officer as having become wholly unconditional in accordance with its terms subject to the occurrence of the Effective Date.

4.10.                     Project Schultz.

The Project Schultz Transaction shall have been duly consummated on or prior to the Effective Date in accordance with the terms of the Project Schultz Documentation.  Each Noteholder or their special counsel shall have received (a) copies of fully executed counterparts of the Project Schultz Documentation and each other agreement and instrument delivered in connection therewith, certified as true and correct by a Responsible Officer, (b) confirmation from the Company that the requisite majority of its shareholders have approved the Project Schultz

Transaction, and (c) confirmation that the Project Schultz Transaction has become wholly unconditional in accordance with the terms of the Project Schultz Documentation.

4.11.                     Accountants’ Report.

Each Noteholder shall have received a report from PricewaterhouseCoopers addressed (among others) to the Noteholders relating to their review as specified in their engagement letter dated January 30, 2003 in form and substance satisfactory to the Required Holders.

4.12.                     Accountants’ Engagement.

Each Noteholder shall have received an executed copy of an engagement letter between PricewaterhouseCoopers and the Company in form and substance satisfactory to the Required Holders in connection with their engagement to review and provide the Noteholders with a summary of certain financial information.

4.13.                     Consents, Authorizations, Licenses and Approvals.

The Company shall have delivered to each Noteholder either:

(a)                               a copy, certified as a true copy by a Senior Financial Officer, of all consents, authorizations, licenses and approvals required by the Company and each Original Guarantor to authorize, or required by the Company and each Original Guarantor in connection with, the execution, delivery, validity, enforceability and admissibility in evidence of the Financing Documents and the performance by the Company and each Original Guarantor of its respective obligations under the Financing Documents; or

(b)                               a certificate signed by a Senior Financial Officer that no such consent, authorization, license or approval referred to in clause (a) above is required by the Company or any Original Guarantor.

4.14.                     Miscellaneous.

The Company shall have delivered to each Noteholder:

(a) a copy of the disclosure letter provided to the Banks pursuant to paragraph 15 of Schedule 1 to the supplemental agreement dated March 11, 2003 to the Bank Facility Agreement; and

(b) a copy of the form of the quarterly report to be delivered under Section 7.1(A)(d) or Section 7.1(B)(c), as the case may be.

4.15.                     Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incidental to such transactions (other than those relating to the Project Schultz Transaction) shall be satisfactory to the Noteholders and their special counsel, and the Noteholders and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as the Noteholders or their special counsel may reasonably request.

5.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Noteholder that as of the date hereof and as of the Effective Date (except for the representation and warranty set forth in Section 5.9 as to charges, accruals and reserves on the books of the Company and its Subsidiaries only and the representations and warranties set forth in Section 5.18, which representations and warranties shall be made at the date hereof that):

5.1.                            Organization; Power and Authority.

The Company is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and (to the extent such concept is recognized in such jurisdiction) in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and (to the extent such concept is recognized in such jurisdictions) is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents, and to perform the provisions hereof and thereof.

5.2.                            Authorization, etc.

Each of this Agreement and the Notes, in the case of the Company, and the Subsidiary Guarantee to which it is a party, in the case of each Original Guarantor, has been duly authorized by all necessary corporate action on the part of such Person and constitutes a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganizations, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.                            Disclosure, etc.

(a) Disclosure. The Company has delivered to each Noteholder the Information Pack, relating to the transactions contemplated hereby.  Except as disclosed in Schedule 5.3, the Financing Documents, the Information Pack, the documents, certificates or other writings delivered to the Noteholders by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in

Schedule 5.5, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made or which, if disclosed, could reasonably be expected to adversely affect the decision of a Person considering whether to enter into this Agreement.  Except as disclosed in the Information Pack or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 2001, there has been no change in the financial condition, operations, business or properties of the Company and its Subsidiaries, taken as a whole, except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Information Pack or in the other documents, certificates and other writings delivered to the Noteholders by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

(b) Projections.          All information provided by the Company to each Noteholder that constitutes forecasts or projections relating to the Company and its Subsidiaries (including without limitation, the forecasts and projections contained in the Information Pack), were arrived at after careful consideration and, in view of the circumstances existing at the time such forecasts and projections were made, is based on information that the Company believed to be complete and accurate at the time of the preparation thereof and at the time that such forecasts and projections were supplied and, to the knowledge of the Company, does not contain any untrue statement of a material fact or omit to state any fact necessary to make such forecasts and projections not materially misleading in light of the circumstances under which such forecasts and projections were prepared (although no representation or warranty is hereby made that such condition or performance will actually be achieved).  All material assumptions and estimates upon which any such forecasts or projections have been based are reasonable in view of the circumstances existing at the time such assumptions and estimates were made, and since such time, to the knowledge of the Company, there has been no change in such circumstances, or change in such assumptions and estimates upon which such forecasts and projections were based, which would materially adversely affect such forecasts or projections.

5.4.                            Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) a group structure chart complete and correct in all material respects and as previously provided to PricewaterhouseCoopers together with complete and correct lists of:

(i)                                  each of the Subsidiaries of the Company that, as at December 31, 2002, principally affects the financial statements of the Group (as set forth in the financial statements of the Group dated such date) showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of each class of its common equity securities (and securities convertible into or exchangeable for such common equity securities) owned by the Company directly or indirectly;

(ii)                              the Material Subsidiaries of the Company, (A) showing, as to each such Material Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of each class of its common equity securities (and securities convertible into or exchangeable for such common equity securities) owned by the Company and each Subsidiary, (B) listing such Material Subsidiaries in descending order of their contribution to Consolidated EBIT (and, where the Consolidated EBIT for two or more Material Subsidiaries is the same, in descending order of their contribution to Consolidated Total Assets) for the Accounting Period ending on December 31, 2002, (C) stating that, as of the end of the

Accounting Period ending on December 31, 2002, the aggregate of the EBIT and Total Assets of all such Material Subsidiaries plus the EBIT and Total Assets of the Company accounts for at least 80% of Consolidated EBIT and 80% of Consolidated Total Assets for, and as at the end of, such Accounting Period, respectively, and (D) setting out the proportion which the aggregate EBIT and Total Assets of the Company and all such Material Subsidiaries bears to the Consolidated EBIT and Consolidated Total Assets as at the end of the Accounting Period ending on December 31, 2002;

(iii)                          the Affiliates (other than Subsidiaries) of the Company; and

(iv)                            the directors of the Company.

(b) All of the outstanding share capital and shares of other common equity securities (and securities convertible into or exchangeable for such common equity securities) of each Material Subsidiary shown in Schedule 5.4 as being owned by the Company or a Subsidiary have been validly issued, and, in the case of Subsidiaries organized under the laws of the United States or any state thereof, are fully paid and nonassessable and are owned by the Company or a Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.13).

(c) Each Material Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and (to the extent such concept is recognized in such jurisdiction) in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and (to the extent such concept is recognized in such jurisdictions) is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Material Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact as described in the Information Pack.

(d) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any Subsidiary that owns outstanding share capital or shares of other common equity interests of such Subsidiary (except, in the case of any Subsidiary that is not a Material Subsidiary, where such restriction or agreement could not reasonably be expected to have a Material Adverse Effect).

5.5.                            Financial Statements.

The Company has delivered to each Noteholder copies of the consolidated financial statements of the Group listed on Schedule 5.5.  The financial statements dated as of December 31, 2001 (including in each case the related schedules and notes) have been prepared in accordance with UK GAAP as at December 31, 2001 consistently applied throughout the periods involved, except as set forth in the notes thereto, and present a true and fair view of the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as of the respective dates and for the respective periods specified in such Schedule 5.5.  The other financial statements listed in Schedule 5.5 have been prepared in accordance with UK GAAP consistently applied throughout the periods involved and using accounting policies consistent with those used by the Company and the Subsidiaries in their most recent audited accounts, except where any changes, and the reasons therefor, have been disclosed in such financial statements.  In the case of each Guarantor which produces audited accounts, its audited accounts dated as of December 31, 2001 (including in each case the related schedules and notes) have been prepared in accordance with UK GAAP as at December 31, 2001 consistently applied throughout the periods involved, except as set forth in the notes thereto, and present a true and fair view of the financial position and results of operations and cash flows of such Guarantor as of the date to which they were drawn up.  In the case of a Guarantor which does not produce audited accounts, the accounts of such Guarantor dated as of December 31, 2001 (including in each case the related schedules and notes) have been prepared in accordance with accounting principles required in order to consolidate the accounts of that Guarantor into the consolidated accounts of the Company.  As at the Effective Date, there has been no material adverse change in the consolidated financial condition of the Company and its Subsidiaries taken as a whole since December 31, 2001.

5.6.                            Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of the Financing Documents to which it is a party will not:

(a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, memorandum or articles of association, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected;

(b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary; or

(c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7.                            Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the Restructuring Transaction or in connection with the execution, delivery, or performance by the Company or any Guarantor, or the enforceability against the Company or any such Guarantor, of the Financing Documents to which the Company or such Guarantor is a party, or in connection with the validity of such Financing Documents.

5.8.                            Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as disclosed on Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.                            Taxes.

The Company and the Subsidiaries have filed all income and other Material tax returns that are required to have been filed by such companies in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material, or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or such Subsidiary, as the case may be, has established adequate reserves or provisions in accordance with, and to the extent required by, Applicable GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries as at the date hereof in respect of taxes for all completed financial periods are adequate under UK GAAP.  The United Kingdom income tax liabilities of the Company and its Subsidiaries have been finally determined by the United Kingdom Inland Revenue and paid for all tax years up to and including the tax year ending December 31, 1998.

5.10.                     Title to Property; Leases.

Each of the Company and its Subsidiaries has good and sufficient title to their respective properties that, individually or in the aggregate, are Material including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that, individually or in the aggregate, are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.                     Licenses, Permits, etc.

(a) The Company and the Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks,

trademarks and trade names, or rights thereto, that, individually or in the aggregate, are Material, without known conflict with the rights of others.

(b) To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any Material respect on any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12.                     Compliance with ERISA.

(a) To the extent that the Company, or the ERISA Affiliates have established US Plans, the Company, and the ERISA Affiliates have operated and administered each US Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the US Tax Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the US Tax Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the US Plans (other than US Multiemployer Plans), determined as of the end of such US Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such US Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such US Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(c) The Company and the ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of US Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended financial year in accordance with United States of America Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the US Tax Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of the Existing Note Purchase Agreements and of this Agreement, the issuance and sale of the Existing Notes on November 23, 1999 and the amendment and restatement of the Existing Notes pursuant to this Agreement did not and does not involve any transaction that is or was subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the US Tax Code.  The representation by the Company in the immediately preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Noteholder in Section 6.2 as to the sources of the funds used to pay the purchase price of the Existing Notes purchased by such Noteholder.

(f) All Non-US Pension Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto except for such failures to comply, in the aggregate for all such failures, that could not reasonably be expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable Non-US Pension Plan documents or applicable laws have been paid or accrued as required, except for premiums, contributions and amounts that, in the aggregate for all such obligations, could not reasonably be expected to have a Material Adverse Effect.

(g) The Company and the ERISA Affiliates are not under an obligation to furnish a report to the Noteholders in accordance with Section 9.10 as a result of any event or condition that has occurred or exists.

5.13.                     Existing Financial Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.13 sets forth a complete and correct list of each item of outstanding Financial Indebtedness of the Company and its Subsidiaries as of December 31, 2002 (which list specifies, as to each such item of Financial Indebtedness, the collateral, if any, securing such Financial Indebtedness), since which date there has been no (i) material increase in the interest rates of such Financial Indebtedness, other than in accordance with the terms thereof in effect as of December 31, 2002, (ii) increase in sinking funds of such Financial Indebtedness, other than in accordance with the terms thereof in effect as of December 31, 2002, (iii) increase in instalment payments or reduction of maturities of such Financial Indebtedness (other than in connection with a prepayment thereof as permitted by the terms and provisions of the agreements and instruments governing such Financial Indebtedness as in effect from time to time), or (iv) increase in amounts of such Financial Indebtedness that otherwise would not be permitted under Section 10.6 and Section 10.7.  Neither the Company nor any Subsidiary is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any such Financial Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any such Financial Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Financial Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment (other than mandatory prepayments or repurchases of Financial Indebtedness resulting from, or arising in connection with, transactions that would be permitted by Section 10.2 and Section 10.4).

(b) Except as disclosed in Schedule 5.13, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

5.14.                     Foreign Assets Control Regulations, etc.

(a) Neither the sale of the Existing Notes by the Company, its use of the proceeds thereof, and the execution, delivery and performance of the Existing Note Purchase Agreements violated, nor will the execution, delivery and performance of this Agreement by the Company nor the amendment and restatement of the Existing Notes pursuant to this Agreement violate, the Trading with the Enemy Act of the United States of America, as amended, or any of the foreign assets control regulations of the Treasury Department of the United States of America (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary is a Person or entity described by Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, Exec.  Order No. 13,224 66 Fed. Reg. 47,079 (2001), and neither the Company nor any

Subsidiary is knowingly engaged in any dealings or transactions, or is otherwise associated with any such Persons or entities in violation of such Executive Order.

5.15.                     Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940 of the United States of America, as amended, the Public Utility Holding Company Act of 1935 of the United States of America, as amended, or the Federal Power Act of the United States of America, as amended.

5.16.                     Environmental Matters.

(a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any applicable Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of applicable Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any applicable Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d) All buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Pari Passu Ranking.

The Company’s obligations under the Financing Documents rank at least pari passu, without preference or priority, with all of its other outstanding obligations in respect of its senior, unsecured and unsubordinated Financial Indebtedness, except for those obligations that are mandatorily preferred by law and not by reason of contract.

5.18.                     Withholding Taxes.

Assuming that (a) each Noteholder is and will be a resident of the United States of America for the purposes of the Double Taxation Convention between the United States of America and the United Kingdom, dated 31st December, 1975 as may from time to time be amended, re-enacted or replaced (the “US/UK Tax Treaty”), (b) the income each Noteholder receives under the Notes is not and will not be attributable to a business carried on through a permanent establishment, or to the performance of personal services through a fixed base, in the United Kingdom, (c) the income each Noteholder receives under the Notes is and will be subject to United States taxation, (d) less than 25% of such Noteholder’s capital is and will be owned directly or indirectly by one or more Persons who are not individual residents and not nationals of the United States of America, (e) each Noteholder submits a validly completed and duly executed United Kingdom Inland Revenue Form FD 13 to the IRS, and (f) the IRS certifies on such Form FD 13 that each Noteholder is a corporation that has filed a United States Corporation Income Tax Return as a domestic corporation for its most recently ended tax year for which such return is required to be filed (giving effect to any applicable extension) and such certified Form FD 13 is received from the IRS by the Inland Revenue and the Inland Revenue certifies to the Company such Noteholder’s entitlement to the benefit of the US / UK Tax Treaty prior to the first interest payment date under the Notes, the Company will not be required to make any deduction or withholding from any interest payment it may make to each Noteholder under this Agreement or the Notes under the laws of the United Kingdom or any jurisdiction or territory thereof as in effect on the date hereof.

5.19.                     Solvency.

The fair value of the businesses and assets of the Company and each Guarantor will be in excess of the amount that will be required to pay the total liabilities of the Company or such Guarantor (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case after giving effect to the transactions contemplated by this Agreement and the other Financing Documents and the use of proceeds therefrom.  The Company and each Guarantor, after giving effect to the transactions contemplated by this Agreement and the other Financing Documents and the use of the proceeds therefrom, will not be:

(a) “insolvent” (as such term is defined in the US Bankruptcy Code);

(b) unable to pay its debts (within the meaning of Section 123(1)(a) or (e) or Section 123(2) of the Insolvency Act); or

(c) engaged in any business or transaction, or about to engage in any business or transaction, for which the Company or such Guarantor has an unreasonably small capital.

Neither the Company nor any Guarantor has any intent to (i) hinder, delay or defraud any entity to which it is, or will become, on or after the date hereof, indebted, or (ii) incur debts that would be beyond its ability to pay as they mature.

5.20.                     No Event of Default.

Without prejudice to Section 1.6 hereof, on Default or Event of Default (as each such term is defined in the Existing Note Purchase Agreements) and no Default or Event of Default (as each such term is defined in this Agreement) has occurred and is continuing.

6.                                      REPRESENTATIONS OF THE NOTEHOLDERS.

Each Noteholder represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) used by it to acquire the Existing Notes:

(a) the Source was an “insurance company general account” as defined in United States Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (60 FR 35925, July 12, 1995) and in respect thereof represents as at November 23, 1999 that there was no “employee benefit plan” (as defined in Section 3(3) of ERISA and Section 4975(e)(1) of the US Tax Code, treating as a single plan all plans maintained by the same employer or employee organization or affiliate thereof) with respect to which the amount of the general account reserves and liabilities of all contracts held by or on behalf of such plan exceeded 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement then filed with its state of domicile; or

(b) if such Noteholder was an insurance company, the Source did not include assets allocated to any separate account maintained by it in which any employee benefit plan (or its related trust) had any interest, other than a separate account that was maintained solely in connection with its fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) were not affected in any manner by the investment performance of the separate account; or

(c) the Source was either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of PTE 91-38 (issued July 12, 1991) and, except as it had disclosed to the Company in writing, no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owned more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constituted assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that were included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceeded 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption were satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of “control” in section V(e) of the QPAM Exemption) owned a 5% or more interest in the Company or any Guarantor; and

(i)                                  the identity of such QPAM; and

(ii)                              the names of all employee benefit plans whose assets are included in such investment fund were disclosed to the Company in writing; or

(e) the Source was a governmental plan; or

(f) the Source was one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which had been identified to the Company in writing; or

(g) the Source did not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.                                     INFORMATION AS TO THE COMPANY.

7.1.                            Financial and Business Information.

(A)                              Financial and Business Information prior to the Normalization Date.  Prior to the Normalization Date, the Company shall deliver to each Noteholder:

(a) Semi-Annual Statements — as soon as practicable and in any event within 120 days after the end of the first six-month period of each financial year of the Company, two copies of:

(i)                                  an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such six-month period; and

(ii)                              an unaudited consolidated statement of cash flows and an unaudited consolidated profit and loss account of the Company and its Subsidiaries, for such six-month period,

setting forth in each case in comparative form the figures for the corresponding period in the previous financial year, all in reasonable detail, prepared in accordance with UK GAAP applicable to half-year financial statements generally, and accompanied by an independent chartered accountants’ report or, in the event that such report is not provided, an Officer’s Certificate, in each case to the effect that (A) such statements were prepared using accounting policies consistent with those used by the Company and its Subsidiaries in their most recent audited reports (except where any changes, and the reasons therefor, are disclosed in such financial statements), and (B) the independent chartered accountants or the Senior Officers giving the Officer’s Certificate (as the case may be) are not aware of any modifications that should be made to such half-year financial statements in order to make them not misleading in any material respect, provided that the Company shall be deemed to comply with the requirements of this Section 7.1(A)(a) by furnishing (within the time period specified above) copies of the Company’s unaudited published interim financial statements for such period as provided to the LSE so long as such statements contain substantially the same information as specified in sub-clause (i) and sub-clause (ii) above;

(b) Annual Statements — as soon as practicable:

(i)                                  and in any event within 145 days after the end of each financial year of the Company, two copies of:

(x)                                a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year;

(y)                                a consolidated statement of cash flows and a consolidated profit and loss account of the Company and its Subsidiaries, for such year; and

(ii)                              and in any event within 180 days after the end of each financial year of the Company, two copies of:

(x)                                in the case of any Guarantor where the jurisdiction in which that Guarantor is incorporated requires that Guarantor to produce annual audited accounts, the audited accounts of that Guarantor; or

(y)                                in any other case, the accounts of each Guarantor used by the auditors of the Company in preparing the audited consolidated accounts of the Company,

setting forth in the case of sub-clause (i)(x) and sub-clause (i)(y) above in comparative form the figures for the previous financial year, all in reasonable detail, prepared in accordance with UK GAAP, and accompanied by:

(A)                              an opinion thereon of independent chartered accountants of recognized international standing, which opinion shall state without Significant Qualification that such financial statements have been prepared in accordance with the Companies Act 1985 and give a true and fair view of the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows in all material respects, and that the examination of such auditors in connection with such financial statements has been made in accordance with generally accepted auditing standards in the United Kingdom, and that such audit was conducted so as to provide reasonable assurance that such financial statements are free from material misstatement; and

(B)                              a certificate of such auditors stating that (x) they have reviewed this Agreement and the certificate of Senior Officers of the Company delivered pursuant to Section 7.2 with respect to such financial year, and (y) that they concur with the calculations contained in such certificate;

and setting forth in the case of sub-clause (ii)(x) and sub-clause (ii)(y) above in comparative form the figures for the previous financial year, all in reasonable detail.

(c) Monthly Management Accounts and PricewaterhouseCooper’s summary and analysis — as soon as practicable and in any event within 21 days after the end of the month to which they relate, two copies of the consolidated monthly management accounts in respect of the Group, prepared in accordance with UK GAAP (consistently applied) applicable to management accounts generally and including (i) a consolidated balance sheet, (ii) a consolidated profit and loss account for the relevant month and (iii) a consolidated cashflow statement in the form agreed with the Noteholders provided that the Company shall concurrently deliver copies of all such monthly management accounts to PricewaterhouseCoopers in connection with their engagement to provide the Noteholders with a summary and analysis thereof on a quarterly basis pursuant to the terms of reference referred to in Section 4.12;

(d) Quarterly Management Accounts — as soon as practicable and in any event within 45 days after the quarter ending on March 31 and September 30 respectively, two copies of the consolidated quarterly management accounts in respect of the Group, prepared in accordance with UK GAAP (consistently applied) applicable to management accounts generally and including (i) a consolidated balance sheet, (ii) a consolidated profit and loss account for the relevant quarter and (iii) a consolidated cashflow statement in the form agreed with the Noteholders;

(e) Certain Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or circular sent by the Company to public securities holders generally, its shareholders (or any class thereof) or its creditors (or any class thereof), and (ii) each regular or periodic report, each circular, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company with the LSE or any other securities exchange or commission on which any of its public securities are listed or with which any of its public securities are registered, as the case may be, and of all press releases and other documents and written statements made available generally by the Company to the public concerning developments that are Material (except relating to product developments);

(f) Notice of Default or Event of Default — promptly, and in any event within five Business Days, after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any holder has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f) (unless the Company reasonably believes in good faith that there is no such default), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(g) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)                                  with respect to any US Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)                              the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any US Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a US Multiemployer Plan that such action has been taken by the PBGC with respect to such US Multiemployer Plan; or

(iii)                          any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV or ERISA or the penalty or excise tax provisions of the US Tax Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse

Effect;

(h) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statue or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(i) Litigation — to the extent not prohibited by applicable law or regulation, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which affect the Company or any of its Subsidiaries and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, as soon as practicable after the same shall be instituted or, to the knowledge of the Company, threatened;

(j) Information delivered to Other Parties — promptly upon the receipt or delivery thereof, a copy of all other financial statements or other information about the Company and its Subsidiaries (excluding drawdown notices and other routine communications and certificates of an administrative nature) sent or made available generally by the Company to its shareholders and institutional lenders (or any class of them (including, without limitation, any lenders under the Bank Facility, any Committed Medium-Term Financing or any Committed External Financing)), to the extent the information contained therein has not already been delivered to each holder of Notes;

(k) Rule 144A — promptly upon the request of any holder, information required to comply with 17 CFR §230.144A (Rule 144A under the Securities Act), as amended from time to time;

(l) Requested Information — with reasonable promptness and subject to Section 7.4, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes, or the ability of any Guarantor to perform its obligations under its Subsidiary Guarantee, as from time to time may be reasonably requested by any such holder of Notes (other than a Competing Person); and

(m)                     Conference Call — by way of a conference call conducted on a quarterly basis within seven days of receipt by the Noteholders of the Company’s annual statements, semi-annual statements or quarterly management accounts, as the case may be by the group finance director of the Company with the Noteholders and their special counsel, an update on the Group’s financial performance.

(B)                              Financial and Business Information on and after the Normalization Date.  On and after the Normalization Date, the Company shall deliver to each Noteholder:

(a)  Semi-Annual Statements. — as soon as practicable and in any event within 120 days after the end of the first six-month period of each financial year of the Company, two copies of:

(i)                                  an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such six-month period; and

(ii)                              an unaudited consolidated statement of cash flows and an unaudited consolidated profit and loss account of the Company and its Subsidiaries, for such six-month period,

setting forth in each case in comparative form the figures for the corresponding period in the previous financial year, all in reasonable detail, prepared in accordance with UK GAAP applicable to half-year financial statements generally, and accompanied by an independent chartered accountants’ report or, in the event that such report is not provided, an Officer’s Certificate, in each case to the effect that (A) such statements were prepared using accounting policies consistent with those used by the Company and its Subsidiaries in their most recent audited reports (except where any changes, and the reasons therefor, are disclosed in such financial statements), and (B) the independent chartered accountants or the Senior Officers giving the Officer’s Certificate (as the case may be) are not aware of any modifications that should be made to such half-year financial statements in order to make them not misleading in any material respect, provided that the Company shall be deemed to comply with the requirements of this Section 7.1(B)(a) by furnishing (within the time period specified above) copies of the Company’s unaudited published interim financial statements for such period as provided to the LSE so long as such statements contain substantially the same information as specified in sub-clause (i) and sub-clause (ii) above;

(b)  Annual Statements — as soon as practicable:

(i)                                  and in any event within 145 days after the end of each financial year of the Company, two copies of:

(x)                                a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year;

(y)                                a consolidated statement of cash flows and a consolidated profit and loss account of the Company and its Subsidiaries, for such year; and

(ii)                              and in any event within 180 days after the end of each financial year of the Company, two copies of:

(x)                                in the case of any Guarantor where the jurisdiction in which that Guarantor is incorporated requires that Guarantor to produce annual audited accounts, the audited accounts of that Guarantor; or

(y)                                in any other case, the accounts of each Guarantor used by the auditors of the Company in preparing the audited consolidated accounts of the Company,

setting forth in the case of sub-clause (i)(x) and sub-clause (i)(y) above in comparative form the figures for the previous financial year, all in reasonable detail, prepared in accordance with UK GAAP, and accompanied by:

(A)                              an opinion thereon of independent chartered accountants of recognized international standing, which opinion shall state without Significant Qualification that such financial statements have been prepared in accordance with the Companies Act 1985 and give a true and fair view of the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows in all material respects, and that the examination of such auditors in connection with such financial statements has been made in accordance with generally accepted auditing standards in the United Kingdom, and that such audit was conducted so as to provide reasonable assurance that such financial statements are free from material misstatement; and

(B)                              a certificate of such auditors stating that (x) they have reviewed this Agreement and the certificate of Senior Officers of the Company delivered pursuant to Section 7.2 with respect to such financial year, and (y) that they concur with the calculations contained in such certificate;

and setting forth in the case of sub-clause (ii)(x) and sub-clause (ii)(y) above in comparative form the figures for the previous financial year, all in reasonable detail.

(c)  Quarterly Management Accounts — as soon as practicable and in any event within 45 days after the quarter ending on March 31 and September 30, respectively, two copies of the consolidated quarterly management accounts in respect of the Group, prepared in accordance with UK GAAP (consistently applied) applicable to management accounts generally and including (i) a consolidated balance sheet, (ii) a consolidated profit and loss account for the relevant quarter, and (iii) a consolidated cashflow statement in the form agreed with the Noteholders;

(d)  Certain Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or circular sent by the Company to public securities holders generally, its shareholders (or any class thereof) or its creditors (or any class thereof), and (ii) each regular or periodic report, each circular, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company with the LSE or any other securities exchange or commission on which any of its public securities are listed or with which any of its public securities are registered, as the case may be, and of all press releases and other documents and written statements made available generally by the Company to the public concerning developments that are Material (except relating to product developments);

(e)  Notice of Default or Event of Default — promptly, and in any event within five Business Days, after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any holder has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f) (unless the Company reasonably believes in good faith that there is no such default), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(f)  ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)                                  with respect to any US Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)                              the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of,  proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any US Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a US Multiemployer Plan that such action has been taken by the PBGC with respect to such US Multiemployer Plan; or

(iii)                          any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the US Tax Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title 1 or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(g)  Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(h)  Litigation — to the extent not prohibited by applicable law or regulation, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, which affect the Company or any of its Subsidiaries and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, as soon as practicable after the same shall be instituted or, to the knowledge of the

Company, threatened;

(i)  Information delivered to Other Parties — promptly upon the receipt or delivery thereof, a copy of all other financial statements or other information about the Company and its Subsidiaries (excluding drawdown notices and other routine communications and certificates of an administrative nature) sent or made available generally by the Company to its shareholders and institutional lenders (or any class of them (including, without limitation, any tenders under the Bank Facility or any Committed Medium-Term Financing or any Committed External Financing)), to the extent the information contained therein has not already been delivered to each holder of Notes;

(j)  Rule 144A — promptly upon the request of any holder, information required to comply with 17 CFR §230.144A (Rule 144A under the Securities Act), as amended from time to time; and

(k)  Requested Information — with reasonable promptness and subject to section 7.4, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes, or the ability of any Guarantor to perform its obligations under its Subsidiary Guarantee, as from time to time may be reasonably requested by any such holder of Notes (other than a Competing Person).

7.2.                            Officer’s Certificates, etc.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(A)(a), Section 7.1(A)(b), Section 7.1(A)(d), Section 7.1(B)(a), Section 7.1(B)(b), or Section 7.1(B)(c) hereof shall be accompanied by a certificate of Senior Officers of the Company:

(a)  setting forth the information (including detailed calculations)

required in order to establish whether the Company was in compliance with the requirements of Section 10.3 to Section 10.7 hereof, inclusive, during the quarterly, six-month or annual period, as appropriate, covered by the statements then being furnished pursuant to Section 7.1(A) or Section 7.1(B) (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio, or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence) (for the avoidance of doubt, such information relating to compliance with Section 10.4(c)(iii) need only contain a calculation of the amount of Asset Dispositions that would have been permitted during such period together with a statement that actual Asset Dispositions for such period did not exceed such permitted amount, and, if applicable, details as to any Debt Prepayment Application or Property Reinvestment Application);

(b)  setting forth that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and the Subsidiaries from the beginning of the quarterly, six-month or annual period, as appropriate, covered by the statements then being furnished pursuant to Section 7.1(A) or Section 7.1(B) to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c) (i)  designating the Subsidiaries which are to be Material Subsidiaries from the date of such certificate to the date of the next such certificate, (ii) listing such Material Subsidiaries in descending order of their contribution to Consolidated EBIT (and, where the Consolidated EBIT for two or more Material Subsidiaries is the same, in descending order of their contribution to Consolidated Total Assets) for the most recently ended Accounting Period, (iii) stating that, as at the end of the most recent Accounting Period, the aggregate of the EBIT and Total Assets of all such Material Subsidiaries plus the EBIT and Total Assets of the Company accounts for at least 80% of Consolidated EBIT and 80% of Consolidated Total Assets, respectively, and (iv) setting out the proportion which the aggregate EBIT and Total Assets of the Company and all such Material Subsidiaries bears to the Consolidated EBIT and Consolidated Total Assets as at the end of the most recently ended Accounting Period (it being understood that, in making such designation, the Company shall procure that the list of Material Subsidiaries shall be such that the aggregate of the EBIT and Total Assets of each Material Subsidiary plus the EBIT and Total Assets of the Company for, and as at the end of, the most recently ended Accounting Period accounts for at least 80% of the Consolidated EBIT and 80% of the Consolidated Total Assets for, and as at the end of, such Accounting Period).

7.3.                            Inspection.

Subject to Section 7.4, the Company shall permit each Noteholder and any other holder of Notes that is an Institutional Investor (other than a Competing Person) and each Noteholder’s or such other holder’s agents or representatives, upon reasonable prior notice and during normal business hours:

(a)  No Default — if no Default or Event of Default then exists, at the expense of such holder, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and the Material Subsidiaries with the officers and executive directors of the Company, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent chartered accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and any Subsidiary all as often as may be reasonably requested; and

(b)  Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the

Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, executive directors and independent chartered accountants (and by this provision the Company authorizes said chartered accountants to discuss the affairs, finances and accounts of the Company and the Subsidiaries).

7.4.                            Limitation on Disclosure.

Neither the Company nor any of its Subsidiaries shall be required to disclose any materials or information pursuant to Section 7.1(A)((l), Section 7.1(B)(k) or Section 7.3 if the disclosure of such materials or information (a) based upon written advice of counsel to the Company (addressed to the holders of the Notes at the Company’s expense), would be prohibited by law or by order or decree of any Governmental Authority, court or arbitral body or by the terms of an obligation of confidentiality comprised in any agreement binding on the Company or any of its Subsidiaries (so long as such agreement is generally applicable to all institutions lending to the Company or such Subsidiary and has not been entered into in contemplation of this Section 7.4 and provided that the Company shall make a good faith attempt to obtain promptly a waiver of such confidentiality obligations to permit such disclosures to the holders), or (b) as advised by a responsible official of the LSE or any other exchange on which the Company or any Subsidiary has listed securities, would require the Company or any of its Subsidiaries to make public disclosure of such information to comply with any of its continuing obligations under the rules of such exchange provided that the Company shall have disclosed the nature of this Agreement, the Notes and the obligations of the Company in respect thereto to such exchange and the Company shall, if so requested by a holder of a Note, submit to such exchange such factual submissions and other representations as such holder of a Note may request in order to obtain confirmation from responsible officials of such exchange that the disclosure of such information would require public disclosure or is otherwise prohibited by the requirements of such exchange unless such information is publicly disclosed (provided that, notwithstanding the foregoing, where the examination or inspection of such materials or information is being requested at any time when a Default or an Event of Default then exists, (i) the Company shall be obligated to disclose to the holders any such information the disclosure of which would give rise to a disclosure obligation under the rules or regulations of such exchange even if such disclosure would require the Company or any Subsidiary to make public disclosure thereof to comply with such rules and regulations, and (ii) in any case where such disclosure is prohibited by law or by order or decree or by any agreement of confidentiality as described in clause (a) above, the Company will use its best efforts to have such prohibition removed or waived so as to permit the disclosure of such materials or information to the holders of the Notes).  Notwithstanding anything herein to the contrary, the Company shall be required to disclose, and shall procure that its Subsidiaries shall disclose, all information (including, without limitation, the information described in this Section 7.4) to the Noteholders that has been disclosed or otherwise provided (in any manner whatsoever) directly or indirectly to any lender under the Bank Facility Agreement, any Committed Medium-Term Financing and/or a Committed External Financing.

8.                                      PAYMENTS.

8.1.                            Maturity Dates.

Except for any prepayment made pursuant to other Sections of this Agreement, the entire principal amount of each Series of the Notes shall be due and payable on the maturity date thereof.

8.2.                            Interest.

(a) The Company shall pay interest on the Notes computed on the basis of a 360-day year of twelve 30-day months, and such interest shall accrue, at the respective rates provided for below, on the unpaid principal balance of the Notes, payable semi-annually on November 23 and May 23 in each year, until such principal shall have become due and payable:

(i)                                  with respect to the Series A Notes (A) prior to the Effective Date, at the rate of 7.94% per annum, (B) on and after the Effective Date but prior to and including the Normalization Date, at the rate of 9.19% per annum, and (C) after the Normalization Date, at the rate of 8.94% per annum;

(ii)                              with respect to the Series B Notes (A) prior to the Effective Date, at the rate of 8.06% per annum, (B) on and after the Effective Date but prior to and including the Normalization Date, at the rate of 9.31% per annum, and (C) after the Normalization Date, at the rate of 9.06% per annum;

(iii)                          with respect to the Series C Notes (A) prior to the Effective Date, at the rate of 8.16% per annum, (B) on and after the Effective Date but prior to and including the Normalization Date, at the rate of 9.41% per annum, and (C) after the Normalization Date, at the rate of 9.16% per annum; and

(iv)                            with respect to the Series D Notes (A) prior to the Effective Date, at the rate of 8.75% per annum, (B) on and after the Effective Date but prior to and including the Normalization Date, at the rate of 10.00% per annum, and (C) after the Normalization Date, at the rate of 9.75% per annum.

(b) The Company shall pay interest on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount computed on the basis of a 360-day year of twelve 30-day months, and such interest shall accrue, at the respective rates provided for below, payable semi-annually on November 23 and May 23 in each year (or, at the option of any Noteholder, on demand):

(i)                                  with respect to the Series A Notes (A) prior to the Effective

Date, at the rate equal to the greater of (1) 9.94% per annum and (2) 2.00% per annum above the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate, (B) on and after the Effective Date but prior to and including the Normalization Date, at the rate equal to the greater of (1) 11.19% per annum and (2) 2.00% per annum above the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate and (C) after the Normalization Date, at the rate equal to the greater of (1) 10.94% per annum and (2) 2.00% per annum above the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate;

(ii)          with respect to the Series B Notes (A) prior to the Effective Date, at the rate equal to the greater of (1) 10.06% per annum and (2) 2.00% per annum above the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate, (B) on and after the Effective Date but prior to and including the Normalization Date, at the rate equal to the greater of (1) 11.31% per annum and (2) 2.00% per annum above the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate, and (C) after the Normalization Date, at the rate equal to the greater of (1) 11.06% per annum and (2) 2.00% per annum above the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate;

(iii)         with respect to the Series C Notes (A) prior to the Effective Date, at the rate equal to the greater of (1) 10.16% per annum and (2) 2.00% per annum above the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate, (B) on and after the Effective Date but prior to and including the Normalization Date, at the rate equal to the greater of (1) 11.41% per annum and (2) 2.00% per annum above the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate and (C) after the Normalization Date, at the rate equal to the greater of (1) 11.16% per annum and (2) 2.00% per annum above the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate;

(iv)         with respect to the Series D Notes (A) prior to the Effective Date, at the rate equal to the greater of (1) 10.75% per annum and (2) 2.00% per annum above the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate, (B) on and after the Effective Date but prior to and including the Normalization Date, at the rate equal to the greater of (1) 12.00% per annum and (2) 2.00% per annum above the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate and (C) after the Normalization Date, at the rate equal to the greater of (1) 11.75% per annum and (2) 2.00% per annum above the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate.

8.3.                            Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.3 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment . Each such notice shall specify such prepayment date, the aggregate principal amount of the Notes and of each Series of Notes to be prepaid on such date, the principal amount and Series of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of Senior Officers of the Company as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Three Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of Senior Officers of the Company specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.4.                            Allocation of Partial Optional Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 4.7(a) or Section 8.3, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding (without regard to Series) in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not therefore called for prepayment.

8.5.                            Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to Section 4.7(a), Section 8.3, Section 8.7 or Section 8.8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount or Modified Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount or Modified Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any note paid or prepaid in full pursuant to Section 8.3 shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.                            Purchase of Notes.

The Company will not, nor will it permit any Subsidiary or other Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.  The Company will promptly cancel all Notes acquired by it, any Subsidiary or any other Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.                            Optional prepayment of Notes for Tax Reasons.

If a Special Tax Event occurs and, by reason thereof, the Company would, on the occasion of any interest payment in respect of the Notes, become obligated to make Additional Payments in respect of such payment of interest to one or more holders of Notes, the Company may give the holders of all Notes in respect of which such Additional Payments are to be made (such holders being referred to as the “Affected Holders”) irrevocable written notice (a “Tax Prepayment Notice”) of the prepayment of all (but not less than all) of the Notes of all Affected Holders not less than 30 nor more than 60 days prior to the prepayment date specified in such notice, provided that the prepayment date is less than 18 months after the occurrence of such Special Tax Event, and provided further that the Company will not give any Tax Prepayment Notice pursuant to this Section 8.7 unless the aggregate of all Additional Payments then payable on all Notes in respect of interest payments due within six months after such Tax Prepayment Notice is equal to or exceeds 5% of the aggregate amount of such interest payments on all Notes of all Affected Holders during such period.  Each Tax Prepayment Notice shall specify the prepayment date and the circumstances giving rise to the Company’s obligation to make Additional Payments and the amount thereof and stating that the Notes of all Affected Holders shall be prepaid on that date at the principal amount so to be prepaid, together with accrued interest thereon to the date fixed for such prepayment, plus the Modified Make-Whole Amount for each such Note, unless, in the case of any Affected Holder, such Affected Holder shall, by written notice given to the Company no more than 20 days after receipt of the

Tax Prepayment Notice, reject such prepayment (a “Rejection Notice”).

The form of Rejection Notice shall accompany the Tax Prepayment Notice and shall state that execution and delivery thereof shall (a) terminate the Company’s right to prepay such Affected Holder’s Notes by reason of the Tax Prepayment Notice, and (b) operate as a permanent waiver of such Affected Holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Affected Holder’s Notes (but not such Affected Holder’s right to receive any Additional Payments which arise out of payments made prior to the date of such proposed prepayment or by reason of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payments described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Notes, and, upon request of the Company and at its expense, such Affected Holder shall present each of its Notes to the Company for the purpose of making a notation of such waiver thereon.  The Tax Prepayment Notice having been given as aforesaid to each Affected Holder, the principal amount of all Notes specified therein, together with accrued interest thereon to the date of such prepayment, plus such Modified Make-Whole Amount, shall become due and payable on such prepayment date unless such Affected Holder shall timely give a Rejection Notice as aforesaid or unless a Default or Event of Default shall have occurred and be continuing on such prepayment date.  Three Business Days prior to such prepayment, the Company shall deliver to each Affected Holder a certificate of Senior Officers of the Company specifying the calculation of such Modified Make-Whole Amount as of such specified prepayment date.  The provisions of this Section 8.7 shall not be applicable (i) if the payment of the Additional Payments arises under circumstances where the Taxing Jurisdiction under Section 22.1 is not the United Kingdom and (ii) (A) if the obligation to pay Additional Payments arises by reason of a merger of the Company permitted by Section 10.2 or other analogous permitted transactions referred to in such Section or (B) where the obligation to pay Additional Payments would not have arisen had the Company made such payments through the United Kingdom.

8.8.                            Change in Control.

Immediately after the occurrence of a Change in Control or a Control Event, the Company will give written notice thereof to the holders of all outstanding Notes, which notice shall:

(a) refer specifically to this Section 8.8;

(b) describe the Change in Control or Control Event in reasonable detail; and

(c) in the case that a Change in Control has occurred:

(i)                                  contain an offer to prepay all Notes at the price specified below on the date therein specified (the “Change in Control Prepayment Date”), which shall be a Business Day not less than 30 nor more than 45 days after the date of such notice;

(ii)                              specify the Response Date (as defined below) in respect thereof; and

(iii)                          indicate the Company’s estimate of the Make-Whole Amount with respect to such prepayment (calculated as if the date of such notice were the date of prepayment).

Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of any such offer described in clause (c) above by giving written notice (which shall be irrevocable) of such acceptance or rejection to the Company at least 10 days prior to the Change in Control Prepayment Date (the “Response Date”); provided, however, that the failure by the holder of a Note to respond to such offer in writing on or before the Response Date shall be deemed to be an acceptance of such offer in respect of such Change in Control.  Three Business Days prior to such payment, the Company shall deliver to each holder of Notes a certificate of Senior Officers of the Company specifying the calculation of such Make-Whole Amount as of the specified Change in Control Prepayment Date.  The Company shall prepay on the Change in Control Prepayment Date all of the Notes held by the holders as to which such offer has been so accepted, at the principal amount of such Note, together with interest accrued thereon to the Change in Control Prepayment Date, plus an amount equal to the Make-Whole Amount with respect to such Note.  If any holder shall reject such offer, such holder shall be deemed to have waived its rights under this Section 8.8 to require prepayment of all Notes held by such holder in respect of such Change in Control but not in respect of any subsequent Change in Control.

Notwithstanding anything to the contrary in this Section 8.8, to the extent that the Bank Facility, any Committed Medium-Term Financing or any Committed External Financing is cancelled and outstandings thereunder are declared to become due and payable thereunder or are required to be repaid in connection with a Control Event or a Change in Control (the “Bank Control Payment Date”) prior to the Change in Control Prepayment Date, irrespective of whether such Bank Control Payment Date is prior to the Response Date or prior to the date on which the Company gives notice of a Change of Control or a Control Event to the holders of all outstanding Notes, the Change in Control Payment Date shall be deemed to be such Bank Control Payment Date and the failure by any holder of a Note to respond to any offer (if any) to prepay on or before such date shall be deemed an acceptance of such offer in respect of such Change of Control or Control Event.

8.9.                            Make-Whole Amount; Modified Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note of any Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note of such Series over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note of any Series, the principal of such Note that is to be prepaid pursuant to Section 4.7(a),

Section 8.3, Section 8.7 or Section 8.8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note of any Series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Series of Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note of any Series, 0.50% over the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the third Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on the Bloomberg Financial Markets Commodities News (or such other display as may replace Page PX1 on the Bloomberg Financial Markets Commodities News) for “on-the-run” U.S.  Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the third Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for “on-the-run” U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice, and (ii) interpolating linearly between (x) the “on-the-run” U.S. Treasury security with the remaining life closest to and greater than the Remaining Average Life, and (y) the “on-the-run” U.S. Treasury security with the remaining life closest to and less than the Remaining Average Life.

“Remaining Average Life” means, with respect to any Called Principal of any Series of Notes, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (x) such Called Principal into (y) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note of any Series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes of such Series, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date Pursuant to Section 4.7(a), Section 8.3, Section 8.7, Section 8.8 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note of any Series, the date on which such Called Principal is to be prepaid pursuant to Section 4.7(a), Section 8.3, Section 8.7 or Section 8.8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

The term “Modified Make-Whole Amount” means, with respect to any Note of any Series, the Make-Whole Amount therefor calculated on the basis of a

“Reinvestment Yield” in which a spread of “0.75%” has been substituted for a spread of “0.50%”.

The Make-Whole Amount and Modified Make-Whole Amount shall be calculated for any prepayment or repayment of the Notes based on the interest rate, interest payment and maturity date as set forth in the Existing Notes and the Existing Note Purchase Agreements in each case as in effect immediately prior to the Effective Date.

The Company acknowledges, and the parties hereto agree, that the right of each holder to have maintained its investment in the Notes to the maturity date thereof free from prepayment by the Company is a valuable right and that the provision for the payment of a Make-Whole Amount and Modified Make-Whole Amount by the Company, in the event that the Notes are prepaid under the terms of this Agreement or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right in connection with the circumstances under which the transactions contemplated by this Agreement (including, without limitation, the Restructuring Transaction) have been agreed and under any circumstances arising out of an Event of Default.

9.                                      AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1.                            Compliance with Law.

The Company will and will cause each member of the Group to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain, maintain in effect and comply with all licenses, certificates, permits, franchises, consents and other governmental authorizations required under any such applicable law, ordinance, governmental rule or regulation or which is necessary to the operation and ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or the failure to obtain or maintain in effect such licenses, certificates, permits, franchises, consents and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company will promptly upon the request of any Noteholder provide such Noteholder with certified copies of all such material licenses, certificates, permits, franchises, consents and other governmental authorizations as may be required under any applicable law or regulation to enable the Company to perform its obligations under, or for the validity or enforceability of, any Financing Document.

9.2.                            Insurance.

The Company will and will cause each of the Material Subsidiaries to maintain, with financially sound and reputable insurers, such insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.                            Maintenance of Properties.

The Company will and will cause each of the Material Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Material Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.                            Payment of Taxes and Claims.

The Company will and will cause each of the Material Subsidiaries to file all income and other Material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Material Subsidiary, provided that neither the Company nor any Material Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Material Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Material Subsidiary has established adequate reserves or provisions therefor in accordance with, and to the extent required by, Applicable GAAP on the books of the Company or such Material Subsidiary, or (b) the nonpayment of all such taxes, assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5.                            Corporate Existence, etc.

Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Section 10.2 and Section 10.4, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Material Subsidiaries and all rights and franchises of the Company and its Material Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6.                            Pari Passu Ranking.

The obligations of the Company under the Notes and this Agreement, and the obligations of the Guarantors under the Subsidiary Guarantees, will at all times rank at least pari passu, without preference or priority, with all of such Person’s other outstanding obligations in respect of its senior, unsecured and unsubordinated Financial Indebtedness, present and future, except for those obligations that are mandatorily preferred by law and not by reason of contract.

9.7.                            Maintenance of Ownership of Guarantors.

The Company shall at all times own, directly or indirectly, at least 90% of the share capital and all other equity interests of each Guarantor.

9.8.                            Committed External Financing.

Until the Normalization Date, the Company shall have available, on or prior to June 30, 2004 and at all times thereafter, loan or other credit facilities (other than letter of credit or documentary credit facilities) pursuant to a written commitment by a bank or other financial institution in an aggregate amount of at least £60,000,000 for which the period until maturity or termination (or reduction below £60,000,000) of such commitment and the borrowings thereunder have, on June 30, 2004 and on each June 30 until the Normalization Date, at least 364 days remaining and which are not capable of being demanded or withdrawn at any time during such period (other than following an event of default thereunder) (such financing, the “Committed External Financing”).

9.9.                            Executive Order 13224 of September 23, 2001.

The Company will ensure that no member of the Group will become a Person or entity described by Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, Exec. Order No. 13224 66 Fed. Reg. 49,079 (2001), and neither the Company nor any Subsidiary will knowingly become engaged in any dealings or transactions, or be otherwise associated, with any such Persons or entities in violation of such Executive Order.

9.10.                     ERISA.

(a) As soon as possible, and in any event within 30 days, after any member of the Group knows or has reason to know that any of the events or conditions mentioned in clause (b) below have occurred or exist, where such event or condition has or is reasonably likely to have a Material Adverse Effect, it will furnish to the Noteholders a statement signed by a senior financial officer of the relevant company (being any officer of the relevant member of the Group, fulfilling any of the following roles: financial officer, group finance director, principal accounting officer, treasurer or head of corporate finance of the relevant member of the Group) (without personal liability) setting forth the nature of such event or condition and the action, if any, which the relevant company or an ERISA Affiliate proposes to take with respect thereto.

(b) The events or conditions mentioned in clause (a) above are:

(i)                                  any reportable event, as defined in Section 4043(c) of ERISA with respect to a US Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;

(ii)                              the failure to meet the minimum funding standards of Section 412 of the US Tax Code of Section 302 of ERISA with respect to a US Plan or any request for a waiver under Section 412(d) of the US Tax Code or Section 303 of ERISA, or for an extension under Section 412(e) of the US Tax Code or Section 304 of ERISA for any US Plan;

(iii)                          the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any US Plan;

(iv)                            the institution by PBGC of proceedings under Section 4042 of

ERISA for the termination of, or the appointment of a trustee to administer, any US Plan, or the receipt by any member of the Group or any ERISA Affiliate of a notice that such action has been taken by the PBGC with respect to a US Multiemployer Plan;

(v)                                the complete or partial withdrawal from a US Multiemployer Plan by any member of the Group or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA or the receipt by any member of the Group or any ERISA Affiliate of notice from a US Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(vi)                            the institution of a proceeding by a fiduciary of any US Multiemployer Plan against any member of the Group or any ERISA Affiliate to enforce Section 515 of ERISA, which proceedings are not dismissed within 30 days;

(vii)                        the adoption of an amendment to any US Plan pursuant to Section 307 of ERISA that requires the provision of security to such US Plan; or

(viii)                    the conditions for the imposition of a Lien under Section 302(f) of ERISA shall have been met with respect to any US Plan.

(c) The Company shall furnish to any Noteholder, promptly after the request of such Noteholder, copies of each Schedule B (actuarial information) to the annual report (Form 5500) filed with respect to each US Plan.

(d) Each member of the Group and its ERISA Affiliates shall be, and remain, in compliance in all material respects with all laws and regulations relating to each of its US Plans.

(e) Each member of the Group and its ERISA Affiliates shall ensure that no event or condition exists at any time in relation to a US Plan which is reasonably likely to result in the imposition of a Lien on any of its assets pursuant to Title I or IV or ERISA which would be reasonably likely to have a Material Adverse Effect.

9.11.                     Environmental Laws.

The Company shall, and shall procure that its Subsidiaries shall, comply with and carry out its business in accordance with all Environmental Laws necessary for the conduct of its business where any failure to comply or carry out its business in accordance with the Environmental Laws might have a Material Adverse Effect.

10.                               NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1.                     Transactions with Affiliates.

The Company will not, and will not permit any Subsidiary to, enter into, directly or indirectly, any Material transaction or Material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company, a Guarantor or a Wholly-Owned Subsidiary), except (a) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and (b) the Project Schultz Transaction.

10.2.                     Merger, Consolidation, etc.

The Company will not, and will not permit any Subsidiary to, consolidate,

merge or amalgamate with or into any other Person or convey, transfer or lease all or substantially all of its properties in a single transaction or series of transactions to any Person (except that a Subsidiary (other than a Guarantor) may (x) consolidate or amalgamate with or merge with, or convey, transfer or lease all or substantially all of its properties in a single transaction or series of transactions to, the Company or any other Subsidiary (including, without limitation, a Person which becomes a Subsidiary in connection with such transaction or series of transactions), so long as the Company shall have at least the same degree of Control with respect to the Subsidiary which survives such consolidation, amalgamation, or merger or the corporation that purchases, leases or otherwise acquires all or substantially all of the properties of such Subsidiary as it had with respect to the first Subsidiary, (y) convey, transfer or lease all or substantially all of its properties (or consolidate, merge or amalgamate with another Person if the sole purpose of such transaction is to effect the disposition, directly or indirectly, of such Subsidiary by the Company) in compliance with Section 10.4 or (z) reorganize on a solvent basis where all of the assets of such Subsidiary remain within the Group, so long as the Company shall have at least the same degree of Control with respect to the Subsidiaries which acquire all or substantially all of the properties of such Subsidiary as it had with respect to the first Subsidiary), provided that the foregoing restriction does not apply to the consolidation, merger or amalgamation of the Company or a Guarantor with, or the conveyance, transfer or lease of all or substantially all of the properties of the Company or a Guarantor in a single transaction or series of transactions to, any Person (a “Permitted Reorganization”) so long as:

(a) the successor formed by such consolidation or amalgamation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the properties of the Company or such Guarantor as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent corporation organized and existing under the laws of an Acceptable State;

(b) if the Company or such Guarantor is not the Successor Corporation, as the case may be, then the Successor Corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Company contained in this Agreement and the Notes, or, in the case of a Guarantor, contained in the applicable Subsidiary Guarantee (in each case pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and the Company or such Guarantor, as the case may be, shall have caused to be delivered to each holder of Notes:

(i)                                  an opinion of internationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(ii)                              an opinion of independent counsel in the jurisdiction of organization of such Successor Corporation reasonably satisfactory in form and substance to the Required Holders to the effect that (1) the Successor Corporation is duly and validly organized and existing under the laws of such jurisdiction of organization, (2) the Successor Corporation shall have duly authorized, executed and delivered such agreements effecting such assumption, and such agreements are, subject to the legality and enforceability thereof under New York law, legally binding and enforceable in accordance with their terms under the laws of such jurisdiction, (3) such assumption does not conflict with the laws of such jurisdiction, and (4) the obligations of such Successor Corporation rank at least pari passu with all of such Successor Corporation’s other obligations in respect of its senior, unsecured and unsubordinated Financial Indebtedness (except for such obligations as shall be mandatorily preferred by law and not by reason of contract);

(c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d) in the case of any such transaction involving the Company, the Company shall have complied with the provisions of Section 8.8 to the extent such Section is applicable in connection with such transaction.

Notwithstanding the foregoing, no such conveyance, transfer or lease of all or substantially all of the properties of the Company or any Guarantor shall have the effect of releasing the Company, any Guarantor or any Successor Corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes or its respective Subsidiary Guarantee, as the case may be.

10.3.                     Liens, etc.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary (and in no event shall any amounts outstanding under the Bank Facility, any Committed Medium-Term Financing or any Committed External Financing be secured by any Liens) whether now owned or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, (x) such security to be granted (i) no later than the date upon which the Lien is granted, and (ii) pursuant to an agreement reasonably satisfactory to the Required Holders and (y) if such obligations are the Bank Facility, any Committed Medium-Term Financing or any Committed External Financing, the holders of such obligations shall have entered into an intercreditor agreement with the Noteholders satisfactory in form, scope and substance to each Noteholder in its sole discretion and, in any case, the Notes shall have the benefit to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property, except:

(a) Liens existing as of December 31, 2002 and described in Schedule 5.13;

(b) Liens for taxes or assessments or other applicable governmental charges or levies not yet delinquent or which are being contested as permitted by Section 9.4;

(c) Liens created or arising by operation of law in the ordinary course of business, including, without limitation, landlords’ liens and statutory liens of carriers, warehousemen, mechanics, materialmen, vendors and other Liens securing amounts which are not yet due or which are being contested on a timely basis in good faith by appropriate means (so long as the enforcement of any such Lien shall be stayed during such contest) and for which appropriate reserves or similar provision have been made under Applicable GAAP;

(d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety or appeal bonds, bids, leases, government contracts, performances in return of money bonds and similar obligations;

(e) easements, rights-of-way, zoning and similar restrictions and other similar Liens not materially impairing the value of the property to which such restrictions or other similar Liens attach or interfering with the ordinary conduct of the business of the Company and its Subsidiaries;

(f) any attachment or judgment Lien unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(g) Liens in favor of banks or other depository institutions arising in the ordinary course of business from statutory rights of set-off;

(h) Liens encumbering goods and documents of title with respect to such goods and arising in the ordinary course of business in connection with the issue of documentary letters of credit, in each case not incurred or made in connection with the borrowing of money or the obtaining of advances or similar credit, and Liens arising out of title retention provisions in a supplier’s standard condition of supply of goods acquired in the ordinary course of business (so long as the obligations that are material and are owing to such supplier are not overdue);

(i) Liens in respect of property of any Subsidiary in favor of the Company or another Wholly-Owned Subsidiary;

(j) in the case of any Person that after the date hereof is acquired by or consolidated with or merged with or into the Company or any Subsidiary, Liens existing at the time such Person is so acquired, consolidated or merged (and not incurred in anticipation thereof), or in the case of any property or assets acquired by the Company or any Subsidiary after the date hereof, Liens existing on such property or assets at the time of acquisition thereof (and not incurred in anticipation thereof), whether or not the Financial Indebtedness secured thereby is assumed by the Company or such Subsidiary, provided that:

(i)                                  no such Lien shall extend to or cover any other property of the Company or such Subsidiary, as the case may be; and

(ii)                              the Company shall cause such Lien to be discharged within 180 days after the effective date of such acquisition, consolidation or merger;

(k) Liens in respect of property or assets (including real property) acquired or developed by the Company or any Subsidiary after the date hereof, which Liens are created at the time of acquisition or on or before completion of development of such property or assets, to secure Financial Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of developing such property or assets, provided that:

(i)                                  no such Lien shall extend to or cover any other property or assets of the Company or such Subsidiary, as the case may be; and

(ii)                              the principal amount of the Financial Indebtedness secured by all such Liens in respect of any such property or assets shall not exceed the lesser of the Fair Market Value (determined at the time of acquisition or development) or the cost of such property or assets;

(l) extensions, renewals or replacements of any Lien permitted by clause (a) or (k) of this Section 10.3 in connection with extensions, renewals or refundings of the Financial Indebtedness secured thereby (including the undrawn portion of facilities set forth in Schedule 5.13) so long as the principal amount of such Financial Indebtedness or facility is not increased and such Lien as so extended, renewed or replaced does not extend to or cover any property other than the property covered thereby immediately prior to such extension, renewal or replacement; and

(m) other Liens to the extent not otherwise permitted by clauses (a) through (l) of this Section 10.3, inclusive, provided that the sum of (i) the aggregate amount of the Financial Indebtedness and other obligations of the Group secured by Liens other than Liens listed on Schedule 5.13 except to the extent the principal amount secured by such Lien exceeds the amount stated in such Schedule, plus (without duplication) (ii) Total Subsidiary Debt at such time, does not exceed £30,000,000 (or its equivalent in other currencies) at such time.

Notwithstanding the foregoing provisions of this Section 10.3, the Company shall not, and shall procure that no member of the Group shall, create or allow to exist any Lien on any of its assets in favor of a Person securing Financial Indebtedness where the principal amount or the committed amount of the Financial Indebtedness secured is £50,000,000 or more and that Financial Indebtedness has a scheduled final maturity date falling on or after March 31,

2006 except any Liens in respect of this Agreement or the Notes to the extent such Liens are otherwise expressly permitted under this Agreement.  If any member of the Group intends to create, creates or permits to subsist any Lien on any of its assets in violation of the preceding sentence, the Company shall ensure, by no later than the date on which such Lien is granted, that (x) the relevant member of the Group executes such security and intercreditor documentation as the Required Holders may require to ensure that all the obligations under the Financing Documents shall be secured by the same assets and shall rank pari passu with the other obligations secured on those assets, or (y) at the request of the Company, such other security and intercreditor documentation in respect of any other assets of the Group as the Required Holders shall agree, provided that in the case of both (x) and (y) such violation shall nevertheless constitute an Event of Default.

10.4.                   Sale of Assets, etc.

(a) The Company will not, and will not permit any Subsidiary to, sell, convey, transfer or dispose of to a third party the Networks Product Division and/or the Systems-Drive Division.

(b) Prior to the Normalization Date, the Company will not, and will not permit any Subsidiary to, make any Transfer without the prior written consent of the Required Holders except for Permitted Disposals and Asset Dispositions permitted under Section 10.2.

(c) On and after the Normalization Date, except as permitted under Section 10.2 of this Agreement, the Company will not, and will not permit any Subsidiary to, make an Asset Disposition unless:

(i)                                  in the good faith opinion of the Company, the Asset Disposition is in the best interest of the Company or such Subsidiary;

(ii)                              immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

(iii)                          immediately after giving effect to the Asset Disposition, the Net Proceeds Amount arising from all Asset Dispositions of all property that was the subject of any Asset Disposition occurring on and after the Effective Date would not exceed £25,000,000.

If the Net Proceeds Amount received in respect of any Transfer is applied to a Debt Prepayment Application or a Property Reinvestment Application within 365 days after such Transfer, then such Net Proceeds Amount shall be excluded for the purpose of determining compliance with clause (c) of this Section 10.4 as of any date.

10.5.                   Consolidated Net Worth.

The Company will not, at any time, permit Consolidated Net Worth to be less than £100,000,000.

10.6.                   Consolidated Net Debt; Interest Coverage.

(A)                            Consolidated Net Debt; Interest Coverage prior to the Normalization Date.

(a) Consolidated Net Debt prior to the Normalization Date. Prior to the Normalization Date, the Company will not permit, as at any Testing Date, the ratio of Consolidated Net Debt as at such Testing Date to Consolidated EBITDA for the Accounting Period ending on such Testing Date to exceed:

(i)                                  for the Testing Date on March 31, 2003, 3.0 to 1.0;

(ii)                              for the Testing Date on June 30, 2003, 2.75 to 1.0;

(iii)                          for the Testing Date on September 30, 2003, 2.5 to 1.0;

(iv)                            for the Testing Date on December 31, 2003, 2.25 to 1.0; and

(v)                                for the Testing Date on March 31, 2004 and each Testing Date thereafter, 2.25 to 1.0.

(b)                               Interest Coverage prior to the Normalization Date.  Prior to the Normalization Date, the Company will not permit, as at any Testing Date, the ratio of Consolidated EBITA to Consolidated Net Interest Expense, in each case determined for the Accounting Period ending on such Testing Date, to be less than:

(i)                                  for the Testing Date on March 31, 2003, 2.0 to 1.0;

(ii)                              for the Testing Date on June 30, 2003, 2.0 to 1.0;

(iii)                          for the Testing Date on September 30, 2003, 2.25 to 1.0;

(iv)                            for the Testing Date on December 31, 2003, 2.5 to 1.0 and

(v)                                for the Testing Date on March 31, 2004 and each Testing Date thereafter, 2.5 to 1.0.

(B)                              Consolidated Net Debt; Interest Coverage on and after the Normalization Date.

(a) Consolidated Net Debt on and after the Normalization Date.  On and after the Normalization Date, the Company will not permit, as at any Testing Date, the ratio of Consolidated Net Debt as at such Testing Date to Consolidated EBITDA for the Accounting Period ending on such Testing Date to exceed for each Testing Date, 3.0 to 1.0.

(b) Interest Coverage on and after the Normalization Date.  On and after the Normalization Date, the Company will not permit, as at any Testing Date, the ratio of Consolidated EBITA to Consolidated Net Interest Expense, in each case determined for the Accounting Period ending on such Testing Date, to be less than 3.0 to 1.0.

1.13.                   Subsidiary Debt; Subsidiary Guarantees.

(c) Total Subsidiary Debt.  The Company will not at any time permit the sum of (i) Total Subsidiary Debt at such time, plus (without duplication) (ii) the aggregate amount of Financial Indebtedness and other obligations of the Group secured by Liens other than Liens listed on Schedule 5.13 except to the extent the principal amount secured by such Lien exceeds the amount stated in such Schedule at such time, to exceed £30,000,000 (or its equivalent in other currencies).

(b) Guarantors.  The Company may at any time cause any Subsidiary (whether in existence on the date hereof or otherwise) to become a ‘Subsidiary Guarantor’ for all purposes of this Agreement by:

(i)                                  causing such Subsidiary to execute and deliver, to each holder, a Subsidiary Guarantee substantially in the form of Exhibit 4.5 (with such modifications as may be necessary to reflect the Restructuring Transaction and any changes required by local counsel (other than any limitation that is not immaterial on such Subsidiary’s obligations under such Subsidiary Guarantee regardless of whether such limitation is required by applicable law or otherwise)); and

(ii)                              delivering, to each holder, the following:

(A)                              a written notice, signed by Senior Officers of the Company, making reference to this Section 10.7 (b), stating that such Subsidiary shall become obligated in respect of a Subsidiary Guarantee, and specifying the jurisdiction of incorporation of such Subsidiary and the percentage of its Voting Shares and other equity interests owned by the Company and the other Subsidiaries;

(B)                              an Officer’s Certificate from the Company confirming that the representations and warranties of such

Subsidiary Guarantor contained in such Subsidiary Guarantee are true and correct;

(C)                             copies of the articles of association or certificate or articles of incorporation, and all other constitutive documents, of such Subsidiary, and resolutions of the board of directors of such Subsidiary authorizing its execution and delivery of the Subsidiary Guarantee and the transactions contemplated thereby (in each case, certified as correct and complete copies by the secretary or an assistant secretary (or an equivalent officer) of such Subsidiary); and

(D)                             a legal opinion, satisfactory in form, scope and substance to the Required Holders, of independent counsel to the effect that (1) such Subsidiary is duly and validly organized and existing under the laws of its jurisdiction of organization and (if applicable in such jurisdiction) is in good standing, (2) such Subsidiary Guarantee shall have been duly authorized, executed and delivered by such Subsidiary and is within the corporate objects or purposes of such Subsidiary, (3) such Subsidiary Guarantee is enforceable in accordance with its terms and not subject to any limitation as to amount or scope under applicable law, and (4) the obligations of such Subsidiary under such Subsidiary Guarantee rank at least pari passu with all of such Subsidiary’s other unsecured Financial Indebtedness (except for such obligations as shall be mandatorily preferred by law and not by reason of contract).

(c) No Release of Subsidiary Guarantees. No subsidiary Guarantee shall be released at any time without the prior written consent of each of the Noteholders unless such Guarantor is disposed of in accordance with Section 10.1, Section 10.2 and Section 10.4 of this Agreement.

(d) Required Additional Subsidiary Guarantees.  The Company

will not permit any Subsidiary (other than a Subsidiary that is a Guarantor) to enter into, incur, grant or be or become liable under or otherwise permit to exist any Guaranty in respect of any Financial Indebtedness (other than the Financial Indebtedness evidenced by the Notes and derivative transactions on standard ISDA terms), unless a Subsidiary Guarantee has been granted by such Subsidiary in favor of the holders of the Notes in respect of the obligations of the Company under and pursuant to this Agreement and the Notes and such Subsidiary has otherwise complied with the provisions of clause (b) of this Section 10.7.

(e) Pari Passu Ranking.  Each Subsidiary Guarantee will at all times rank at least pari passu, without preference or priority, with any Guaranty granted by the Company or any Subsidiary in respect of the Bank Facility, any Committed Medium-Term Financing or any Committed External Financing.

10.8.                     No Restrictive Agreements.

The Company will not permit any Subsidiary (other than a Guarantor) to become or remain a party to any agreement or arrangement that prohibits or would prohibit or restrict such Subsidiary from paying dividends or other distributions on its capital stock or other equity interests or otherwise making advances to the Company or any other Subsidiary if such agreement or arrangement would have a Material Adverse Effect.

10.9.                     Business of the Company and its Subsidiaries.

The Company shall procure that, except as disclosed to the Noteholders prior to the date hereof and in the Information Pack (as referred to in Section 5.3), no substantial change is made to the nature of the Group’s business from that carried on at the date of disclosure.

10.10.              Distributions.

(a) Distributions prior to the Normalization Date. Prior to the Normalization Date, the Company will not, and will not permit any Guarantor (except for the Guarantors listed on Schedule 10.10 which are not Wholly-Owned Subsidiaries) to declare (including, without limitation, by way of set-off, combination of accounts or otherwise), make, pay or permit to accrue any Distribution (whether in cash or in specie), provided that the Company or any Guarantor may declare or permit to accrue a Distribution to the Company or another Guarantor, as the case may be.

(b) Distributions on and after the Normalization Date.  On and after the Normalization Date, the Company (i) may declare, make, pay or permit to accrue a Distribution only if such Distribution is directly derived from Net Distributable Earnings of the Company which accrued after January 1, 2003, and (ii) will not permit any Guarantor (except for the Guarantors listed on Schedule 10.10  which are not Wholly-Owned Subsidiaries) to declare (including, without limitation, by way of set-off, combination of accounts or otherwise) make, pay or permit to accrue any Distribution (whether in cash or in specie), provided that any Guarantor may declare or permit to accrue a Distribution to the Company or another Guarantor, as the case may be.

10.11.              Acquisitions.

(a) Acquisitions prior to the Normalization Date. Prior to the Normalization Date, the Company will not, and will not permit any of its Subsidiaries to, acquire or make any investment in any companies, joint ventures or partnerships or other Persons or acquire any businesses (or interests therein) or incorporate any company (or commit to do any of the same (whether conditionally or otherwise)) (an “Acquisition”) whether for cash, shares or other consideration without the prior written consent of the Required Holders except:

(i)                                  Acquisitions of assets purchased in the ordinary course of trade in connection with the Group’s current businesses;

(ii)                              Permitted Reorganizations;

(iii)                          The payment of the existing deferred consideration obligations in respect of Acquisitions completed prior to the Effective Date as set out on Schedule 10.11, which obligations shall be satisfied by the Company in Company shares to the extent contemplated or expressly permitted by the agreements giving rise to such obligations and which obligations the Company shall not modify or amend in a manner that increases the amount payable by any member of the Group thereunder or is otherwise less favorable to the Group except as further described on Schedule 10.11; and

(iv) Acquisitions with an aggregate consideration of up to £2,500,000 in any financial year.

(b) Acquisitions on and after the Normalization Date. On and after the Normalization Date, the Company will not, and will not permit any of its Subsidiaries to, make an Acquisition or commit to make an Acquisition whether for cash, shares or other consideration unless the group finance director of the Company certifies to the holders of the Notes that such Acquisition would not on a pro forma basis have resulted in the Company breaching any of the financial covenants set out in this Agreement (and as in effect on and after the Normalization Date) on either of (i) the two Testing Dates immediately prior to and (ii) the two Testing Dates (based on the Company’s projections) immediately after the proposed date of the Acquisition.  For the purpose of calculating pro forma financial information for purposes of this Section 10.11(b) for a period ending on a Testing Date, it shall be assumed that the Acquisition shall have occurred on the first day of the Accounting Period (which for the avoidance of doubt shall be a twelve month period) ending on the applicable Testing Date.

Notwithstanding the foregoing, the Company will not, and will not permit any of its Subsidiaries to, make any Acquisition (except pursuant to clause (a)(i) or clause (a)(iii) above) during the continuance of an Event of Default under this Agreement whether before or after the Normalization Date.

10.12.     Maintenance of Most Favored Lender Status.

Neither the Company nor any Guarantor will (i) enter into any modification or amendment to any existing credit facility or other financing document for Financial Indebtedness (including, without limitation, the Bank Facility) other than any modification or amendment to any existing derivative transaction on standard ISDA terms, or (ii) enter into any new credit facility or financing document for Financial Indebtedness (including, without limitation, any Committed Medium-Term Financing or Committed External Financing) other than derivative transactions on standard ISDA terms, that contains financial or other business covenants, definitions or testing requirements relating thereto, guarantees, preferences, representations, warranties, financial reporting requirements, defaults or events of default (howsoever described) provisions more favorable to the lender or financier thereunder than those applicable to the Notes (the “Additional Provisions”) unless the Company or the Guarantor, as applicable, shall execute and deliver to the holders of the Notes an instrument in writing supplementing the Financing Documents and extending the benefit of such Additional Provisions to the holders of the Notes. Once incorporated in the Financing Documents, no waiver or consent under or amendment or termination of the credit facility or other financing document for Financial Indebtedness containing the Additional Provisions shall have any effect on the Additional Provisions as incorporated in the Financing Documents.

11.                               EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount or Modified Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, provided that in the event of a failure to make any such payment caused by a technical or administrative error by a Person (other than the Company, any Subsidiary or any Affiliate) or systems failure, an Event of Default shall not be deemed to have occurred under this Section 11(a) until the date that is three Business Days after the date such payment is otherwise due; or

(b) the Company defaults in the payment of any interest on any Note or any Additional Payments for more than five Business Days after the same becomes due and payable; or

(c) (i) the Company defaults in the performance of or compliance with any term contained in any of Section 7.1(A)(f), Section 7.1(B)(e), Section 10.4, Section 10.5, Section 10.6, Section 10.7(a), Section 10.10, Section 10.11, or (ii) the Company defaults in the performance of or compliance with any term contained in Section 10.2, Section 10.3 or Section 10.7(b), Section 10.7(c), Section 10.7(d) or Section 10.7(e) and any such default described in this sub-clause (ii) is not remedied within 10 Business Days after the earlier of (A) a Senior Financial Officer of the Company obtaining any knowledge of such default and (B) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this sub-clause (ii) of clause (c)); or

(d) the Company defaults in the performance of or compliance with any term contained herein or in any other Financing Document (other than those referred to in clause (a), clause (b) and clause (c) of this Section 11) and such default is not remedied within 20 days after the earlier of (i) a Senior Financial Officer of the Company obtaining any knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this clause (d)); or

(e) any representation or warranty made by the Company or any Guarantor in any Financing Document to which it is a party or in any Officer’s Certificate or in any certificate or other writing certified by Senior Officers and furnished as required by a specific provision hereof or thereof proves to have been false, misleading or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of any principal of or premium or make-whole amount or interest on any Financial Indebtedness beyond any period of grace originally provided with respect thereto that individually or together with such other Financial Indebtedness as to which any such failure exists has an aggregate outstanding principal amount of at least US$15,000,000 or £10,000,000 (whichever amount shall be the lesser), or (ii) there is any outstanding “event of default” under the Bank Facility Agreement, any Committed Medium-Term Financing, any Committed External Financing or any document relating to the Financial Indebtedness of a member of the Group (howsoever that term or its equivalent may be defined therein), or (iii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Financial Indebtedness that individually or together with such other Financial Indebtedness as to which any such failure exists has an aggregate outstanding principal amount of at least US$15,000,000 or £10,000,000 (whichever amount shall be the lesser) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Financial Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Financial Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iv) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Financial Indebtedness to convert such Financial Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Financial Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least US$15,000,000  or £10,000,000 (whichever amount shall be the lesser), (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Financial Indebtedness, or (z) any commitment for, or the underwriting of, any Financial Indebtedness, the aggregate amount of such Financial Indebtedness being at least US$15,000,000  or £10,000,000 (whichever amount shall be the lesser) of a member of the Group is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness, or (v) any Lien securing Financial Indebtedness over any asset of a member of the Group becomes enforceable; or

(g) the Company or any Material Subsidiary (i) ceases or threatens in writing to cease, or suspends or threatens in writing to suspend, making payments in respect of all or any class of its debts and other obligations or ceases carrying on all or substantially all of its business, (ii) is generally not paying, or is deemed for the purpose of any law to be unable to pay, or admits in writing its inability to pay, its debts as they become due, (iii) files, or takes any step, including a proposal or convening a meeting, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution, liquidation, administration, moratorium, composition, assignment, arrangement with any of its creditors, or other similar law of any jurisdiction, or commences a voluntary winding-up or dissolution or applies to a court for an administration order under the Insolvency Act or any similar statute, (iv) makes an assignment for the benefit of its creditors or proposes or enters into any negotiations with one or more of its creditors with a view to the readjustment or rescheduling of all or any class of its indebtedness by reason of financial difficulties, or proposes or enters into any composition, scheme of arrangement or other arrangement for the benefit of its creditors generally or any class of creditors, (v) consents to the appointment of a custodian, receiver, administrative receiver, administrator, supervisor, liquidator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (vi) is adjudicated as bankrupt or insolvent or to be liquidated, or (vii) takes corporate action for the purpose of any of the foregoing including, without limitation, convening a meeting of the shareholders, directors or other officers of the Company or a Material Subsidiary for the purpose of considering any resolution for, to petition for, or to file documents with a court for its winding-up or its administration or any such resolution is passed; or

(h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Material Subsidiary, a custodian, receiver, administrative receiver, administrator, supervisor, liquidator, trustee, compulsory manager or other officer with similar powers with respect to it or with respect to any part of its property (or any such Person is appointed, in a manner permitted by applicable law and, if applicable, contract, by one or more creditors of the Company or any Material Subsidiary), or constituting an order for relief or approving a petition for relief or reorganization, or approving or imposing any suspension or moratorium of payments, or approving any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or other similar law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of the Material Subsidiaries, or any such petition shall be filed against the Company or any of the Material Subsidiaries and such petition shall not be withdrawn or discharged within 30 days; the directors, shareholders or other officers of the Company or any Material Subsidiary request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, or give notice of their intention to appoint an administrative receiver, administrator, or the like; or any other step (including a petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of or any other insolvency proceedings involving the Company or any Material Subsidiary, and, in the case of any such step taken by a creditor, it is not withdrawn or discharged or stayed within 30 days; or any of the property of the Company or any of the Material Subsidiaries having an aggregate value of £1,000,000 (or its equivalent in other currencies) is sequestered by court order or affected by any attachment, distress or execution order and such order remains in effect for 30 days or more; or any other step is taken to enforce security over any part of the assets of the Company or any Material Subsidiary and is not withdrawn, discharged or stayed within 30 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of US$15,000,000 (or its equivalent in other currencies) are rendered against one or more of the Company and the Material Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) if (i) any US Plan shall fail to satisfy the minimum funding standards of ERISA or the US Tax Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the US Tax Code, (ii) a notice of intent to terminate any US Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any US Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a US Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all US Plans, determined in accordance with Title IV of ERISA, shall exceed US$15,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the US Tax Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any US Multiemployer Plan, (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (vii) the Company or any Subsidiary fails to make any required premium, contribution or other payment in respect of any Non-US Pension Plan in excess of US$15,000,000 (or its equivalent in other currencies) or (viii) the Company or any Subsidiary shall fail to operate, administer or maintain any Non-US Pension Plan in compliance with all laws, regulations and orders applicable thereto; and any such event or events described in sub-clauses (i) through (viii) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect (as used in this Section 11(j), the term “employee welfare benefit plan” shall have the meaning assigned to such term in Section 3 of ERISA); or

(k) (i) any Guarantee shall cease to be in full force and effect or shall be declared by a court or other Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against any Guarantor, (ii) the validity or enforceability of any Guarantee against any Guarantor shall be contested by such Guarantor, or (iii) the Company, any Guarantor or any Affiliate shall deny that any Guarantor has any further liability or obligation under any Guarantee; or

(l) prior to the Normalization Date, in the event of a refusal by the Banks under the Bank Facility or the relevant banks or financial institutions under any Committed External Financing to fund any advance requested by the Company or any other borrower thereunder or the total commitments under the Bank Facility or any Committed External Financing are withdrawn prior to the “Final Maturity Date” as defined under the Bank Facility or the stated maturity date under any Committed External Financing, as applicable, in circumstances where (i) (A) such Bank under the Bank Facility or such bank or financial institution under any Committed External Financing asserts that an “event of default”

(howsoever defined in the applicable agreements) pursuant only to a “material adverse change” (howsoever defined in the applicable agreements) has occurred, or will potentially occur, (B) the request for the advance is not subsequently withdrawn, and (C) the refusal by the Bank under the Bank Facility or the financial institution under any Committed External Financing to fund the advance continues for five Business days, or (ii) the Company is put on notice, whether in writing or orally, by the agent bank under the Bank Facility or the agent bank under any Committed External Financing that a request by the Company or any other borrower thereunder to fund an advance would not be granted or should not be made; or

(m)      (i) any case shall be instituted by or against any Material Subsidiary incorporated in the United States under the US Bankruptcy Code of 1978 or any other United States federal or state bankruptcy, insolvency or similar law for the release of debtors and, in the case of any such case instituted against it (but not instituted by it), either: (A) the case shall remain undismissed or unstayed for a period of 60 days; or (B) any of the actions sought in the case (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for it, or any substantial part of its assets) shall occur; or (ii) any Material Subsidiary incorporated in the United States shall take any corporate actions to authorize any of the actions set out in clause (i) above; or (iii) any Material Subsidiary incorporated in the United States is unable to pay its debts generally as they fall due or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of its creditors; or

(n) there occurs in relation to the Company or a Material Subsidiary, any event anywhere which, in the opinion of the Required Holders, appears to correspond with any of those mentioned in clauses (g), (h) or (m) above; or

(o) it is or becomes unlawful for the Company to perform any of its obligations under the Financing Documents; or

(p) the Company or any Material Subsidiary ceases to carry on business unless the business is transferred to any other member of the Group; or

(q) any event or series of events occurs which, in the reasonable opinion of the Required Holders, has or is reasonably likely to have a Material Adverse Effect.

12.          REMEDIES ON DEFAULT, ETC.

12.1.       Acceleration.

(a) If an Event of Default with respect to the Company or any Guarantor described in clause (g), clause (h) or clause (m) of Section 11 (other than an Event of Default described in sub-clause (ii) of clause (g) or described in sub-clause (vii) of clause (g) by virtue of the fact that such clause encompasses sub-clause (ii) of clause (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of at least 51% in principal amount of Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in clause (a) or clause (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company, in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.    Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.    Rescission.

At any time after any Notes have been declared due and payable:

(a) pursuant to, and as provided in, clause (b) of Section 12.1, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may; or

(b) pursuant to, and as provided in, clause (c) of Section 12.1, the holder or holders of such Notes that have declared such Notes to be due and payable because of an Event of Default described in clause (a) or clause (b) of Section 11 may, by written notice to the Company, rescind and annul any such declaration and its consequences if (i) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount or Modified Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount or Modified Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of any Series of the Notes, at the Default Rate for such Series, (ii) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (iii) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.    No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’, solicitors’ and barristers’ fees, expenses and disbursements.

13.                               REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.    Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.    Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver within 10 Business Days, at the Company’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Note for such Series set forth in Exhibit 2.1(a), Exhibit 2.1(b), Exhibit 2.1(c) or Exhibit 2.1(d), as the case may be.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than US$500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than US$500,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.

13.3.    Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and:

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is a Noteholder which is a party to this Agreement or a nominee for any such Noteholder, or another holder of a Note with a minimum net worth of at least US$50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory); or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver within 10 Business Days, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.                               PAYMENTS ON NOTES.

14.1.    Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, or Modified Make-Whole Amount, if any, Additional Payments, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, USA at the principal office of HSBC Bank USA, New York in such jurisdiction.

The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.            Home Office Payment.

So long as any Noteholder identified in Schedule A to this Agreement or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount or Modified Make-Whole Amount, if any, Additional Payments, if any, and interest by the method and at the address specified for such purpose below such Noteholder’s name in Schedule A, or by such other method or at such other address as such Noteholder shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Noteholder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Noteholder or its nominee such Noteholder will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Noteholder under this Agreement and that has made the same agreement relating to such Note as such Noteholder have made in this Section 14.2.

14.3.            Currency of Payment.

All payments under this Agreement and the Notes shall be made in US Dollars.  To the fullest extent permitted by applicable law, the obligation of the Company in respect of any amount due under or in respect of this Agreement and the Notes, notwithstanding any payment in any currency other than US Dollars, whether as a result of (i) any judgment or order or the enforcement thereof, (ii) the realization on any security, (iii) the liquidation of the Company or any Guarantor, (iv) any voluntary payment by the Company or any Guarantor or (v) any other reason, shall be discharged only to the extent of the amount in US Dollars that each holder of Notes entitled to receive such payment may, in accordance with normal banking procedures, purchase in the foreign exchange markets in London, England with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such holder receives such payment and, if the amount in US Dollars that may be so purchased for any reason is less than the amount originally due, the Company shall indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or the Notes or under any judgment or order.

15.                               EXPENSES, ETC.

15.1.            Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including, without limitation, reasonable attorneys’ fees of a special United States counsel and a special English counsel and, if reasonably required, other local counsel) incurred by each holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the

Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or the Guarantees or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or the Guarantees, or by reason of being a holder of any Note; and (b) the costs and expenses, including, without limitation, financial advisors’ and reporting or investigating accountants’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and by the Guarantees.  The Company will pay, and will save each holder of a Note and hold each holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by such Noteholder).

15.2.            Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.                               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Noteholder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Noteholders and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.                               AMENDMENT AND WAIVER.

17.1.            Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1 through Section 6, inclusive, or Section 21 hereof, or any defined term (as it is used therein), will be effective as to any Noteholder unless consented to by each Noteholder in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount or Modified Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment of waiver, or (iii) amend any of Section 8, Section 11(a), Section 11(b), Section 12, Section 14.3, this Section 17, Section 20 or Section 22.

17.2.            Solicitation of Holders of Notes.

(a) Solicitation.  The Company will provide each Noteholder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of a date of decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent of approval of, the requisite holders of Notes.

(b) Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3.                     Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.       Notes held by the Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this

Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Subsidiaries or other Affiliates shall be deemed not to be outstanding.

18.                               NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally-recognized expedited delivery service (charges prepaid), or (b) by an internationally-recognized expedited delivery service (with charges prepaid).  Any such notice must be sent:

(i)        if to a Noteholder identified on Schedule A to this Agreement or its nominee, to such Noteholder or nominee at the address specified for such communications in Schedule A, or at such other address as such Noteholder or nominee shall have specified to the Company in writing;

(ii)      if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)     if to the Company, to the Company at Spirent plc, Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex RH10 9QL, England, Attention:  Head of Financial Reporting; fax number: +44-1293-767677 and (for all notices in respect of a Default or an Event of Default) Attention:  Company Secretary; fax number: +44-1293-767929; with a copy in each case to Attention:  Group Treasurer; fax number: +44-1293-767944, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.          REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Noteholder at any closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Noteholder, may be reproduced by such Noteholder by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Noteholder may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Noteholder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.                               CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Noteholder by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Noteholder as being confidential information of the Company or such Subsidiary, provided that such term does not include information that:

(a) was publicly known or otherwise known to any Noteholder prior to the time of such disclosure;

(b) subsequently becomes publicly known through no act or omission by any Noteholder or any Person acting on its behalf;

(c) otherwise becomes known to any Noteholder other than through disclosure by the Company or any Subsidiary; or

(d) constitutes financial statements delivered to any Noteholder under Section 7.1(A) or Section 7.1(B), as the case may be, that are otherwise publicly available.

Each Noteholder will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to it, provided that such Noteholder may deliver or disclose Confidential Information to:

(i)                                  its directors, officers, trustees, employees, agents, attorneys (including solicitors and barristers) and Affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes);

(ii)                              its financial advisors and other professional advisors who agree to hold Confidential Information substantially in accordance with the terms of this Section 20;

(iii)                          any other holder of any Note;

(iv)                            any Institutional Investor to which it sells or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20);

(v)                                any Person from which such Noteholder offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20);

(vi)                            any federal or state regulatory authority having jurisdiction over such Noteholder;

(vii)                        the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Noteholder’s investment portfolio; or

(viii)                    any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Noteholder, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Noteholder is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Noteholder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under its Notes, this Agreement and the Guarantees.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.                               INTENTIONALLY OMITTED.

22.                               TAX INDEMNIFICATION.

22.1.    Payments Free and Clear; Gross-Up of Payments Subject to Taxes.

All payments whatsoever under this Agreement and the Notes will be made free and clear of, and without liability or withholding or deduction for or on account of, any present or future Tax imposed or levied by or on behalf of (a) the United Kingdom (or any political subdivision or taxing authority thereof or therein) or (b) any other jurisdiction (or any political subdivision or taxing authority thereof or therein) other than the United States of America (or any political subdivision or taxing authority thereof or therein) (x) from or through which any amount is paid by the Company pursuant to the terms of this Agreement or the Notes or (y) which is a jurisdiction of residence of the Company for tax purposes (any such jurisdiction described in clause (a) or (b) above being hereinafter referred to as a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company under this Agreement or the Notes, the Company will pay on demand such additional amounts (including any required deduction, withholding or other payment of Tax on or with respect to such additional amount) as may be necessary in order that the net amounts received by each holder pursuant to the terms of this Agreement or the Notes, after such deduction or withholding, shall equal the amounts that would have been received had no such deduction or withholding been required; provided that no payment of any additional amounts shall be required to be made for or on account of:

(a)  any Tax which would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation, or any Person other than the holder to whom the relevant Note or any amount payable thereon is attributable for the purposes of such Tax) and the United Kingdom, other than the mere holding of the relevant Note or the enforcement by such holder of, or the taking of any action by such holder to enforce, any of the rights and remedies of such holder thereunder or under this Agreement, including without limitation such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been engaged in a trade or business therein or having (or, for the avoidance of doubt, holding the Note through) an establishment therein;

(b) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(c) any Tax that is imposed or withheld by reason of the failure by such holder (regardless of when such holder acquired the relevant Note) in the filing of forms, certificates, documents or returns or other reasonably required evidence (collectively “Forms”), required to be filed by such holder to avoid or reduce such Tax in due time to enable the Company to make the payment in question free of, or at a reduced rate of, Tax, provided that no holder of a Note shall be considered to have delayed or failed to file Forms (i) in the case of any Form other than an Inland Revenue Form FD 13 (or its counterpart for noncorporate holders), if such Form would involve the disclosure of confidential or proprietary tax returns or other information reasonably deemed confidential or proprietary by the applicable holder, (ii) if such holder has filed the appropriate Forms with the IRS (or other appropriate authority) at least 150 days prior to the payment in question (provided however that, notwithstanding the foregoing, the completion of a United Kingdom Inland Revenue Form FD 13 with respect to the Company and filing thereof with the IRS within 60 days after the Effective Date (to the extent not already filed in connection with the Existing Note Purchase Agreements) by any Noteholder shall be deemed to be full compliance with respect to all such requirements specified in the clause (c) above in connection with such Noteholders purchase of Notes at such closing), or (iii) in the case of Forms not required under existing law and practices as of the date hereof or Forms for any Taxing Jurisdictions other than the United Kingdom, unless the Company has requested that such Forms be filed (and has furnished such Forms to such holder) and such holder has had a reasonable period of time (but, in any case, no less than 60 days) to file such Forms;

(d) any Tax which is payable otherwise than by withholding from an amount payable under this Agreement or the Notes;

(e) or any combination of clauses (a), (b), (c) and (d) above;

provided , further that no such additional amounts shall be payable in respect of any Note to any holder of a Note in respect of Tax which would not have arisen but for (1) the failure of such holder (or if such holder is an estate, trust or partnership, a fiduciary, settlor, possessor of a power over, beneficiary or member of such holder) to be a resident of the United States of America for purposes of a tax treaty between the United States and the Taxing Jurisdiction but only to the extent that such additional amounts are in excess of the hypothetical additional amounts which the Company would have been obligated to pay hereunder if such holder were a resident in the United States of America and were eligible in full for the benefits of such treaty with respect to interest received from the Company (assuming that the Company and such Persons had made and obtained all relevant claims and authorizations required under such treaty), (2) the sale by such holder, or the agreement by such holder to sell, a Note within three months of the acquisition of such Note, if such holder is a tax-exempt entity or (3) such holder not being the beneficial owner of the entire interest with respect to which such Tax is payable.

The Company will furnish to the holders of the Notes an official receipt, if any, issued by the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid, such receipt to be so furnished promptly after the issuance thereof.

22.2.            Tax Refunds.

Each holder of a Note, by acceptance of such Note, agrees that, with reasonable promptness after receiving written notice from the Company to the effect that such holder is eligible for a refund in respect of Taxes actually paid by the Company pursuant to this Section 22, such holder will sign and deliver to or as reasonably directed by the Company any Form provided to such holder by the

Company to enable such holder to obtain a refund in respect of such Taxes; and if such holder thereafter receives such refund in respect of such Taxes; such holder will promptly pay such refund to the Company (together with interest, if any, received by such holder from the relevant taxing authority).  If a holder applies for a refund of such Taxes prior to a request by the Company to apply for such a refund, upon receipt of a request by the Company to apply for a refund or to turn over the proceeds of any such refund, the holder will pay any such refund to the Company (together with interest, if any, received by such holder from the relevant taxing authority) promptly upon receipt of such refund, or if later, promptly upon receipt of the request from the Company.  The Company agrees to pay all reasonable out-of-pocket expenses incurred by a holder in connection with obtaining such refund.  The foregoing notwithstanding, nothing in this Section 22 shall:

(a) restrict the right of any recipient to arrange its tax affairs as it shall think fit;

(b) require any recipient to disclose any information regarding its tax affairs which, in such recipient’s reasonable and good faith judgment, constitutes confidential or proprietary information; or

(c) require any recipient to account for any indirect taxation benefits arising from the deduction or withholding of any Tax.

22.3.            Additional Tax Indemnity for Outstanding Company Notes.

Pursuant to Section 2.1(b) of the Existing Note Purchase Agreements and subject to the terms of the Existing Note Purchase Agreements, the Company agreed to exchange Outstanding Company Notes for Existing Notes.  In the event that any exchange of Outstanding Company Notes for Existing Notes pursuant to Section 2.1(b) of the Existing Note Purchase Agreements shall be deemed to constitute an exchange which results in any tax liability to any holder of Notes under any U.S. federal, state or local tax law providing for taxes on or measured by income or gains (the “Holder Tax Amount”), the Company, upon written notice thereof from such holder, shall promptly pay to such holder an amount equal to the applicable Holder Tax Amount (together with interest and penalties, if any) and any additional U.S. federal, state or local taxes on or measured by income or gains which are imposed on such holder’s receipt of the Holder Tax Amount and other amounts payable to such holder as provided in this Section 22.3, provided that the Holder Tax Amount shall be reduced by the present value (determined using the after-tax equivalent of the interest rate on the Notes for which such holder’s Outstanding Company Notes were exchanged) of U.S. federal, state or local tax benefits related to such exchange and reasonably expected to be available to such holder, including any benefits expected to result from amortization of bond premium that would not have been available but for the exchange.  For this purpose, it shall be assumed that such holder’s adjusted tax basis in the Outstanding Company Notes at the time of the exchange is at least equal to the principal amount of such Outstanding Company Notes at such time.  At the request of the Company, a holder of Notes shall contest any assertion of any Holder Tax Amount with respect to such Holder at the Company’s expense.  To the extent reasonably permitted under U.S. federal, state or local tax law, such holder agrees in filing its tax returns to treat the exchange in such a manner that will not give rise to any Holder Tax Amount (but only if there is, in such holder’s sole opinion, substantial authority for such treatment).  All calculations required pursuant to this Section 22.3 and any determinations and assumptions necessary to perform such calculations shall be made in such holder’s reasonable good faith judgment.  Nothing in this Section 22.3(a) shall require such holder to disclose any information regarding its tax affairs (including, without limitation, its tax records and returns) other than information necessary to determine the applicability of this Section 22.3 or to make any determination or calculation hereunder, or shall be construed in any way as to afford the Company access to such holder’s tax records or returns under any circumstances, or (b) shall restrict the right of such holder to arrange its tax affairs as it shall think fit.

22.4.            Survival of Obligations.

The obligations of the Company and the holders under this Section 22 will survive the payment or transfer of any Note and the termination of this Agreement.

23.                               MISCELLANEOUS.

23.1.    Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2.    Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or Modified Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

23.3.    Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.4.    Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.5.    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.6.    Jurisdiction; Service of Process.

THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY NOTE, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH THEREOF, BROUGHT BY ANY HOLDER OF A NOTE AGAINST THE COMPANY OR ANY OF ITS PROPERTY, MAY BE BROUGHT BY SUCH HOLDER OF A NOTE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY AS SUCH HOLDER OF A NOTE MAY IN ITS SOLE DISCRETION ELECT, AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY IRREVOCABLY SUBMITS TO THE JURISDICTION OF EACH SUCH COURT AND AGREES THAT PROCESS SERVED EITHER PERSONALLY OR BY REGISTERED MAIL SHALL, TO THE EXTENT PERMITTED BY LAW, CONSTITUTE ADEQUATE SERVICE OF PROCESS IN ANY SUCH SUIT. WITHOUT LIMITING THE FOREGOING, THE COMPANY HEREBY APPOINTS, IN THE CASE OF

ANY SUCH ACTION OR PROCEEDING BROUGHT IN THE COURTS OF OR IN THE STATE OF NEW YORK, SPIRENT HOLDINGS CORPORATION WITH OFFICES AT 1300 VETERANS MEMORIAL HIGHWAY, HAUPPAUGE, NEW YORK, 11788, TO RECEIVE, FOR IT AND ON ITS BEHALF, SERVICE OF PROCESS IN THE STATE OF NEW YORK WITH RESPECT THERETO, PROVIDED THE COMPANY MAY APPOINT ANY OTHER PERSON, REASONABLY ACCEPTABLE TO THE REQUIRED HOLDERS, WITH OFFICES IN THE STATE OF NEW YORK TO REPLACE SUCH AGENT FOR SERVICE OF PROCESS UPON DELIVERY TO THE HOLDERS OF A REASONABLY ACCEPTABLE AGREEMENT OF SUCH NEW AGENT AGREEING SO TO ACT.  IN ADDITION, THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE BROUGHT IN THE SAID COURTS, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY HOLDER OF A NOTE TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES, IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER THE COMPANY, IN SUCH OTHER JURISDICTION, AND IN SUCH MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

23.7.            Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

23.8.            Accounting Principles.

(a) Accounting Principles.        Notwithstanding any changes in UK GAAP or the interpretation or application thereof subsequent to December 31, 2002, all financial covenants herein (including those in Section 10 and the Normalization Conditions) shall be calculated in accordance with (and compliance shall be determined solely by reference to) UK GAAP in effect as at December 31, 2002 and as applied by the Company as of such date.  In the event that there should occur after December 31, 2002 any changes in UK GAAP or the interpretation or application thereof which would have a quantifiable effect on the calculation of the financial covenants or the Normalization Conditions, the Company agrees to provide to each of holder of a Note, in addition to the financial information described in Section 7, such supplemental financial information with respect to the relevant accounting periods (calculated in accordance with UK GAAP) affected by such changes as is reasonably necessary to allow the holders of the Notes to verify compliance with the financial covenants and the Normalization Conditions.

(b) Generally.      Unless otherwise provided herein, all financial statements delivered in connection herewith will be prepared in accordance with UK GAAP as in effect as at the date of, or during the period covered by such financial statements.  Unless otherwise provided herein, where the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation is required to be made for any purpose hereunder, it shall be done in accordance with UK GAAP as in effect on the date of, or at the end of the period covered by, the financial statements from which such asset, liability, item of income, or item of expense, is derived, or, in the case of any such computation, as in effect on the date as of which such computation is required to be determined provided that if any term defined herein includes or excludes amounts, items or concepts that would not be included in or excluded from such term if such term was defined with reference solely to UK GAAP, such term will be deemed to include or exclude such amounts, items or concepts as set forth herein.

(c) Form of Accounts.  Subject to Section 23.8(a), if, at any time, the Company proposes to change the accounting policies upon which any of the information provided pursuant to Section 7.1(A)(a), Section 7.1(A)(b), Section 7.1(A)(d), Section 7.1(B)(a), Section 7.1(B)(b), Section 7.1(B)(c), the financial covenants set out in Section 10 or the Normalization Conditions is prepared, then:

(i)                                  it shall notify each of the Noteholders of the proposed change;

(ii)                              within five Business Days of receipt of the notification, it and the Noteholders shall enter into good faith discussions for a period of not more than 60 days with a view to agreeing the amendments which would be required to be made to this Agreement (including, without limitation, the financial covenants set forth in Section 10 and the Normalization Conditions) to reflect the basis upon which this Agreement was entered into by it and the Noteholders; and

(iii)                          if no agreement is reached under sub-clause (ii) above, then no such amendments shall be made.

Any such amendments shall be made in accordance with Section 17.

(d) Currency.       With respect to any determination, consolidation or accounting computation required hereby, any amounts not denominated in the currency in which this Agreement specifies shall be converted to such currency in accordance with the requirements of UK GAAP (as such requirements relate to such determination, consolidation or computation) and, if no such requirements shall exist, converted to such currency in accordance with normal banking procedures, at the closing rate as reported in the most recent Financial Times (London edition) as of the date of such determination, consolidation or computation or, if no such quotation shall then be available, as quoted on such date by any bank reasonably acceptable to the Required Holders and the Company.

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

SPIRENT plc

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

METROPOLITAN LIFE INSURANCE COMPANY

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

ONE MADISON INVESTMENTS (CAYCO) LIMITED

By:	Metropolitan Life Insurance Company,
as Investment Manager

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

METROPOLITAN INSURANCE AND ANNUITY COMPANY

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

METROPOLITAN PROPERTY AND CASUALTY INSURANCE COMPANY

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:

Delaware Investment Advisers, a Series of Delaware

Management Business Trust, Its Attorney-in-Fact

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

By:	Delaware Investment Advisers, a Series of Delaware
Management Business Trust, Its Attorney-in-Fact

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

FIRST PENN-PACIFIC LIFE INSURANCE COMPANY

By:	Delaware Investment Advisers, a Series of Delaware
Management Business Trust, Its Attorney-in-Fact

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

THE TRAVELERS INSURANCE COMPANY

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

PRIMERICA LIFE INSURANCE COMPANY

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	CIGNA Investments, Inc. (authorized agent)

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	CIGNA Investments, Inc. (authorized agent)

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

SWISS RE Life & Health America Inc

By:	Swiss Re Asset Management Inc.

By
Name:
Title:

EXHIBIT 2.1(a)

FORM OF AMENDED AND RESTATED SERIES A NOTE

SPIRENT plc

AMENDED AND RESTATED SERIES A SENIOR NOTE DUE NOVEMBER 23, 2006

No. RA-[ ]	[DATE]
US$[ ]	PPN: 103084 A* 0

FOR VALUE RECEIVED, the undersigned, SPIRENT plc (formerly known as Bowthorpe plc herein and called the “Company”), a limited company organized and existing under the laws of England and Wales with registered number 470893, hereby promises to pay to [                                            ], or registered assigns, the principal sum of [                                       ] US DOLLARS (US$ [                   ]) on November 23, 2006, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of (i) 7.94% per annum prior to the Effective Date (as defined in the Amended and Restated Note Purchase Agreement, as hereinafter defined), payable semiannually, on the 23rd day of November and May in each year until the principal hereof shall have become due and payable or until the Effective Date, whichever occurs first, (ii) 9.19% per annum on and after the Effective Date, payable semiannually, on the 23rd day of November and May in each year, commencing with the November 23 or May 23 next succeeding the Effective Date, until the principal hereof shall have become due and payable or prior to and including the Normalization Date (as defined in the Amended and Restated Note Purchase Agreement), whichever occurs first, and (iii) 8.94% per annum after the Normalization Date, payable semiannually, on the 23rd day of November and May in each year, commencing with the November 23 or May 23 next succeeding the Normalization Date, until the principal hereof shall have become due and payable and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount (each as defined in the Amended and Restated Note Purchase Agreement), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) (A) 9.94% prior to the Effective Date, (B) 11.19% on and after the Effective Date but prior to and including the Normalization Date, and (C) 10.94% after the Normalization Date or (ii) 2.00% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the Untied States of America at the office of HSBC Bank USA, New York in New York, New York or at such other place as the Company shall have designated by written notice to

1

the holder of this Note as provided in the Amended and Restated Note Purchase Agreement.

This Note is one of the Amended and Restated Series A Senior Notes due November 23, 2006 (herein called the “Notes”) issued pursuant to separate Note Purchase Agreements, dated November 23, 1999 as amended and restated pursuant to an Amended and Restated Note Purchase Agreement, dated March 11, 2003 (as from time to time amended, the “Amended and Restated Note Purchase Agreement”), between the Company and the respective holders of the Notes (amongst others) listed in Schedule A thereto and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Amended and Restated Note Purchase Agreement and (ii) to have made the representation set forth in Section 6 of the Amended and Restated Note Purchase Agreement.

This Note is a registered Note and, as provided in the Amended and Restated Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, and subject to mandatory prepayment in certain circumstances, each at the times and on the terms specified in the Amended and Restated Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Amended and Restated Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Amended and Restated Note Purchase Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE COMPANY AND THE HOLDER HEREOF SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

SPIRENT plc

By:
Name:
Title:

2

EXHIBIT 2.1(b)

FORM OF AMENDED AND RESTATED SERIES B NOTE

SPIRENT plc

AMENDED AND RESTATED SERIES B SENIOR NOTE DUE NOVEMBER 23, 2009

No. RB-[ ]	[DATE]
US$[ ]	PPN: 103084 A@ 8

FOR VALUE RECEIVED, the undersigned, SPIRENT plc (formerly known as Bowthorpe plc herein and called the “Company”), a limited company organized and existing under the laws of England and Wales with registered number 470893, hereby promises to pay to [                                  ], or registered assigns, the principal sum of [                                    ] US DOLLARS (US$[                 ]) on November 23, 2009, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of (i) 8.06% per annum prior to the Effective Date (as defined in the Amended and Restated Note Purchase Agreement, as hereinafter defined), payable semiannually, on the 23rd day of November and May in each year until the principal hereof shall have become due and payable or until the Effective Date, whichever occurs first, (ii) 9.31% per annum on and after the Effective Date, payable semiannually, on the 23rd day of November and May in each year, commencing with the November 23 or May 23 next succeeding the Effective Date, until the principal hereof shall have become due and payable or prior to and including the Normalization Date (as defined in the Amended and Restated Note Purchase Agreement), whichever occurs first,  and (iii) 9.06% per annum after the Normalization Date, payable semiannually, on the 23rd day of November and May in each year, commencing with the November 23 or May 23 next succeeding the Normalization Date, until the principal hereof shall have become due and payable and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount (each as defined in the Amended and Restated Note Purchase Agreement), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) (A) 10.06% prior to the Effective Date, (B) 11.31% on and after the Effective Date but prior to and including the Normalization Date, and (C) 11.06% after the Normalization Date or (ii) 2.00% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York, as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the office of HSBC Bank USA, New York in New York, New York or at such other place as the Company shall have designated by written notice to

1

the holder of this Note as provided in the Amended and Restated Note Purchase Agreement.

This Note is one of the Amended and Restated Series B Senior Notes due November 23, 2009 (herein called the “Notes”) issued pursuant to separate Note Purchase Agreements, dated November 23, 1999 as amended and restated pursuant to an Amended and Restated Note Purchase Agreement, dated March 11, 2003 (as from time to time amended, the “Amended and Restated Note Purchase Agreement”), between the Company and the respective holders of the Notes (amongst others) listed in Schedule A thereto and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Amended and Restated Note Purchase Agreement and (ii) to have made the representation set forth in Section 6 of the Amended and Restated Note Purchase Agreement.

This Note is a registered Note and, as provided in the Amended and Restated Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, and subject to mandatory prepayment in certain circumstances, each at the times and on the terms specified in the Amended and Restated Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Amended and Restated Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Amended and Restated Note Purchase Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE COMPANY AND THE HOLDER HEREOF SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

SPIRENT plc

By:
Name:
Title:

2

EXHIBIT 2.1(c)

FORM OF AMENDED AND RESTATED SERIES C NOTE

SPIRENT plc

AMENDED AND RESTATED SERIES C SENIOR NOTE DUE NOVEMBER 23, 2009

No. RC-[ ]	[DATE]
US$[ ]	PPN: 103084 A#6

FOR VALUE RECEIVED, the undersigned, SPIRENT plc (formerly known as Bowthorpe plc herein and called the “Company”), a limited company organized and existing under the laws of England and Wales with registered number 470893, hereby promises to pay to [                     ], or registered assigns, the principal sum of [                      ] US DOLLARS (US$[               ]) on November 23, 2009, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of (i) 8.16% per annum prior to the Effective Date (as defined in the Amended and Restated Note Purchase Agreement, as hereinafter defined), payable semiannually, on the 23rd day of November and May in each year until the principal hereof shall have become due and payable or until the Effective Date, whichever occurs first, (ii) 9.41% per annum on and after the Effective Date, payable semiannually, on the 23rd day of November and May in each year, commencing with the November 23 or May 23 next succeeding the Effective Date, until the principal hereof shall have become due and payable or prior to and including the Normalization Date (as defined in the Amended and Restated Note Purchase Agreement), whichever occurs first; and (iii) 9.16% per annum after the Normalization Date, payable semiannually, on the 23rd day of November and May in each year, commencing with the November 23 or May 23 next succeeding the Normalization Date, until the principal hereof shall have become due and payable and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount (each as defined in the Amended and Restated Note Purchase Agreement), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) (A) 10.16% prior to the Effective Date, (B) 11.41% on and after the Effective Date but prior to and including the Normalization Date, and (C) 11.16% after the Normalization Date or (ii) 2.00% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the office of HSBC Bank USA, New York in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Amended and Restated Note Purchase Agreement.

1

This Note is one of the Amended and Restated Series C Senior Notes due November 23, 2009 (herein called the “Notes”) issued pursuant to separate Note Purchase Agreements, dated November 23, 1999 as amended and restated pursuant to an Amended and Restated Note Purchase Agreement, dated March 11, 2003 (as from time to time amended, the “Amended and Restated Note Purchase Agreement”), between the Company and the respective holders of the Notes (amongst others) listed in Schedule A thereto and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Amended and Restated Note Purchase Agreement and (ii) to have made the representation set forth in Section 6 of the Amended and Restated Note Purchase Agreement.

This Note is a registered Note and, as provided in the Amended and Restated Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, and subject to mandatory prepayment in certain circumstances, each at the times and on the terms specified in the Amended and Restated Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Amended and Restated Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Amended and Restated Note Purchase Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE COMPANY AND THE HOLDER HEREOF SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

SPIRENT plc

By:
Name:
Title:

2

EXHIBIT 2.1(d)

FORM OF AMENDED AND RESTATED SERIES D NOTE

SPIRENT plc

AMENDED AND RESTATED SERIES D SENIOR NOTE DUE NOVEMBER 23, 2009

No. RD-[ ]	[DATE]
US$[ ]	PPN: 103084 B*9

FOR VALUE RECEIVED, the undersigned, SPIRENT plc (formerly known as Bowthorpe plc herein and called the “Company”), a limited company organized and existing under the laws of England and Wales with registered number 470893, hereby promises to pay to [                      ], or registered assigns, the principal sum of [                    ] US DOLLARS (US$[                   ]) on November 23, 2009, with interest (computed on the basis of a 360-day year of twelve 30-day months)  (a) on the unpaid balance thereof at (i) 8.75% per annum prior to the Effective Date (as defined in the Amended and Restated Note Purchase Agreement, as hereinafter defined), payable semiannually, on the 23rd day of November and May in each year until the principal hereof shall have become due and payable or until the Effective Date, whichever occurs first, (ii) 10.00% per annum on and after the Effective Date, payable semiannually, on the 23rd day of November and May in each year, commencing with the November 23 or May 23 next succeeding the Effective Date, until the principal hereof shall have become due and payable or prior to and including the Normalization Date (as defined in the Amended and Restated Note Purchase Agreement), whichever occurs first, and (iii) 9.75% per annum after the Normalization Date, payable semiannually, on the 23rd day of November and May in each year, commencing with the November 23 or May 23 next succeeding the Normalization Date, until the principal hereof shall have become due and payable and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount (each as defined in the Amended and Restated Note Purchase Agreement), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) (A) 10.75% prior to the Effective Date, (B) 12.00% on and after the Effective Date but prior to and including the Normalization Date, and (C) 11.75% after the Normalization Date or (ii) 2.00% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the office of HSBC Bank USA, New York in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Amended and Restated Note Purchase Agreement.

1

This Note is one of the Amended and Restated Series D Senior Notes due November 23, 2009 (herein called the “Notes”) issued pursuant to separate Note Purchase Agreements, dated November 23, 1999 as amended and restated pursuant to an Amended and Restated Note Purchase Agreement, dated March 11, 2003 (as from time to time amended, the “Amended and Restated Note Purchase Agreement”), between the Company and the respective holders of the Notes (amongst others) listed in Schedule A thereto and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Amended and Restated Note Purchase Agreement and (ii) to have made the representation set forth in Section 6 of the Amended and Restated Note Purchase Agreement.

This Note is a registered Note and, as provided in the Amended and Restated Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, and subject to mandatory prepayment in certain circumstances, each at the times and on the terms specified in the Amended and Restated Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Amended and Restated Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Amended and Restated Note Purchase Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE COMPANY AND THE HOLDER HEREOF SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

SPIRENT plc

By:
Name:
Title:

2

EXHIBIT 4.5

PART A

FORM OF SUBSIDIARY GUARANTEE (U.S. ENTITY)

Exhibit 4.5

Part A

(US Entity)

[FORM OF SUBSIDIARY GUARANTEE]

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated [                              ,                         ], by [                                   ], a corporation/limited company organized and existing under the laws of [                                   ] (the “Guarantor”, which expression shall include its successors and assigns), in favor of each of the holders of the Notes (as such terms are defined below).

PRELIMINARY STATEMENTS:

A.                                    SPIRENT plc (formerly known as Bowthorpe plc), a limited company organized and existing under the laws of England and Wales with registered number 470893 (together with its successors and assigns, the “Company”), entered into those certain separate Note Purchase Agreements each dated November 23, 1999 (as amended on November 14, 2000 and as further amended and restated on March •, 2003 and as may be further amended or varied from time to time in accordance with the terms thereof, the “Amended and Restated Note Purchase Agreement”), with each of the purchasers named on Schedule A thereto (such purchasers, together with their respective transferees and assignees, being referred to herein, individually, as a “Noteholder”, and, collectively, as the “Noteholders”) pursuant to which the Company issued and sold to the Noteholders (a) US$10,000,000 principal amount of its 7.94% Senior A Senior Notes due November 23, 2006 (including any amendments, restatements or modifications from time to time, the “Series A Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement), (b) US$63,406,000 principal amount of its 8.06% Series B Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Series B Notes”, such term to include any such notes issued in substitution therefore pursuant to Section of the Amended and Restated Note Purchase Agreement), (c) US$115,000,000 principal amount of its 8.16% Series C Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Series C Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement) and (d) US$29,594,000 principal amount of its Fixed Rate Series D Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Series D Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement) (the

Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes are referred to herein, collectively, as the “Notes”).

B.                                    By agreeing to enter into this Agreement, the Guarantor acknowledges that:

(a)                                  it will directly or indirectly gain substantial financial and other benefits;

(b)                                 those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any applicable United States bankruptcy or State fraudulent transfer or conveyance statute and any related case law; and

(c)                                  each holder has acted in good faith in connection with this Guarantee and the Restructuring Transaction.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor does hereby covenant and agree, for the benefit of all present and future holders, from time to time, of the Notes as follows:

AGREEMENT:

1.                                      GUARANTEE.

1.1.                            Guaranteed Obligations.

The Guarantor, in consideration of the execution and delivery of the Amended and Restated Note Purchase Agreement, hereby unconditionally, absolutely, jointly and severally guarantees, on a continuing basis, to each holder as and for the Guarantor’s own debt, until final and indefeasible payment has been made the due and punctual payment by the Company of the principal of, and interest (including interest after the commencement of any bankruptcy proceeding by or against the Company), Make-Whole Amount and Modified Make-Whole Amount (if any) on, the Notes at any time outstanding and the due and punctual payment of all other amounts payable (including, without limitation, Additional Payments) by the Company to the holders under the Amended and Restated Note Purchase Agreement and the Notes, in each case when and as the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayment, by acceleration or otherwise, all in accordance with the terms and provisions hereof and thereof; it being the intent of the Guarantor that the guarantee set forth herein shall be a continuing guarantee of payment and not merely a guarantee of collection.  All of the obligations set forth in this Section 1.1 are referred to herein as the “Guaranteed Obligations” and the Guarantee thereof set forth in this Section 1 is referred to herein as the “Unconditional Guarantee”.

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1.2.                            Payments.

In the event that the Company fails to make, on or before the due date thereof, any payment to be made of any principal amount of, or interest, Make-Whole Amount or Modified Make-Whole Amount on, or in respect of, the Notes or of any other amounts due to any holder under the Notes or the Amended and Restated Note Purchase Agreement (including, without limitation, Additional Payments), after in each case giving effect to any applicable grace periods or cure provisions or waivers or amendments, the Guarantor shall cause forthwith to be paid the moneys, or to be performed, kept, observed, or fulfilled each of such obligations, in respect of which such failure has occurred in accordance with the terms and provisions of the Amended and Restated Note Purchase Agreement and the Notes.  In furtherance of the foregoing, if an Event of Default shall exist, all of the Guaranteed Obligations shall, in the manner and subject to the limitations provided in the Amended and Restated Note Purchase Agreement for the acceleration of the Notes (including, without limitation, the provisions related to the annulment thereof), forthwith become due and payable without notice, regardless of whether the acceleration of the Notes shall be stayed, enjoined, delayed or otherwise prevented.

Nothing shall discharge or satisfy the obligations of the Guarantor hereunder except the full and final performance and indefeasible payment of the Guaranteed Obligations.

1.3.                            Joint and Several Liability.

The Guarantor acknowledges and agrees that its liabilities and the liabilities of each of the other Subsidiary Guarantors under their respective Subsidiary Guarantees for the due and punctual payment of the Guaranteed Obligations shall be joint and several.

1.4.                            Releases.

The Guarantor consents and agrees that, without any notice whatsoever to or by the Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of the Guarantor hereunder, each holder, by action or inaction, may:

(a)                                  compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of the Notes, the Amended and Restated Note Purchase Agreement, any other Subsidiary Guarantee, any other guarantee or agreement or instrument related thereto or hereto;

(b)                                 assign, sell or transfer, or otherwise dispose of, any one or more of the Notes;

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(c)                                  grant waivers, extensions, consents and other indulgences of any kind whatsoever to the Company or any other Person liable in any manner in respect of all or any part of the Guaranteed Obligations;

(d)                                 amend, modify or supplement in any manner whatsoever and at any time (or from time to time) any one or more of the Notes, the Amended and Restated Note Purchase Agreement, any other Subsidiary Guarantee, any other guarantee or any agreement or instrument related thereto or hereto;

(e)                                  release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations whether parties hereto or not; and

(f)                                    sell, exchange, release, accept, surrender or enforce rights in, or fail to obtain or perfect or to maintain, or caused to be obtained, perfected or maintained, the perfection of any security interest, charge or other Lien on, by action or inaction, any property at any time pledged or granted as security in respect of the Guaranteed Obligations, whether so pledged or granted by the Company, the Guarantor or any other Person.

The Guarantor hereby ratifies and confirms any such action specified in this Section 1.4 and agrees that the same shall be binding upon the Guarantor.  The Guarantor hereby waives any and all defenses, counterclaims or offsets which the Guarantor might or could have by reason thereof.

1.5.                            Waivers.

To the fullest extent permitted by law, the Guarantor hereby waives:

(a)                                  notice of acceptance of this Agreement;

(b)                                 notice of any purchase or acceptance of the Notes under the Amended and Restated Note Purchase Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to the Guarantor’s right to make inquiry of each holder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(c)                                  notice of the amount of the Guaranteed Obligations, subject to the Guarantor’s right to make inquiry of each holder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(d)                                 notice of adverse change in the financial condition of the Company, any of the other Subsidiary Guarantors or any other guarantor or any other fact that might increase the Guarantor’s risk hereunder;

(e)                                  notice of presentment for payment, demand, protest, and notice thereof as to the Notes or any other instrument;

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(f)                                    notice of any Default or Event of Default;

(g)                                 all other notices and demands to which the Guarantor might otherwise be entitled (except if such notice or demand is specifically otherwise required to be given to the Guarantor under this Agreement);

(h)                                 the right by statute or otherwise to require any or each holder to institute suit against the Company, any other Subsidiary Guarantor or any other guarantor or to exhaust the rights and remedies of any or each holder against the Company, the other Subsidiary Guarantors or any other guarantor, the Guarantor being bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to each holder by the Guarantor;

(i)                                     any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the Company or by reason of the cessation from any cause whatsoever of the liability of the Company in respect thereof;

(j)                                     any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force that, but for this waiver, might be applicable to any sale of property of the Guarantor made under any judgment, order or decree based on this Agreement, and the Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of any such law; and

(k)                                  at all times prior to the full and final performance and indefeasible payment of the Guaranteed Obligations, any claim of any nature arising out of any right of indemnity, contribution, reimbursement, indemnification or any similar right or any claim of subrogation (whether such right or claim arises under contract, common law or statutory or civil law (including, without limitation, Section 509 of the US Bankruptcy Code)) arising in respect of any payment made under this Agreement or in connection with this Agreement, against the Company or the estate of the Company (including Liens on the property of the Company or the estate of the Company), in each case whether or not the Company at any time shall be the subject of any proceeding brought under any Insolvency Law, and the Guarantor further agrees that it will not file any claims against the Company or the estate of the Company in the course of any such proceeding or otherwise, and further agrees that each holder may specifically enforce the provisions of this clause (k).

1.6.                            Marshaling.

The Guarantor consents and agrees:

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(a)                                  that each holder, and each Person acting for the benefit of one or more of the holders, shall be under no obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Guaranteed Obligations; and

(b)                                 that, to the extent that the Company, any other Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations makes a payment or payments to any holder, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, administrator, receiver, administrative receiver, or any other official or party under any Insolvency Law, other common or civil law, or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if such payment or payments had not been made and the Guarantor shall be primarily liable for such obligation.

1.7.                            Immediate Liability.

The Guarantor agrees that the liability of the Guarantor in respect of the Unconditional Guarantee shall be immediate and shall not be contingent upon the exercise or enforcement by any holder or any other Person of whatever remedies such holder or other Person may have against the Company, any other Subsidiary Guarantor, or any other guarantor or the enforcement of any Lien or realization upon any security such holder or other Person may at any time possess.

1.8.                            Primary Obligations.

The Unconditional Guarantee is a primary and original obligation of the Guarantor and is an absolute, unconditional, continuing guarantee of indefeasible payment and shall remain in full force and effect without respect to any action by any holder specified in Section 1.4 or any future changes in conditions, including, without limitation, change of law or any invalidity or irregularity with respect to the issuance or assumption of any obligations (including, without limitation, the Notes) of or by the Company, any other Subsidiary Guarantor, or any other guarantor, or with respect to the execution and delivery of any agreement (including, without limitation, the Notes and the Amended and Restated Note Purchase Agreement) of the Company or any other Person.

1.9.                            Additional Security.

The Unconditional Guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any holder.

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1.10.                     No Reduction or Defense.

The obligations of the Guarantor under this Agreement, and the rights of any holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination (except as set forth in Section 1.22), whether by reason of any claim of any character whatsoever or otherwise, including, without limitation, claims of waiver, release (except as set forth in Section 1.22), surrender, alteration or compromise, and shall not be subject to any defense (other than any defense based upon the irrevocable payment and performance in full of the obligations of the Company under the Amended and Restated Note Purchase Agreement and the Notes), set-off, counterclaim, recoupment or termination whatsoever (except as set forth in Section 1.22).

Without limiting the generality of the foregoing, the obligations of the Guarantor shall not be discharged or impaired by:

(a)                                  any default (including, without limitation, any Default or Event of Default), failure or delay, willful or otherwise, in the performance of any obligations by the Guarantor, the Company or any of their respective Subsidiaries or Affiliates;

(b)                                 any proceeding of, or involving, the Company or any of its Subsidiaries under any Insolvency Law, or any merger, consolidation, amalgamation, reorganization, dissolution, liquidation, sale of assets or winding up or change in corporate constitution or corporate identity or loss of corporate identity of the Company or any of its Subsidiaries or Affiliates;

(c)                                  any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of, the Company or any of its Subsidiaries or any other Person;

(d)                                 impossibility or illegality of performance on the part of the Company under the Amended and Restated Note Purchase Agreement or the Notes or on the part of any other Subsidiary Guarantor under any other Subsidiary Guarantee;

(e)                                  the invalidity, irregularity or unenforceability of the Notes, the Amended and Restated Note Purchase Agreement, any other Subsidiary Guarantee, or any documents referred to therein or herein;

(f)                                    in respect of the Company or any of its Subsidiaries, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any such Subsidiary, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), terrorist activities, civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain

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materials or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company or such Subsidiary and whether or not of the kind hereinbefore specified;

(g)                                 any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges, Liens or encumbrances of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under the Amended and Restated Note Purchase Agreement, the Notes, this Agreement, or any other Subsidiary Guarantee, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

(h)                                 any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any Governmental Authority, or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company or any other Subsidiary Guarantor of any of their respective obligations under the Amended and Restated Note Purchase Agreement or the Notes, or the other Subsidiary Guaranties, as the case may be.

1.11.                     No Election.

Each holder shall, individually or collectively, have the right to seek recourse against the Guarantor to the fullest extent provided for herein for its obligations under this Agreement.  No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of such holder’s right to proceed in any other form of action or proceeding or against other parties unless such holder has expressly waived such right in writing.  Specifically, but without limiting the generality of the foregoing, no action or proceeding by or on behalf of any holder against the Company or any other Person under any document or instrument evidencing obligations of the Company or such other Person to or for the benefit of such holder shall serve to diminish the liability of the Guarantor under this Agreement except to the extent that such holder unconditionally shall have realized payment by such action or proceeding.

1.12.                     Severability.

Each of the rights and remedies granted under this Section 1 to each holder in respect of the Notes held by such holder may be exercised by such holder without notice to, or the consent of or any other action by, any other holder.

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1.13.                     Appropriations.

Until all amounts which may be or become payable by the Company under or in connection with the Amended and Restated Note Purchase Agreement or the Notes, by the Guarantor under or in connection with this Agreement, or by any other Subsidiary Guarantor under or in connection with any other Subsidiary Guarantee, have been irrevocably and indefeasibly paid in full, any holder (or any trustee or agent on its behalf) may:

(a)                                  refrain from applying or enforcing any other moneys, security or rights held or received by such holder (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)                                 hold in a suspense account any moneys received from the Guarantor, or on account of the Guarantor’s liability under this Agreement, without liability to pay interest on those moneys.

1.14.                     Other Enforcement Rights.

Each holder may proceed to protect and enforce this Agreement by suit or suits or proceedings in equity, at law or in bankruptcy or insolvency, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted; or for the recovery of judgment for the obligations hereby guaranteed or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

1.15.                     Invalid Payments.

To the extent that any payment is made to any holder in respect of the Guaranteed Obligations by any Person, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, administrator, receiver, administrative receiver, or any other party or official under any Insolvency Law, or any other common or civil law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made and the Guarantor shall be primarily liable for such obligation.

1.16.                     No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or the Amended and Restated Note Purchase Agreement upon any

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holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section [•] of the Amended and Restated Note Purchase Agreement, the Guarantor will pay to the holder of each Note on demand all amounts specified in Section [•] of the Amended and Restated Note Purchase Agreement and such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Agreement, including, without limitation, reasonable attorneys’, solicitors’ and barristers’ fees, expenses and disbursements.

1.17.                     Restoration of Rights and Remedies.

If any holder shall have instituted any proceeding to enforce any right or remedy under this Agreement, the Amended and Restated Note Purchase Agreement or any Note held by such holder and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such holder, then and in every such case each such holder, the Company and the Guarantor shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former position hereunder and thereunder, and thereafter the rights and remedies of such holder shall continue as though no such proceeding had been instituted.

1.18.                     Payment and Withholding.

All sums due and payable by the Guarantor under this Agreement shall be made in full and without setoff or counterclaim and free and clear of and without deduction for or on account of any future or present Tax.  If:

(a)                                  the Guarantor is required by law to make any deduction or withholding from any sum payable by the Guarantor to a holder hereunder, or

(b)                                 a holder is required by law to make any payment, on account of any Tax or otherwise on or in relation to any amount received or receivable by such holder hereunder,

then the sum payable by the Guarantor in respect of which such deduction, withholding or payment is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment (and after taking account of any deduction, withholding or payment which is required to be made as a result of the increase), such holder receives and retains a net sum equal to the sum which it would have received and so retained had no such deduction, withholding or payment been made; provided that each holder will comply with any reasonable request of the Guarantor to comply with any form filing or similar reporting requirement to reduce such deduction, withholding or payment within 60 days of the Guarantor providing written notice to the holder of such filing or similar reporting requirement, so long as any required forms and accompanying instructions issued by the relevant taxing

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authority are provided to the holder along with such written notice.  The foregoing notwithstanding, nothing in this Section 1.18 shall (i) restrict the right of any holder to arrange its tax affairs as it shall think fit, (ii) require any holder to disclose any information regarding its tax affairs which, in such holder’s reasonable and good faith judgment, constitutes confidential or proprietary information, or (iii) subject to the paragraph below, require any holder to account for any indirect taxation benefits arising from the deduction, withholding or payment of any Tax.  The obligations of the Guarantor and the holders under this Section 1.18 will survive the payment or transfer of any Note and the termination of this Agreement.

Each holder agrees that, with reasonable promptness after receiving written notice from the Guarantor to the effect that such holder is eligible for a refund in respect of Taxes actually paid by the Guarantor, such holder will sign and deliver to or as reasonably directed by the Guarantor any Form provided to such holder by the Guarantor to enable such holder to obtain a refund in respect of such Taxes; and if such holder thereafter receives such refund in respect of such Taxes, such holder will promptly pay such refund to the Guarantor (together with interest, if any, received by such holder from the relevant taxing authority).  If a holder applies for a refund of such Taxes prior to a request by the Guarantor to apply for such a refund, upon receipt of a request by the Guarantor to apply for a refund or to turn over the proceeds of any such refund, the holder will pay any such refund to the Guarantor (together with interest, if any, received by such holder from the relevant taxing authority) promptly upon receipt of such refund, or if later, promptly upon receipt of the request from the Guarantor.  The Guarantor agrees to pay all reasonable out-of-pocket expenses incurred by a holder in connection with obtaining such refund.

1.19.                     Limitation on Guaranteed Obligations.

It is the intention of the Guarantor and each holder of Notes that the maximum amount of the obligations of the Guarantor hereunder shall be equal to, but not in excess of, the maximum amount permitted by applicable law.  To that end, with respect to the determination of the “maximum amount permitted by applicable law,” but only to the extent such obligations would otherwise be avoidable, the obligations of the Guarantor hereunder shall be limited to the maximum amount that the Guarantor is permitted to pay in respect of the Guaranteed Obligations under any applicable Insolvency Law (including, without limitation, if applicable, the US Bankruptcy Code).  Any such limitation shall be apportioned amongst the Guaranteed Obligations owed to the holders pro rata.  This Section 1.19 is intended solely to preserve the rights of each holder hereunder to the maximum extent permitted by applicable law, and neither the Guarantor nor any other Person shall have any rights under this Section 1.19 that it would not otherwise have under applicable law.

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1.20.                     Further Assurances.

The Guarantor will cooperate with the holders and execute such further instruments and documents as the Required Holders shall reasonably request to carry out, to the reasonable satisfaction of the Required Holders, the transactions contemplated by the Amended and Restated Note Purchase Agreement, the Notes, this Agreement and the documents and instruments related thereto.

1.21.                     Survival.

So long as the Guaranteed Obligations shall not have been fully and finally performed and indefeasibly paid, the obligations of the Guarantor under the Unconditional Guarantee shall survive the transfer and payment of any Note and the payment in full of all the Notes.

1.22.                     Termination.

Notwithstanding anything to the contrary herein, this Agreement may be terminated and all obligations of the Guarantor hereunder shall be automatically terminated upon notice from the Company and satisfaction of the other conditions contained in Section [•] of the Amended and Restated Note Purchase Agreement.

2.                                      REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR.

2.1.                            Representations and Warranties in Amended and Restated Note Purchase Agreement.

Without in any way limiting the generality of the warranties and representations contained in Section 5 of the Amended and Restated Note Purchase Agreement, each of such warranties and representations is, insofar as it refers to a Subsidiary or a Guarantor specifically or to any Subsidiary generally, true and correct, as of the date hereof, with respect to the Guarantor.

2.2.                            Warranties and Representations with Respect to the Guarantor and this Agreement.

(a)                                  Organization; Power and Authority.  The Guarantor is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and (to the extent such concept is recognized in such jurisdiction) in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and (to the extent such concept is recognized in such jurisdictions) is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Guarantor has the corporate power and authority to own or hold under lease the

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properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, and to perform the provisions hereof.

(b)                                 Authorization, etc.  This Agreement has been duly authorized by all necessary corporate action on the part of the Guarantor, and this Agreement constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(c)                                  Compliance with Laws, Other Instruments, etc.  The execution, delivery and performance by the Guarantor of this Agreement will not

(i)                                     contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, memorandum or articles of association, corporate charter or by-laws, or any other agreement, instrument or license to which the Guarantor is bound or subject or by which the Guarantor or any of its properties may be bound or affected,

(ii)                                  conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Guarantor, or

(iii)                               violate any provision of any applicable law or other rule or regulation of any Governmental Authority applicable to the Guarantor.

(d)                                 Governmental Authorizations, etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Guarantor of this Agreement.

(e)                                  Pari Passu Ranking.  The Guarantor’s obligations under this Agreement will rank at least pari passu, without preference or priority, with all of its other outstanding obligations in respect of its senior, unsecured and unsubordinated Financial Indebtedness, except for those obligations that are mandatorily preferred by law and not by reason of contract.

(f)                                    Solvency of Guarantor.  The fair value of the business and assets of the Guarantor will be in excess of the amount that will be required to pay the total liabilities of the Guarantor, in each case after giving effect to this Agreement.  The Guarantor, after giving effect to this Agreement, will:

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(i)                                     not be “insolvent” (as such term is defined in the US Bankruptcy Code),

(ii)                                  not be unable to pay its debts (within the meaning of Section 123(1)(a) or (c) or Section 123(2) of the Insolvency Act), or

(iii)                               not be engaged in any business or transaction, or about to engage in any business or transaction, for which the Guarantor has an unreasonably small capital, and the Guarantor has no intent to:

(A)                              hinder, delay or defraud any entity to which it is, or will become, on or after the date hereof, indebted, or

(B)                                incur debts that would be beyond its ability to pay as they mature; or

(iv)                              not have made a transfer or incurred any obligation under a Financing Document with the intent to hinder, delay or defraud any of its present or future creditors.

3.                                      COVENANTS.

3.1.                            Covenants in Amended and Restated Note Purchase Agreement.

The Guarantor will comply with each of the provisions of Section [•] and Section [•] of the Amended and Restated Note Purchase Agreement, and each other covenant and agreement contained therein, that is applicable to a Subsidiary or a Guarantor specifically or to any Subsidiary generally.

3.2.                            Pari Passu Ranking.

The Guarantor shall procure that its obligations under this Agreement will at all times rank at least pari passu, without preference or priority, with all of its other outstanding obligations in respect of its senior, unsecured and unsubordinated Financial Indebtedness, except for those obligations that are mandatorily preferred by law and not by reason of contract.

4.                                      PAYMENTS ON NOTES.

4.1.                            Place and Manner of Payment.

The Guarantor will make all payments in respect hereof to the holders at the place and in the manner specified in Section [•] of the Amended and Restated Note Purchase Agreement.

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4.2.                            Currency of Payment.

All payments under this Agreement shall be made in US Dollars.  To the fullest extent permitted by applicable law, the obligation of the Guarantor in respect of any amount due under or in respect of this Agreement, notwithstanding any payment in any currency other than US Dollars, whether as a result of (i) any judgment or order or the enforcement thereof, (ii) the realization on any security, (iii) the liquidation of the Guarantor, (iv) any voluntary payment by the Guarantor or (v) any other reason, shall be discharged only to the extent of the amount in US Dollars that each holder entitled to receive such payment may, in accordance with normal banking procedures, purchase in the foreign exchange markets in London, England with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such holder receives such payment and if the amount in US Dollars that may be so purchased for any reason is less than the amount originally due, the Guarantor shall indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement, the Amended and Restated Note Purchase Agreement or under any judgment or order.

5.                                      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the purchase or transfer by any Noteholder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Noteholder or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Guarantor pursuant to this Agreement or the Amended and Restated Note Purchase Agreement shall be deemed representations and warranties of the Guarantor under this Agreement.  Subject to the preceding sentence, this Agreement embodies the entire agreement and understanding between the Noteholders and the Guarantor and supersedes all prior agreements and understandings relating to the subject matter hereof.

6.                                      AMENDMENT AND WAIVER.

6.1.                            Requirements.

This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Guarantor and the Required Holders, except that (a) no amendment or waiver of any

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of the provisions of Section 2, hereof, or any defined term (as it is used therein), will be effective as to any holder unless consented to by such holder in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (ii) amend any of Section 1, Section 4 or this Section 6, or (iii) release, or have the effect of releasing, the Guarantor from its liability for any of the Guaranteed Obligations (other than as provided in Section 1.22).

6.2.                            Solicitation of Holders of Notes.

(a)                                  Solicitation.  The Guarantor will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof.  The Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 6 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)                                 Payment.  The Guarantor will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

6.3.                            Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 6 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Guarantor without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Guarantor and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

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6.4.                            Notes held by Guarantor, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Guarantor, the Company or any of their respective Affiliates shall be deemed not to be outstanding.

7.                                      NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally-recognized expedited delivery service (with charges prepaid), or (b) by an internationally-recognized expedited delivery service (with charges prepaid).  Any such notice must be sent:

(i)                                     if to any holder, to such holder’s address for notices determined pursuant to Section [•] of the Amended and Restated Note Purchase Agreement, or

(ii)                                  if to the Guarantor, to the Guarantor c/o Spirent plc, Gatwick Road, Crawley, West Sussex RH10 2RZ, England, Attention: Chief Financial Accountant telecopier no.: +44-1293-767677 or at such other address as the Guarantor shall have specified to the holder of each Note in writing (with a copy to the Company in the manner provided in the Amended and Restated Note Purchase Agreement).

Notices under this Section 7 will be deemed given only when actually received.

8.                                      REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Noteholder at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the holders, may be reproduced by the holders by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the holders may destroy any original document so reproduced.  The Guarantor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by any such holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 8 shall not prohibit the Guarantor or any other holder of Notes from contesting any such

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reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

9.                                      TERMS DEFINED.

Unless the context otherwise requires, the following terms, when used herein, shall have the respective meanings set forth below or set forth in the Section or paragraph hereof following such term, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined.  Capitalised terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Amended and Restated Note Purchase Agreement.

Agreement — is defined in Section 6.3.

Amended and Restated Note Purchase Agreement — is defined in Preliminary Statement A.

Company — is defined in Preliminary Statement A.

Guaranteed Obligations — is defined in Section 1.1.

Guarantor — is defined in the first paragraph hereof.

holder — means each Noteholder and each other holder, from time to time, of one or more Notes.

Insolvency Law — means any insolvency, bankruptcy, reorganization, compromise, arrangement, administration, moratorium, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction in effect at any time.

Noteholder — is defined in Preliminary Statement A.

Notes — is defined in Preliminary Statement A.

property or properties — means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

Subsidiary Guarantor — means a Subsidiary of the Company that is a “Guarantor” as such term is defined in the Amended and Restated Note Purchase Agreement.

Unconditional Guarantee — is defined in Section 1.1.

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10.                               MISCELLANEOUS.

10.1.                     Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

10.2.                     Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

10.3.                     Construction.

(a)                                  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b)                                 The titles of the Sections appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof.  The words “herein,” “hereof,” “hereunder,” and “hereto” refer to this Agreement as a whole and not to any particular Section or other subdivision.

10.4.                     Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

10.5.                     Benefits of Agreement Restricted to Holders.

Nothing express or implied in this Agreement is intended or shall be construed to give to any Person other than the Guarantor and the holders any legal or equitable right, remedy or claim under or in respect hereof or any covenant, condition or provision contained herein; and all such covenants, conditions and provisions are and shall be held to be for the sole and exclusive benefit of the Guarantor and the holders.

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10.6.                     Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

10.7.                     Jurisdiction; Service of Process.

THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREOF, BROUGHT BY ANY HOLDER OF A NOTE AGAINST THE GUARANTOR OR ANY OF ITS PROPERTY, MAY BE BROUGHT BY SUCH HOLDER OF A NOTE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY AS SUCH HOLDER OF A NOTE MAY IN ITS SOLE DISCRETION ELECT, AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE GUARANTOR IRREVOCABLY SUBMITS TO THE JURISDICTION OF EACH SUCH COURT; AND AGREES THAT PROCESS SERVED EITHER PERSONALLY OR BY REGISTERED MAIL SHALL, TO THE EXTENT PERMITTED BY LAW, CONSTITUTE ADEQUATE SERVICE OF PROCESS IN ANY SUCH SUIT.  WITHOUT LIMITING THE FOREGOING, THE GUARANTOR HEREBY APPOINTS, IN THE CASE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN THE COURTS OF OR IN THE STATE OF NEW YORK, SPIRENT HOLDINGS CORPORATION WITH OFFICES AT 1300 VETERANS MEMORIAL HIGHWAY, HAUPPAUGE, NEW YORK, 11788 TO RECEIVE, FOR IT AND ON ITS BEHALF, SERVICE OF PROCESS IN THE STATE OF NEW YORK WITH RESPECT THERETO, PROVIDED THE GUARANTOR MAY APPOINT ANY OTHER PERSON, REASONABLY ACCEPTABLE TO THE REQUIRED HOLDERS, WITH OFFICES IN THE STATE OF NEW YORK TO REPLACE SUCH AGENT FOR SERVICE OF PROCESS UPON DELIVERY TO THE HOLDERS OF A REASONABLY ACCEPTABLE AGREEMENT OF SUCH NEW AGENT AGREEING SO TO ACT.  IN ADDITION, THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN THE SAID COURTS, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY HOLDER OF A NOTE TO

20

SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES, IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER THE GUARANTOR, IN SUCH OTHER JURISDICTION, AND IN SUCH MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

10.8.                     Language.

Each instrument, certificate, statement, legal opinion, undertaking, financial statement, report or other document referred to herein or to be delivered hereunder shall, except as otherwise expressly permitted hereby, be in the English language, or, if not in the English language, accompanied by an English translation certified by an officer of the Guarantor as correct in a manner reasonably satisfactory to the Required Holders.

[Remainder of page intentionally blank.  Next page is signature page]

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IN WITNESS WHEREOF, the Guarantor has caused this Agreement to be executed on its behalf by one of its duly authorized officers as of the date first set forth above.

[NAME OF GUARANTOR]

By
Name:
Title:

22

EXHIBIT 4.5

PART B

FORM OF SUBSIDIARY GUARANTEE (UK ENTITY)

Exhibit 4.5
Part B
(UK Entity)

[FORM OF SUBSIDIARY GUARANTEE]

[NAME OF GUARANTOR]

GUARANTEE

US$10,000,000
AMENDED AND RESTATED SERIES A SENIOR NOTES DUE NOVEMBER 23, 2006

US$63,406,000
AMENDED AND RESTATED SERIES B SENIOR NOTES DUE NOVEMBER 23, 2009

US$115,000,000
AMENDED AND RESTATED SERIES C SENIOR NOTES DUE NOVEMBER 23, 2009

US$29,594,000
AMENDED AND RESTATED SERIES D SENIOR NOTES DUE NOVEMBER 23, 2009

DATED [              ]

ISSUED BY:
SPIRENT PLC

BINGHAM McCUTCHEN LLP
LONDON

IN FAVOUR OF
1.	GUARANTEE
	1.1.	Guarantee
	1.2.	Continuing Guarantee
	1.3.	Additional Security
	1.4.	Matters Not to Reduce the Guarantor’s Liability
	1.5.	Guarantor Not to Take Security
	1.6.	No Competition
	1.7.	Suspense Account and Application
	1.8.	Discharge to be Conditional
	1.9.	Enforcement
	1.10.	Payment and Withholdings
	1.11.	Joint and Several Liability
	1.12.	Severability
	1.13.	Survival
	1.14.	Payments on Guaranteed Obligations
	1.15.	Termination, etc
	1.16.	Enforcement by Holders
2.	REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR
	2.1.	Representations and Warranties in Amended and Restated Note Purchase Agreement
	2.2.	Warranties and Representations with Respect to the Guarantor and this Guarantee
3.	COVENANTS
	3.1.	Covenants in Amended and Restated Note Purchase Agreement
	3.2.	Pari Passu Ranking
4.	INDEMNITY
5.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT
6.	AMENDMENT AND WAIVER
	6.1.	Requirements
	6.2.	Solicitation of Holders of Notes
	6.3.	Binding Effect, etc
	6.4.	Notes held by Guarantor, etc
7.	NOTICES
8.	INTERPRETATION OF THIS GUARANTEE
	8.1.	Defined Terms
	8.2.	Amended and Restated Note Purchase Agreement
	8.3.	Interpretation
9.	MISCELLANEOUS
	9.1.	Successors and Assigns
	9.2.	Severability
	9.3.	Reproduction of Documents
	9.4.	Waiver

9.5.	Governing Law
9.6.	Jurisdiction

THIS GUARANTEE is made on [                          ]

BY:

(1)                                [                                ], a corporation/limited company organized and existing under the laws of [                                ] (the “Guarantor”, which expression shall include its successors and assigns),

IN FAVOUR OF

(2)                                 Each of the Noteholders (as defined below) and each of the other holders from time to time of the Notes (as defined below) (each a “Holder” and, together, the “Holders”).

WHEREAS:

(A)                               SPIRENT plc (formerly known as Bowthorpe plc), a limited company organized and existing under the laws of England and Wales with registered number 470893 (together with its successors and assigns, the “Company”), entered into those certain separate Note Purchase Agreements each dated November 23, 1999 (as amended on November 14, 2000 and as further amended and restated on March •, 2003 and as may be further amended or varied from time to time in accordance with the terms thereof, the “Amended and Restated Note Purchase Agreement”), with each of the purchasers named on Schedule A thereto (such purchasers, together with their respective transferees and assignees, being referred to herein, individually, as a “Noteholder”, and, collectively, as the “Noteholders”) pursuant to which the Company issued and sold to the Noteholders (a) US$10,000,000 principal amount of its 7.94% Senior A Senior Notes due November 23, 2006 (including any amendments, restatements or modifications from time to time, the “Series A Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement), (b) US$63,406,000 principal amount of its 8.06% Series B Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Series B Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement), (c) US$115,000,000 principal amount of its 8.16% Series C Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Series C Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement) and (d) US$29,594,000 principal amount of its Fixed Rate Series D Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the

“Series D Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement) (the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes are referred to herein, collectively, as the “Notes”).

(B)                                To induce the Noteholders to enter into the Amended and Restated Note Purchase Agreement, the Guarantor will unconditionally guarantee all of the payment obligations of the Company under and pursuant to the Amended and Restated Note Purchase Agreement and the Notes pursuant to the terms and provisions of this Guarantee.

NOW THIS DEED WITNESSES as follows:

1.  GUARANTEE.

1.1.  Guarantee.

(a)                                 Guarantee.  In consideration of the execution and delivery of the Amended and Restated Note Purchase Agreement by the Noteholders, the Guarantor hereby absolutely, irrevocably, unconditionally, jointly and severally as principal obligor guarantees to each of the Holders the due and punctual payment and performance of the Guaranteed Obligations (as defined in clause (b) of this Section 1.1), and, accordingly, if and when the Company shall default in the due and punctual payment of any of the Guaranteed Obligations, then it shall on demand by such Holder pay to such Holder, in the currency in which the same falls due for payment under the terms of the Amended and Restated Note Purchase Agreement (as specifically provided in Section • of the Amended and Restated Note Purchase Agreement), that part of the Guaranteed Obligations due and owing to such Holder when and as the same shall become due and payable, whether at maturity, pursuant to any mandatory or optional prepayment, by acceleration or otherwise, as if the Guarantor instead of the Company was expressed to be the principal obligor all in accordance with the terms and provisions hereof and thereof (regardless of whether, in the case of any acceleration, such acceleration shall be stayed, enjoined, delayed or otherwise prevented under applicable law or otherwise).

(b)                                 Guaranteed Obligations.  In this Guarantee, “Guaranteed Obligations” means, in relation to each Holder, all moneys and other amounts which are now, or at any time hereafter shall become, due and owing by the Company to such Holder under or pursuant to the Amended and Restated Note Purchase Agreement and the Notes, including, without limitation, in respect of (i) the principal of, and interest on, and the Make-Whole

Amount and Modified Make-Whole Amount (if any) on, the Notes, (ii) any additional amounts which may be owing to such Holder pursuant to the terms of Section • of the Amended and Restated Note Purchase Agreement, and (iii) any swap breakage costs and any other amounts payable by the Company to any Holder in connection with any late payment of interest or principal (including amounts owing under Section • of the Amended and Restated Note Purchase Agreement), in each case pursuant to the terms and provisions of the Amended and Restated Note Purchase Agreement.

(c)                                  Guarantee of Payment.  The guarantee given under this Section 1 is a guarantee of payment and not a guarantee of collection.

1.2.  Continuing Guarantee.

This Guarantee is a continuing security and (subject to Section • of the Amended and Restated Note Purchase Agreement) shall remain in full force and effect until the Guaranteed Obligations have been paid, discharged or satisfied in full notwithstanding the liquidation or other incapacity or any change in the constitution of the Company or of the Guarantor or in the name and style of either of them or any settlement of account or other matter whatsoever and regardless of any intermediate payment or discharge in whole or in part.

1.3.  Additional Security.

This Guarantee is in addition to and shall not merge with or otherwise prejudice or affect or be prejudiced by any other right, remedy, guarantee (including, without limitation, any other Subsidiary Guarantee), indemnity or security and may be enforced without first having recourse to the same or any other bill, note, mortgage, charge, pledge or other Lien now or hereafter held by or available to all or any of the Holders.

1.4.  Matters Not to Reduce the Guarantor’s Liability.

(a)                                 Invalidity or Unenforceability.  If any purported obligation or liability of the Company which is the subject of this Guarantee is not or ceases to be valid or enforceable on any ground whatsoever whether or not known to any of the Holders, including but not limited to any defect in or want of powers of the Company or irregular exercise thereof or lack of authority by any Person purporting to act on behalf of the Company or any legal or other limitation (whether under the Limitation Act or otherwise), disability, incapacity or any change in the constitution of, or any amalgamation, reconstruction or liquidation of, the Company, the Guarantor shall nevertheless be liable to indemnify the Holders in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof.  The Guarantor as principal obligor and as a separate and independent obligation from its liabilities under Section 1.1 hereby agrees to keep the Holders fully indemnified on demand in the currency in which such purported obligation or liability arose (as specifically provided in Section • of the Amended and Restated Note Purchase Agreement) against all damages, losses, costs and expenses suffered or incurred by any of the Holders arising from any failure of the Company to carry out or discharge any such purported obligation or liability.

(b)                                 Other Matters.  The liability of the Guarantor shall not be affected nor shall this Guarantee be discharged or diminished by reason of:

(i)                                     any present or future bill, note, guarantee (including, without limitation, any other Subsidiary Guarantee), indemnity, mortgage, charge, pledge, or other Lien or security, or right or remedy held by or available to all or any of the Holders, being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by all or any of the Holders from time to time dealing with, exchanging, varying, realizing, releasing or failing to perfect or enforce any of the same; or

(ii)                                  all or any of the Holders compounding with, discharging, releasing or varying the liability of or granting any time, indulgence or concession to the Company or any other Person or renewing, determining or varying any bill, promissory note or other negotiable instrument, accommodation, facility or transaction in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from a principal debtor or any other Person; or

(iii)                               any act or omission which would not have discharged or affected the liability of the Guarantor had it been a principal debtor instead of guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

1.5.  Guarantor Not to Take Security.

The Guarantor warrants to the Holders that it has not taken or received, and undertakes not to take or receive, the benefit of any security from the Company in connection with this Guarantee.  If any such security is taken or the Guarantor receives the benefit of the same in violation of this Section 1.5, the Guarantor declares that such security and all moneys at any time received in respect thereof shall be held on trust for the Holders to be applied ratably in discharge of the liabilities of the Guarantor to the Holders hereunder.

1.6.  No Competition.

Until the Guaranteed Obligations have been paid, discharged or satisfied in full, the Guarantor waives all rights of subrogation and indemnity against the Company and agrees not to share in any security held or moneys received by all or any of the Holders on account of such liabilities or, unless so instructed by the Required Holders, to claim or prove in competition with all or any of the Holders in the liquidation of the Company in respect of any moneys paid by the Guarantor to or under this Guarantee.  If the Guarantor receives any payment or other benefit or exercises any set-off or counterclaim or otherwise acts in breach of this Section 1.6, anything so received and any benefit derived directly or indirectly by the Guarantor therefrom shall be held on trust for the Holders to be applied ratably in discharge of the liability of the Guarantor to the Holders hereunder.

1.7.  Suspense Account and Application.

(a)                                  Suspense Account.  Any money received by a Holder in connection with this Guarantee may be placed to the credit of an interest bearing suspense account with a view to preserving the rights of such Holder to prove for the whole of its claims against the Company or any other Subsidiary Guarantor liable or may be applied by such Holder in or towards satisfaction of such of the moneys, obligations or liabilities of the Company hereby guaranteed as such Holder in such Holder’s absolute discretion may, subject to Section l.7(b), from time to time conclusively determine.  The amount standing to the credit of the suspense account shall attract interest at such reasonable market rates offered by leading banks in the London Interbank Market for deposits in the same currency and for each successive period of one month (or such shorter period as the amount is to be retained on such account) as shall be available to the Holder.

(b)                                 Application.  The Guarantor shall have no right to require that any sums received by a Holder from the Guarantor under, or pursuant to, the terms of this Guarantee should be applied at any particular time or times (provided that in the event that the aggregate amount of any such sums received by such Holder and interest accrued in respect of moneys on deposit in any such suspense account referred to in Section 1.7(a) (or the equivalent provision of any Subsidiary Guarantee) shall be equal to or in excess of the entire outstanding Guaranteed Obligations owing to such Holder, then such Holder shall apply such amounts in satisfaction of such Guaranteed Obligations).

1.8.  Discharge to be Conditional.

Any release, discharge, settlement or arrangement on the faith of any security, disposition or payment between the Guarantor and a Holder shall be conditional upon no security, disposition or payment to any of the Holders by the Company or any other Person (not being the Guarantor) being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation or insolvency or for any reason whatever and, if such condition shall not be fulfilled, each Holder shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

1.9.  Enforcement.

A Holder shall not be obliged before taking steps to enforce this Guarantee: (a) to take action or obtain judgment in any court against the Company or any other Person; or (b) to make, enforce or seek to enforce any claim against the Company or any other Person under any security or other document, agreement or arrangement.

1.10.  Payment and Withholdings.

All sums due and payable by the Guarantor under this Guarantee shall be made in full without set-off or counterclaim and free and clear of and (subject as provided in the next sentence) without deduction for or on account of any future or present Tax.  If:

(a)                                  the Guarantor is required by law to make any deduction or withholding from any sum payable by the Guarantor to a Holder hereunder; or

(b)                                 a Holder is required by law to make any payment, on account of any Tax or otherwise, on or in relation to any amount received or receivable by such Holder hereunder,

(excluding, in the case of each Holder, taxes imposed on its overall net income, profits or gains, and franchise taxes imposed on such Holder, by the jurisdiction under the laws of which such Holder is organized or any political subdivision thereof) then the sum payable by the Guarantor in respect of which such deduction, withholding or payment is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment (and after taking account of any deduction, withholding or payment which is required to be made as a result of the increase), such Holder receives and retains a net sum equal to the sum which it would have received and so retained had no such deduction, withholding or payment been made; provided that each

Holder will comply with any reasonable request of the Guarantor to comply with any form filing or similar reporting requirement to reduce such deduction, withholding or payment within 60 days of the Guarantor providing written notice to the Holder of such filing or similar reporting requirement, so long as any required forms and accompanying instructions issued by the relevant taxing authority are provided to the Holder along with such written notice.  The foregoing notwithstanding, nothing in this Section 1.10 shall (i) restrict the right of any Holder to arrange its tax affairs as it shall think fit, (ii) require any Holder to disclose any information regarding its tax affairs which, in such Holder’s reasonable and good faith judgment, constitutes confidential or proprietary information, or (iii) subject to the paragraph below, require any Holder to account for any indirect taxation benefits arising from the deduction, withholding or payment of any Tax.  The obligations of the Guarantor under this Section l.10 will survive the payment or transfer of any Note and the termination of this Guarantee.

Each Holder agrees that, with reasonable promptness after receiving written notice from the Guarantor to the effect that such Holder is eligible for a refund in respect of Taxes actually paid by the Guarantor, such Holder will sign and deliver to or as reasonably directed by the Guarantor any Form provided to such Holder by the Guarantor to enable such Holder to obtain a refund in respect of such Taxes; and if such Holder thereafter receives such refund in respect of such Taxes, such Holder will promptly pay such refund to the Guarantor (together with interest, if any, received by such Holder from the relevant taxing authority).  If a Holder applies for a refund of such Taxes prior to a request by the Guarantor to apply for such a refund, upon receipt of a request by the Guarantor to apply for a refund or to turn over the proceeds of any such refund, the Holder will pay any such refund to the Guarantor (together with interest, if any, received by such holder from the relevant taxing authority) promptly upon receipt of such refund, or if later, promptly upon receipt of the request from the Guarantor.  The Guarantor agrees to pay all reasonable out-of-pocket expenses incurred by a Holder in connection with obtaining such refund.

1.11.  Joint and Several Liability.

The Guarantor acknowledges and agrees that its liabilities under this Guarantee and the liabilities of each other Subsidiary Guarantor under their respective Subsidiary Guarantees are joint and several.

1.12.  Severability.

The rights of the Holders under this Guarantee are several and each Holder may separately enforce its rights under this Guarantee.

1.13.  Survival.

So long as the Guaranteed Obligations have not been discharged in full, the obligations of the Guarantor under this Guarantee shall survive the transfer and payment of any Note.

1.14.  Payments on Guaranteed Obligations.

The Guarantor will make all payments in respect of this Guarantee to the holders in the same manner and in the same currency as the Company is required to make payments on the Notes in accordance with Section • of the Amended and Restated Note Purchase Agreement.

1.15. Termination, etc.

Nothing shall discharge or satisfy the obligations of the Guarantor hereunder except the full and final performance and payment of the Guaranteed Obligations.

1.16. Enforcement by Holders.

For the purposes of the Contracts (Rights of Third Parties) Act 1999 (the “Contracts Act”), this Guarantee may be enforced by, and will confer benefits on, each of the present and future Holders of each of the Notes; provided, that, for amendments and waivers as provided in Section 6.1, the consent of the Holder or Holders at the time of that amendment and/or waiver shall be required, but not the consent of any future Holders.

1.17.  Indemnity.

The Guarantor irrevocably and unconditionally indemnifies as primary obligor each Holder on demand against any loss or liability suffered by it if any Guaranteed Obligation is or becomes unenforceable, invalid or illegal.

2.  REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR.

The Guarantor represents and warrants for the benefit of each of the Holders:

2.1.  Representations and Warranties in Amended and Restated Note Purchase Agreement.

Without in any way limiting the generality of the warranties and representations contained in Section • of the Amended and Restated Note Purchase Agreement, each of such warranties and representations is, insofar as it is expressed to apply to a Subsidiary or a Guarantor specifically or to any Subsidiary generally, true and correct, as of the date hereof, with respect to the Guarantor.

2.2.  Warranties and Representations with Respect to the Guarantor and this Guarantee.

(a)                                 Organization; Power and Authority.  The Guarantor is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and (to the extent such concept is recognized in such jurisdictions) is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and, as described in the Information Pack, proposes to transact, to execute and deliver this Guarantee and to perform the provisions hereof.

(b)                                 Authorisation, etc.  This Guarantee has been duly authorised by all necessary corporate action on the part of the Guarantor, and this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms except as provided in the Reservations.

(c)                                  Compliance with Laws, Other Instruments, etc.  The execution, delivery and performance by the Guarantor of this Guarantee will not:

(i)                                     contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, memorandum or articles of association, corporate charter or by-laws, or any other agreement, instrument or license to which the Guarantor is bound or subject or by which the Guarantor or any of its properties may be bound or affected,

(ii)                                  conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Guarantor, or

(iii)                               violate any provision of any applicable law or other rule or regulation of any Governmental Authority applicable to the Guarantor.

(d)                                 Governmental Authorisations, etc.  No consent, approval or authorisation of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Guarantor of this Guarantee, save as may be required under sections 155 through 158, inclusive, of the Companies Act.

(e)                                  Pari Passu Ranking.  The Guarantor’s obligations under this Guarantee will rank at least pari passu, without preference or priority, with all of its other outstanding unsecured and unsubordinated obligations, except for those obligations that are mandatorily preferred by law and not by reason of contract.

(f)                                    Solvency of Guarantor.  The Guarantor, after giving effect to the transactions contemplated by this Guarantee, will not be unable to pay its debts (within the meaning of Section 123(1)(a) or (e) or Section 123(2) of the Insolvency Act).

3.  COVENANTS.

3.1.  Covenants in Amended and Restated Note Purchase Agreement.

The Guarantor will comply with each of the provisions of Section •, Section • and Section • of the Amended and Restated Note Purchase Agreement in so far as those provisions are expressed to apply to a Subsidiary or a Guarantor specifically or to any Subsidiary generally.

3.2.  Pari Passu Ranking.

The Guarantor shall ensure that its obligations under this Guarantee will at all times rank at least pari paasu in all respects with the claims of all of its other unsecured creditors save those whose claims are preferred by any bankruptcy, receivership, insolvency, liquidation or other similar laws of general application.

4.                                      TRANSACTION EXPENSES.

The Guarantor will pay all costs and expenses (including, without limitation, reasonable attorneys’ fees of a special United States counsel and a special English counsel and, if reasonably required, other local counsel) incurred by each Holder in connection with this Guarantee and in connection with any amendments, waivers or consents under or in respect of this Guarantee (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Guarantee, the Amended and Restated Note Purchase Agreement, or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Guarantee, the Amended and Restated Note Purchase Agreement, or the Notes; and (b) the costs and expenses, including, without limitation, financial advisors’ and reporting or investigating accountants’ fees, incurred in connection with the insolvency or bankruptcy of the Guarantor or in connection with any work-out or restructuring of the transactions contemplated by this Guarantee, the Amended and Restated Note Purchase Agreement, or the Notes.  The Guarantor will pay, and will save each Holder and hold each Holder harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by such Holder).

5.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Guarantee, the purchase or transfer by any Noteholder or other Holder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Holder, regardless of any investigation made at any time by or on behalf of any Noteholder or any other Holder (it being understood that all representations and warranties of the Guarantor contained in this Guarantee are made only as of the date hereof).  All statements contained in any certificate or other instrument delivered by or on behalf of the Guarantor pursuant to this Guarantee or the Amended and Restated Note Purchase Agreement shall be deemed representations and warranties of the Guarantor under this Guarantee (and deemed made at the time of the delivery of such certificate or other instrument if such delivery is after the date hereof).  Subject to the preceding sentence, this Guarantee embodies the final expression of all of the terms hereof and is a complete and exclusive statement of those terms.

6.  AMENDMENT AND WAIVER.

6.1.  Requirements.

This Guarantee may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Guarantor and the Required Holders except that no such amendment or waiver may, without written consent of the Holder or Holders of each of the Notes at the time outstanding affected thereby, (a) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver, or (b) amend any of Section 1, Section 2 or this Section 6.

6.2.  Solicitation of Holders of Notes.

(a)                                 Solicitation.  The Guarantor will provide each Holder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof.  The Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 6 to each Holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.

(b)                                 Payment.  The Guarantor will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder as consideration for or as an inducement to the entering into by any Holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder holding Notes then outstanding even if such Holder did not consent to such waiver or amendment.

6.3.  Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 6 applies equally to all Holders and the Guarantor without regard to whether any Note held by any Holder has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Guarantor and any Holder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of such Holder.  As used herein, the term “this Guarantee” and references thereto shall mean this Guarantee as it may from time to time be amended or supplemented.

6.4. Notes held by Guarantor, etc.

Solely for the purpose of determining whether Holders holding the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guarantee, or have directed the taking of any action provided herein to be taken upon the direction of Holders holding a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Guarantor, the Company, any other Subsidiary or any of their respective Affiliates shall be deemed not to be outstanding.

7.  NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by an internationally-recognized expedited delivery service (charges prepaid), or (b) by an internationally-recognized expedited delivery service (with charges prepaid).  Any such notice must be sent:

(i)                                     if to any Holder or such Holder’s nominee, to such Holder or such Holder’s nominee at the address specified for such communications pursuant to Section • of the Amended and Restated Note Purchase Agreement; or

(ii)                                  if to the Guarantor, to the Guarantor at:

c/o Spirent plc
Gatwick Road
Crawley
West Sussex RH10 2RZ,
England
Attention: Chief Financial Accountant
facsimile no.: [+44-1293-527507]

or at such other address as the Guarantor shall have specified to each Holder in writing.

Notices under this Section 7 will be deemed given only when actually received.

8.  INTERPRETATION OF THIS GUARANTEE.

8.1  Defined Terms.  Certain capitalized terms and other terms used in this Guarantee have the following meanings:

Amended and Restated Note Purchase Agreement – is defined in Recital (A).

Company – is defined in Recital (A).

Contracts Act – is defined in Section 1.16.

Guarantee, this – is defined in Section 6.3.

Guaranteed Obligations – is defined in Section 1.l(b).

Guarantor – is defined in the introduction hereof.

Holder – is defined in the introduction hereof.

Limitation Act – means the Limitation Act 1980 of the United Kingdom, as amended from time to time.

Noteholder – is defined in Recital (A).

Notes – is defined in Recital (A),

Reservations – means, with respect to the enforceability of any agreement or instrument, any limitations on such enforceability that may be imposed by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Subsidiary Guarantor – means a Subsidiary of the Company that is for the time being a “Guarantor” as such term is defined in the Amended and Restated Note Purchase Agreement.

8.2.  Amended and Restated Note Purchase Agreement.  Capitalized terms used herein and not otherwise defined in Section 8.1 shall have the respective meanings set forth in the Amended and Restated Note Purchase Agreement.

8.3.  Interpretation.  In this Guarantee (unless otherwise provided):

(a)                                  words importing the singular shall include the plural and vice versa;

(b)                                  references to any document shall be construed as references to that document, as amended, varied, novated or supplemented, as the case may be;

(c)                                  references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(d)                                  references to “assets” or “property” or “properties” shall include revenues and the right to revenues, and all personal property, assets and rights of every kind, whether present, future or contingent, and whether tangible or intangible, choate or inchoate (including uncalled share capital);

(e)                                  the words “including” and “in particular” shall be construed as being by way of illustration or emphasis only and shall not he construed as, nor shall they take effect as, limiting the generality of any foregoing words;

(f)                                    the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

(g)                                 references to a “corporation” shall include a corporation, incorporated company or other entity substantially similar to a corporation, whether or not called a “corporation” under the laws of (or in business terminology commonly used in) the jurisdiction where such entity is organized or conducts its primary business;

(h)                                 references to a “Person” shall be construed as to include that person’s assigns, transferees or successors in title and shall be construed as including references to an individual, partnership, corporation, limited liability company, firm, association, joint venture, trust, unincorporated organization, or a government or agency or political subdivision thereof;

(i)                                    references to Sections and Recitals are, unless otherwise specified, references to Sections and Recitals of this Guarantee.

9.  MISCELLANEOUS.

9.1.  Successors and Assigns.

Whenever the Guarantor is referred to, such reference shall be deemed to include the successors and assigns of the Guarantor, and all the covenants, promises and agreements contained in this Guarantee by or on behalf of the Guarantor shall bind the successors and assigns of the Guarantor and shall inure to the benefit of each of the Holders whether so expressed or not and whether or not an assignment of the rights hereunder shall have been delivered in connection with any assignment or other transfer of Notes.

9.2.  Severability.

Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

9.3.  Reproduction of Documents.

The Guarantor agrees that the provisions of Section • of the Amended and Restated Note Purchase Agreement shall apply to the Guarantor mutatis mutandis as if such Section were set forth in this Guarantee.

9.4.  Waiver of Defences.

The obligations of each Guarantor will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Guarantee or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Holder):

(a)                                  any time or waiver granted to, or composition with, the Company or other Person;

(b)                                 the release of the Company or any other Person under the terms of any composition or arrangement with any creditor or any member of the Group;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Company or any other Person;

(e)                                  any variation (however fundamental) or replacement of a Financing Document or any other document or security so that references to that Financing Document in this Guarantee shall include each variation or replacement;

(f)                                    any unenforceabiliy, illegality or invalidity of any obligation of any Person under any Financing Document or any other document or security, to the intent that the Guarantors’ obligations under this Guarantee shall remain in full force and its Guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(g)                                 any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Company under a Financing Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of each Guarantor’s obligations under this Guarantee be construed as if there were no such circumstances.

9.5.  Governing Law.

THIS GUARANTEE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE GUARANTOR AND THE HOLDERS SHALL BE GOVERNED BY, ENGLISH LAW.

9.6.  Jurisdiction.

(a)                                 Courts of England.  THE COURTS OF ENGLAND SHALL HAVE JURISDICTION TO SETTLE ANY DISPUTES WHICH MAY ARISE OUT OF OR IN CONNECTION WITH THIS GUARANTEE.

(b)                                 Other Jurisdictions.  THE PROVISIONS OF SECTION 9.6(a) ARE FOR THE BENEFIT OF THE HOLDERS ONLY AND ARE WITHOUT PREJUDICE TO THE RIGHTS OF HOLDERS TO BRING ANY PROCEEDINGS RELATING TO THIS GUARANTEE IN ANY OTHER COURT WHICH HAS COMPETENT JURISDICTION.

(c)                                  Certain Waivers and Consents.  FOR THE PURPOSES OF THIS GUARANTEE, THE GUARANTOR HEREBY (I) WAIVES ANY OBJECTIONS TO THE COURTS OF ENGLAND HAVING

JURISDICTION ON THE GROUNDS OF VENUE OR FORUM NON-CONVENIENS OR ANY SIMILAR GROUNDS, AND (II) CONSENTS TO SERVICE OF PROCESS BY MAIL OR IN ANY OTHER MANNER PERMITTED BY RELEVANT LAW.

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guarantee as a deed on the day and year first above written.

EXECUTED and DELIVERED as	)

a deed by [GUARANTOR] acting	)

by two Directors or one Director	)

and its Secretary	)

Director

Director/Secretary

EXHIBIT 4.5

PART C

FORM OF SUBSIDIARY GUARANTEE (CANADIAN ENTITY)

Exhibit 4.5
Part C
(Canadian Entity)

[FORM OF SUBSIDIARY GUARANTEE]

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated [                       ,                    ], by [                                   ], a corporation organized and existing under the laws of [                                           ] (the “Guarantor”, which expression shall include its successors I. and assigns), in favor of each of the holders of the Notes (as such terms are defined below).

PRELIMINARY STATEMENTS:

A.                                    SPIRENT plc (formerly known as Bowthorpe plc), a limited company organized and existing under the laws of England and Wales with registered number 470893 (together with its successors and assigns, the “Company”), entered into those certain separate Note Purchase Agreements each dated November 23, 1999 (as amended on November 14, 2000 and as further amended and restated on March •, 2003 and as may be further amended or varied from time to time in accordance with the terms thereof, the “Amended and Restated Note Purchase Agreement”), with each of the purchasers named on Schedule A thereto (such purchasers, together with their respective transferees and assignees, being referred to herein, individually, as a “Noteholder”, and, collectively, as the “Noteholders”) pursuant to which the Company issued and sold to the Noteholders (a) US$10,000,000 principal amount of its 7.94% Senior A Senior Notes due November 23, 2006 (including any amendments, restatements or modifications from time to time, the “Series A Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement), (b) US$63,406,000 principal amount of its 8.06% Series B Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Series B Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement), (c) US$115,000,000 principal amount of its 8.16% Series C Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Series C, Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement) and (d) US$29,594,000 principal amount of its Fixed Rate Series D Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Series D Notes”, such term to include any such notes issued in substitution therefore pursuant to Section [•] of the Amended and Restated Note Purchase Agreement) (the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes are referred to herein, collectively, as the “Notes”).

B.                                    By agreeing to enter into this Agreement, the Guarantor acknowledges that:

(a)                                  it will directly or indirectly gain substantial financial and other benefits;

(b)                                 those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any applicable Canadian bankruptcy or provincial fraudulent transfer or conveyance statute and any related case law; and

(c)                                  each holder has acted in good faith in connection with this Guarantee and the Restructuring Transaction.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor does hereby covenant and agree, for the benefit of all present and future holders, from time to time, of the Notes as follows:

AGREEMENT:

1.                                      GUARANTEE.

1.1                               Guaranteed Obligations.

The Guarantor, in consideration of the execution and delivery of the Amended and Restated Note Purchase Agreement, hereby unconditionally, absolutely guarantees, on a continuing basis, to each holder as and for the Guarantor’s own debt, until final and indefeasible payment has been made the due and punctual payment by the Company of the principal of, and interest, Make-Whole Amount and Modified Make-Whole Amount (if any) on, the Notes at any time outstanding and the due and punctual payment of all other amounts payable (including, without limitation, Additional Payments) by the Company to the holders under the Amended and Restated Note Purchase Agreement and the Notes, in each case when and as the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayment, by acceleration or otherwise, all in accordance with the terms and provisions hereof and thereof; it being the intent of the Guarantor that the guarantee set forth herein shall be a continuing guarantee of payment and not merely a guarantee of collection.  All of the obligations set forth in this Section 1.1 are referred to herein as the “Guaranteed Obligations” and the Guarantee thereof set forth in this Section 1 is referred to herein as the “Unconditional Guarantee”.

1.2                               Payments.

In the event that the Company fails to make, on or before the due date thereof, any payment to be made of any principal amount of, or interest, Make-Whole Amount or Modified Make-Whole Amount on, or in respect of, the Notes or of any other amounts due to any holder under the Notes or the Amended and Restated Note Purchase Agreement (including, without limitation, Additional Payments), after in each case giving effect to any applicable grace periods or cure provisions or waivers or amendments, the Guarantor shall cause forthwith to be paid the moneys, or to be performed, kept, observed, or fulfilled each of such obligations, in respect of which such failure has occurred in accordance with the terms and provisions of the Amended and Restated Note Purchase Agreement and the Notes.  In furtherance of the foregoing, if an Event of Default shall exist, all of the Guaranteed Obligations shall, in the manner and subject to the limitations provided in the Amended and Restated Note Purchase Agreement for the acceleration of the Notes (including, without limitation, the provisions related to the annulment thereof), forthwith become due and payable without notice, regardless of whether the acceleration of the Notes shall be stayed, enjoined, delayed or otherwise prevented.

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Nothing shall discharge or satisfy the obligations of the Guarantor hereunder except the full and final performance and indefeasible payment of the Guaranteed Obligations.

1.3                               Joint and Several Liability.

The Guarantor acknowledges and agrees that its liabilities and the liabilities of each of the other Subsidiary Guarantors under their respective Subsidiary Guarantees for the due and punctual payment of the Guaranteed Obligations shall be joint and several.

1.4                               Releases.

The Guarantor consents and agrees that, without any notice whatsoever to or by the Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of the Guarantor hereunder, each holder, by action or inaction, may:

(a)                                  compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of the Notes, the Amended and Restated Note Purchase Agreement, any other Subsidiary Guarantee, any other guarantee or agreement or instrument related thereto or hereto;

(b)                                 assign, sell or transfer, or otherwise dispose of, any one or more of the Notes;

(c)                                  grant waivers, extensions, consents and other indulgences of any kind whatsoever to the Company or any other Person liable in any manner in respect of all or any part of the Guaranteed Obligations;

(d)                                 amend, modify or supplement in any manner whatsoever and at any time (or from time to time) any one or more of the Notes, the Amended and Restated Note Purchase Agreement, any other Subsidiary Guarantee, any other guarantee or any agreement or instrument related thereto or hereto;

(e)                                  release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations whether parties hereto or not; and

(f)                                    sell, exchange, release, accept, surrender or enforce rights in, or fail to obtain or perfect or to maintain, or caused to be obtained, perfected or maintained, the perfection of any security interest, charge or other Lien on, by action or inaction, any property at any time pledged or granted as security in respect of the Guaranteed Obligations, whether so pledged or granted by the Company, the Guarantor or any other Person.

The Guarantor hereby ratifies and confirms any such action specified in this Section 1.4 and agrees that the same shall be binding upon the Guarantor.  The Guarantor hereby waives any and all defenses, counterclaims or offsets which the Guarantor might or could have by reason thereof.

1.5                               Waivers.

To the fullest extent permitted by law, the Guarantor hereby waives:

3

(a)                                  notice of acceptance of this Agreement;

(b)                                 notice of any purchase or acceptance of the Notes under the Amended and Restated Note Purchase Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to the Guarantor’s right to make inquiry of each holder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(c)                                  notice of the amount of the Guaranteed Obligations, subject to the Guarantor’s right to make inquiry of each holder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(d)                                 notice of adverse change in the financial condition of the Company, any of the other Subsidiary Guarantors or any other guarantor or any other fact that might increase the Guarantor’s risk hereunder;

(e)                                  notice of presentment for payment, demand, protest, and notice thereof as to the Notes or any other instrument;

(f)                                    notice of any Default or Event of Default;

(g)                                 all other notices and demands to which the Guarantor might otherwise be entitled (except if such notice or demand is specifically otherwise required to be given to the Guarantor under this Agreement);

(h)                                 the right by statute or otherwise to require any or each holder to institute suit against the Company, any other Subsidiary Guarantor or any other guarantor or to exhaust the rights and remedies of any or each holder against the Company, the other Subsidiary Guarantors or any other guarantor, the Guarantor being bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to each holder by the Guarantor;

(i)                                     any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the Company or by reason of the cessation from any cause whatsoever of the liability of the Company in respect thereof;

(j)                                     any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force that, but for this waiver, might be applicable to any sale of property of the Guarantor made under any judgment, order or decree based on this Agreement, and the Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of any such law; and

(k)                                  at all times prior to the full and final performance and indefeasible payment of the Guaranteed Obligations, any claim of any nature arising out of any right of indemnity, contribution, reimbursement, indemnification or any similar right or any claim of subrogation (whether such right or claim arises under contract, common law or statutory or civil law) arising in respect of any payment made under this Agreement or in connection with this Agreement, against the Company or the estate of the Company (including Liens on the property of the Company or the estate of the Company), in each case whether or not the Company at any time shall be the

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subject of any proceeding brought under any Insolvency Law, and the Guarantor further agrees that it will not file any claims against the Company or the estate of the Company in the course of any such proceeding or otherwise, and further agrees that each holder may specifically enforce the provisions of this clause (k).

1.6                               Marshaling.

The Guarantor consents and agrees:

(a)                                  that each holder, and each Person acting for the benefit of one or more of the holders, shall be under no obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Guaranteed Obligations; and

(b)                                 that, to the extent that the Company, any other Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations makes a payment or payments to any holder, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, administrator, receiver, administrative receiver, or any other official or party under any Insolvency Law, other common or civil law, or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if such payment or payments had not been made and the Guarantor shall be primarily liable for such obligation.

1.7                               Immediate Liability.

The Guarantor agrees that the liability of the Guarantor in respect of the Unconditional Guarantee shall be immediate and shall not be contingent upon the exercise or enforcement by any holder or any other Person of whatever remedies such holder or other Person may have against the Company, any other Subsidiary Guarantor, or any other guarantor or the enforcement of any Lien or realization upon any security such holder or other Person may at any time possess.

1.8                               Primary Obligations.

The Unconditional Guarantee is a primary and original obligation of the Guarantor and is an absolute, unconditional, continuing guarantee of indefeasible payment and shall remain in full force and effect without respect to any action by any holder specified in Section 1.4 or any future changes in conditions, including, without limitation, change of law or any invalidity or irregularity with respect to the issuance or assumption of any obligations (including, without limitation, the Notes) of or by the Company, any other Subsidiary Guarantor, or any other guarantor, or with respect to the execution and delivery of any agreement (including, without limitation, the Notes and the Amended and Restated Note Purchase Agreement) of the Company or any other Person.

1.9                               Additional Security

The Unconditional Guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any holder.

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1.10                        No Reduction or Defense.

The obligations of the Guarantor under this Agreement, and the rights of any holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination (except as set forth in Section 1.23), whether by reason of any claim of any character whatsoever or otherwise, including, without limitation, claims of waiver, release (except as set forth in Section 1.23), surrender, alteration or compromise, and shall not be subject to any defense (other than any defense based upon the irrevocable payment and performance in full of the obligations of the Company under the Amended and Restated Note Purchase Agreement and the Notes), set-off, counterclaim, recoupment or termination whatsoever (except as set forth in Section 1.23).

Without limiting the generality of the foregoing, the obligations of the Guarantor shall not be discharged or impaired by:

(a)                                  any default (including, without limitation, any Default or Event of Default), failure or delay, willful or otherwise, in the performance of any obligations by the Guarantor, the Company or any of their respective Subsidiaries or Affiliates;

(b)                                 any proceeding of, or involving, the Company or any of its Subsidiaries under any Insolvency Law, or any merger, consolidation, amalgamation, reorganization, dissolution, liquidation, sale of assets or winding up or change in corporate constitution or corporate identity or loss of corporate identity of the Company or any of its Subsidiaries or Affiliates;

(c)                                  any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of, the Company or any of its Subsidiaries or any other Person;

(d)                                 impossibility or illegality of performance on the part of the Company under the Amended and Restated Note Purchase Agreement or the Notes or on the part of any other Subsidiary Guarantor under any other Subsidiary Guarantee;

(e)                                  the invalidity, irregularity or unenforceability of the Notes, the Amended and Restated Note Purchase Agreement, any other Subsidiary Guarantee, or any documents referred to therein or herein;

(f)                                    in respect of the Company or any of its Subsidiaries, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any such Subsidiary, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), terrorist activities, civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company or such Subsidiary and whether or not of the kind hereinbefore specified;

(g)                                 any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges, Liens or encumbrances of any nature, foreseen or

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unforeseen, incurred by any Person, or against any sums payable under the Amended and Restated Note Purchase Agreement, the Notes, this Agreement, or any other Subsidiary Guarantee, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

(h)                                 any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any Governmental Authority, or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company or any other Subsidiary Guarantor of any of their respective obligations under the Amended and Restated Note Purchase Agreement or the Notes, or the other Subsidiary Guaranties, as the case may be.

1.11                        No Election.

Each holder shall, individually or collectively, have the right to seek recourse against the Guarantor to the fullest extent provided for herein for its obligations under this Agreement. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of such holder’s right to proceed in any other form of action or proceeding or against other parties unless such holder has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by or on behalf of any holder against the Company or any other Person under any document or instrument evidencing obligations of the Company or such other Person to or for the benefit of such holder shall serve to diminish the liability of the Guarantor under this Agreement except to the extent that such holder unconditionally shall have realized payment by such action or proceeding.

1.12                        Severability.

Each of the rights and remedies granted under this Section 1 to each holder in respect of the Notes held by such holder may be exercised by such holder without notice to, or the consent of or any other action by, any other holder.

1.13                        Appropriations.

Until all amounts which may be or become payable by the Company under or in connection with the Amended and Restated Note Purchase Agreement or the Notes, by the Guarantor under or in connection with this Agreement, or by any other Subsidiary Guarantor under or in connection with any other Subsidiary Guarantee, have been irrevocably and indefeasibly paid in full, any holder (or any trustee or agent on its behalf) may:

(a)                                  refrain from applying or enforcing any other moneys, security or rights held or received by such holder (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)                                 hold in a suspense account any moneys received from the Guarantor, or on account of the Guarantor’s liability under this Agreement, without liability to pay interest on those moneys.

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1.14                        Other Enforcement Rights.

Each holder may proceed to protect and enforce this Agreement by suit or suits or proceedings in equity, at law or in bankruptcy or insolvency, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted; or for the recovery of judgment for the obligations hereby guaranteed or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

1.15                        Invalid Payments.

To the extent that any payment is made to any holder in respect of the Guaranteed Obligations by any Person, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, administrator, receiver, administrative receiver, or any other party or official under any Insolvency Law, or any other common or civil law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made and the Guarantor shall be primarily liable for such obligation.

1.16                        No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or the Amended and Restated Note Purchase Agreement upon any holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section [•] of the Amended and Restated Note Purchase Agreement, the Guarantor will pay to the holder of each Note on demand all amounts specified in Section [ ] of the Amended and Restated Note Purchase Agreement and such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Agreement, including, without limitation, reasonable attorneys’, solicitors’ and barristers’ fees, expenses and disbursements.

1.17                        Restoration of Rights and Remedies.

If any holder shall have instituted any proceeding to enforce any right or remedy under this Agreement, the Amended and Restated Note Purchase Agreement or any Note held by such holder and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such holder, then and in every such case each such holder, the Company and the Guarantor shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former position hereunder and thereunder, and thereafter the rights and remedies of such holder shall continue as though no such proceeding had been instituted.

1.18                        Payment and Withholding.

All sums due and payable by the Guarantor under this Agreement shall be made in full and without setoff or counterclaim and free and clear of and without deduction for or on account of any future or present Tax. If:

(a)                                  the Guarantor is required by law to make any deduction or withholding from any sum payable by the Guarantor to a holder hereunder, or

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(b)                                 a holder is required by law to make any payment, on account of any Tax or otherwise on or in relation to any amount received or receivable by such holder hereunder, then the sum payable by the Guarantor in respect of which such deduction, withholding or payment is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment (and after taking account of any deduction, withholding or payment which is required to be made as a result of the increase), such holder receives and retains a net sum equal to the sum which it would have received and so retained had no such deduction, withholding or payment been made; provided that each holder will comply with any reasonable request of the Guarantor to comply with any form filing or similar reporting requirement to reduce such deduction, withholding or payment within 60 days of the Guarantor providing written notice to the holder of such filing or similar reporting requirement, so long as any required forms and accompanying instructions issued by the relevant taxing authority are provided to the holder along with such written notice. The foregoing notwithstanding, nothing in this Section 1.18 shall (i) restrict the right of any holder to arrange its tax affairs as it shall think fit, (ii) require any holder to disclose any information regarding its tax affairs which, in such holder’s reasonable and good faith judgment, constitutes confidential or proprietary information, or (iii) subject to the paragraph below, require any holder to account for any indirect taxation benefits arising from the deduction, withholding or payment of any Tax. The obligations of the Guarantor and the holders under this Section 1.18 will survive the payment or transfer of any Note and the termination of this Agreement.

Each holder agrees that, with reasonable promptness after receiving written notice from the Guarantor to the effect that such holder is eligible for a refund in respect of Taxes actually paid by the Guarantor, such holder will sign and deliver to or as reasonably directed by the Guarantor any Form provided to such holder by the Guarantor to enable such holder to obtain a refund in respect of such Taxes; and if such holder thereafter receives such refund in respect of such Taxes, such holder will promptly pay such refund to the Guarantor (together with interest, if any, received by such holder from the relevant taxing authority). If a holder applies for a refund of such Taxes prior to a request by the Guarantor to apply for such a refund, upon receipt of a request by the Guarantor to apply for a refund or to turn over the proceeds of any such refund, the holder will pay any such refund to the Guarantor (together with interest, if any, received by such holder from the relevant taxing authority) promptly upon receipt of such refund, or if later, promptly upon receipt of the request from the Guarantor. The Guarantor agrees to pay all reasonable out-of-pocket expenses incurred by a holder in connection with obtaining such refund.

1.19                        Limitation on Guaranteed Obligations.

It is the intention of the Guarantor and each holder of Notes that the maximum amount of the obligations of the Guarantor hereunder shall be equal to, but not in excess of, the maximum amount permitted by applicable law. To that end, with respect to the determination of the “maximum amount permitted by applicable law,” but only to the extent such obligations would otherwise be avoidable, the obligations of the Guarantor hereunder shall be limited to the maximum amount that the Guarantor is permitted to pay in respect of the Guaranteed Obligations under any applicable Insolvency Law (including, without limitation, if applicable, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)) and under the Criminal Code (Canada). Any such limitation shall be apportioned amongst the Guaranteed Obligations owed to the holders pro rata. This Section 1.19 is intended solely to preserve the rights of each holder hereunder to

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the maximum extent permitted by applicable law, and neither the Guarantor nor any other Person shall have any rights under this Section 1.19 that it would not otherwise have under applicable law.

1.20                        Computation of Interest.

The Guarantor acknowledges that the rates of interest applicable to the Guaranteed Obligations will be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. For purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 360 days such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to (i) the applicable rate based on a year of 360 days (ii) multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, and (iii) divided by 360.

1.21                        Further Assurances.

The Guarantor will cooperate with the holders and execute such further instruments and documents as the Required Holders shall reasonably request to carry out, to the reasonable satisfaction of the Required Holders, the transactions contemplated by the Amended and Restated Note Purchase Agreement, the Notes, this Agreement and the documents and instruments related thereto.

1.22                        Survival.

So long as the Guaranteed Obligations shall not have been fully and finally performed and indefeasibly paid, the obligations of the Guarantor under the Unconditional Guarantee shall survive the transfer and payment of any Note and the payment in full of all the Notes.

1.23                        Termination.

Notwithstanding anything to the contrary herein, this Agreement may be terminated and all obligations of the Guarantor hereunder shall be automatically terminated upon notice from the Company and satisfaction of the other conditions contained in Section [•] of the Amended and Restated Note Purchase Agreement.

2.                                      REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR.

2.1                             Representations and Warranties in Amended and Restated Note Purchase Agreement.

Without in any way limiting the generality of the warranties and representations contained in Section 5 of the Amended and Restated Note Purchase Agreement, each of such warranties and representations is, insofar as it refers to a Subsidiary or a Guarantor specifically or to any Subsidiary generally, true and correct, as of the date hereof, with respect to the Guarantor.

2.2                             Warranties and Representations with Respect to the Guarantor and this Agreement.

(a)                                  Organization; Power and Authority.  The Guarantor is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and (to the extent such concept is recognized in such jurisdiction) in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign

10

corporation and (to the extent such concept is recognized in such jurisdictions) is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to he so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, and to perform the provisions hereof.

(b)                                 Authorization, etc.  This Agreement has been duly authorized by all necessary corporate action on the part of the Guarantor, and this Agreement constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(c)                                  Compliance with Laws, Other Instruments, etc.  The execution, delivery and performance by the Guarantor of this Agreement will not

(i)                                     contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, memorandum or articles of association, corporate charter or by-laws, or any other agreement, instrument or license to which the Guarantor is bound or subject or by which the Guarantor or any of its properties may be bound or affected,

(ii)                                  conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Guarantor, or

(iii)                               violate any provision of any applicable law or other rule or regulation of any Governmental Authority applicable to the Guarantor.

(d)                                 Governmental Authorizations, etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Guarantor of this Agreement.

(e)                                  Pari Passu Ranking.  The Guarantor’s obligations under this Agreement will rank at least pari passu, without preference or priority, with all of its other outstanding obligations in respect of its senior, unsecured and unsubordinated Financial Indebtedness, except for those obligations that are mandatorily preferred by law and not by reason of contract.

(f)                                    Solvency of Guarantor.  At the date hereof, the realizable value of the Guarantor’s assets is greater than the aggregate of the following amounts: (x) the liabilities of the Guarantor; (y) the stated capital of all classes of shares of the Guarantor, and (z) the maximum liability of the Guarantor under this Agreement. The Guarantor, after giving effect to this Agreement, will:

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(i)                                     not be an “insolvent person” (as such term is defined in the Bankruptcy and Insolvency Act (Canada)), or

(ii)                                  not be engaged in any business or transaction, or about to engage in any business or transaction, for which the Guarantor has an unreasonably small capital, and the Guarantor has no intent to

(A)                              hinder, delay or defraud any entity to which it is, or will become, on or after the date hereof, indebted, or

(B)                                incur debts that would be beyond its ability to pay as they mature, or

(iii)                               not have made a transfer or incurred any obligation under a Financing Document with the intent to hinder, delay or defraud any of its present or future creditors.

3.                                 COVENANTS.

3.1                               Covenants in Amended and Restated Note Purchase Agreement.

The Guarantor will comply with each of the provisions of Section [•] and Section [•] of the Amended and Restated Note Purchase Agreement, and each other covenant and agreement contained therein, that is applicable to a Subsidiary or a Guarantor specifically or to any Subsidiary generally.

3.2                               Pari Passu Ranking.

The Guarantor shall procure that its obligations under this Agreement will at all times rank at least pari passu, without preference or priority, with all of its other outstanding obligations in respect of its senior, unsecured and unsubordinated Financial Indebtedness, except for those obligations that are mandatorily preferred by law and not by reason of contract.

4.                                PAYMENTS ON NOTES.

4.1                               Place and Manner of Payment.

The Guarantor will make all payments in respect hereof to the holders at the place and in the manner specified in Section [•] of the Amended and Restated Note Purchase Agreement.

4.2                               Currency of Payment.

All payments under this Agreement shall be made in US Dollars. To the fullest extent permitted by applicable law, the obligation of the Guarantor in respect of any amount due under or in respect of this Agreement, notwithstanding any payment in any currency other than US Dollars, whether as a result of (i) any judgment or order or the enforcement thereof, (ii) the realization on any security, (iii) the liquidation of the Guarantor, (iv) any voluntary payment by the Guarantor or (v) any other reason, shall be discharged only to the extent of the amount in US Dollars that each holder entitled to receive such payment may, in accordance with normal banking procedures, purchase in the foreign exchange markets in

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London, England with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such holder receives such payment and if the amount in US Dollars that may be so purchased for any reason is less than the amount originally due, the Guarantor shall indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement, the Amended and Restated Note Purchase Agreement or under any judgment or order.

5.                                SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the purchase or transfer by any Noteholder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Noteholder or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Guarantor pursuant to this Agreement or the Amended and Restated Note Purchase Agreement shall be deemed representations and warranties of the Guarantor under this Agreement. Subject to the preceding sentence, this Agreement embodies the entire agreement and understanding between the Noteholders and the Guarantor and supersedes all prior agreements and understandings relating to the subject matter hereof.

6.                                 AMENDMENT AND WAIVER.

6.1                                    Requirements.

This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Guarantor and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 2, hereof, or any defined term (as it is used therein), will be effective as to any holder unless consented to by such holder in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (ii) amend any of Section 1, Section 4 or this Section 6, or (iii) release, or have the effect of releasing, the Guarantor from its liability for any of the Guaranteed Obligations (other than as provided in Section 1.23).

6.2                                    Solicitation of Holders of Notes.

(a)                                  Solicitation.  The Guarantor will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. The Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 6 to each holder of outstanding

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Notes promptly following the dale on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)                                 Payment.  The Guarantor will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

6.3                               Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 6 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Guarantor without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Guarantor and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

6.4                               Notes held by Guarantor, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Guarantor, the Company or any of their respective Affiliates shall be deemed not to be outstanding.

7.                                      NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally-recognized expedited delivery service (with charges prepaid), or (b) by an internationally-recognized expedited delivery service (with charges prepaid). Any such notice must be sent:

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(i)                                     if to any holder, to such holder’s address for notices determined pursuant to Section [•] of the Amended and Restated Note Purchase Agreement, or

(ii)                                  if to the Guarantor, to the Guarantor at c/o Spirent plc, Gatwick Road, Crawley, West Sussex RH10 2RZ, England, Attention: Chief Financial Accountant, facsimile no.: +44 1293 767677, or at such other address as the Guarantor shall have specified to the holder of each Note in writing (with a copy to the Company in the manner provided in the Amended and Restated Note Purchase Agreement).

Notices under this Section 7 will be deemed given only when actually received.

8.                                      REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Noteholder at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the holders, may be reproduced by the holders by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the holders may destroy any original document so reproduced. The Guarantor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by any such holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 8 shall not prohibit the Guarantor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

9.                                      TERMS DEFINED.

Unless the context otherwise requires, the following terms, when used herein, shall have the respective meanings set forth below or set forth in the Section or paragraph hereof following such term, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined. Capitalised terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Amended and Restated Note Purchase Agreement.

Agreement — is defined in Section 6.3.

Amended and Restated Note Purchase Agreement — is defined in Preliminary Statement A.

Company — is defined in Preliminary Statement A.

Guaranteed Obligations — is defined in Section 1.1.

Guarantor — is defined in the first paragraph hereof.

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holder — means each Noteholder and each other holder, from time to time, of one or more Notes.

Insolvency Law — means any insolvency, bankruptcy, reorganization, compromise, arrangement, administration, moratorium, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction in effect at any time.

Noteholder — is defined in Preliminary Statement A.

Notes — is defined in Preliminary Statement A.

property or properties — means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

Subsidiary Guarantor — means a Subsidiary of the Company that is a “Guarantor” as such term is defined in the Amended and Restated Note Purchase Agreement.

Unconditional Guarantee — is defined in Section 1.1.

10.                            MISCELLANEOUS.

10.1                       Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

10.2                       Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

10.3                        Construction.

(a)                                  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b)                                 The titles of the Sections appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof.  The words “herein,” “hereof,” “hereunder,” and “hereto” refer to this Agreement as a whole and not to any particular Section or other subdivision.

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10.4                        Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

10.5                        Benefits of Agreement Restricted to Holders.

Nothing express or implied in this Agreement is intended or shall be construed to give to any Person other than the Guarantor and the holders any legal or equitable right, remedy or claim under or in respect hereof or any covenant, condition or provision contained herein; and all such covenants, conditions and provisions are and shall be held to be for the sole and exclusive benefit of the Guarantor and the holders.

10.6                        Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

10.7                        Jurisdiction; Service of Process, Jury Trial Waiver.

THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREOF, BROUGHT BY ANY HOLDER OF A NOTE AGAINST THE GUARANTOR OR ANY OF ITS PROPERTY, MAY BE BROUGHT BY SUCH HOLDER OF A NOTE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY AS SUCH HOLDER OF A NOTE MAY IN ITS SOLE DISCRETION ELECT, AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE GUARANTOR IRREVOCABLY SUBMITS TO THE JURISDICTION OF EACH SUCH COURT; AND AGREES THAT PROCESS SERVED EITHER PERSONALLY OR BY REGISTERED MAIL SHALL, TO THE EXTENT PERMITTED BY LAW, CONSTITUTE ADEQUATE SERVICE OF PROCESS IN ANY SUCH SUIT.  WITHOUT LIMITING THE FOREGOING, THE GUARANTOR HEREBY APPOINTS, IN THE CASE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN THE COURTS OF OR IN THE STATE OF NEW YORK, SPIRENT HOLDINGS CORPORATION WITH OFFICES AT 1300 VETERANS MEMORIAL HIGHWAY, HAUPPAUGE, NEW YORK, 11788, [                                                                        ] TO RECEIVE, FOR IT AND ON ITS BEHALF, SERVICE OF PROCESS IN THE STATE OF NEW YORK WITH RESPECT THERETO, PROVIDED THE GUARANTOR MAY APPOINT ANY OTHER PERSON, REASONABLY ACCEPTABLE TO THE REQUIRED HOLDERS, WITH OFFICES IN THE STATE OF NEW YORK TO REPLACE SUCH AGENT FOR SERVICE OF PROCESS UPON DELIVERY TO THE HOLDERS OF A REASONABLY ACCEPTABLE AGREEMENT OF SUCH NEW AGENT AGREEING SO TO ACT.  IN ADDITION, THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN THE SAID COURTS, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN

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BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILlTY OF ANY HOLDER OF A NOTE TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES, IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER THE GUARANTOR, IN SUCH OTHER JURISDICTION, AND IN SUCH MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

THE GUARANTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT, THE AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, THE NOTES, ANY OTHER SUBSIDIARY GUARANTEE, ANY OTHER GUARANTEE OR AGREEMENT OR INSTRUMENT RELATED THERETO OR HERETO OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE GUARANTOR AND ANY HOLDER OF THE NOTES IN RESPECT OF THIS AGREEMENT OR THE AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, THE NOTES, ANY OTHER SUBSIDIARY GUARANTEE, ANY OTHER GUARANTEE OR AGREEMENT OR INSTRUMENT RELATED THERETO OR HERETO OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE GUARANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY GUARANTOR OR HOLDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WHICH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE GUARANTOR AND HOLDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.8                        Currency Indemnity.

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or the Amended and Restated Note Purchase Agreement, the Notes, any other Subsidiary Guarantee, any other guarantee or agreement related thereto or hereto, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or the Amended and Restated Note Purchase Agreement, the Notes, any other Subsidiary Guarantee, any other guarantee or agreement related thereto or hereto in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the exchange rate prevailing on the Business Day before the day of which judgment is given.  For this purpose, “rate of exchange” means the rate at which a holder is able, on the relevant date, to purchase the Currency Due in accordance with normal practice.  In the event that there is a change in the exchange rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the holder of the amount due, the Guarantor will, on the date of receipt by the holder, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by such holder on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by such holder is the amount then due under this Agreement or the Amended and Restated Note Purchase Agreement, the Notes, any other Subsidiary Guarantee, any other guarantee or agreement related thereto or hereto in the Currency Due.  If the amount of the Currency Due which the holder is able to purchase is less than the amount of the Currency Due originally due to it, the Guarantor shall indemnify and save such holder harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an

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obligation separate and independent from the other obligations contained in this Agreement and the Amended and Restated Note Purchase Agreement, the Notes, any other Subsidiary Guarantee, any other guarantee and agreement related thereto or hereto, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or under the Amended and Restated Note Purchase Agreement, the Notes, any other Subsidiary Guarantee, any other guarantee or agreement related thereto or hereto or under any judgment or order.

10.9                        Language.

Each instrument, certificate, statement, legal opinion, undertaking, financial statement, report or other document referred to herein or to be delivered hereunder shall, except as otherwise expressly permitted hereby, be in the English language, or, if not in the English language, accompanied by an English translation certified by an officer of the Guarantor as correct in a manner reasonably satisfactory to the Required Holders.

[Remainder of page intentionally blank. Next page is signature page]

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IN WITNESS WHEREOF, the Guarantor has caused this Agreement to be executed on its behalf by one of its duly authorized officers as of the date first set forth above.

[NAME OF GUARANTOR]

By
Name:
Title:

20

EXHIBIT 4.5

PART D

FORM OF SUBSIDIARY GUARANTEE (GUERNSEY ENTITY)

Exhibit 4.5
Part D
(Guernsey Entity)

[FORM OF SUBSIDIARY GUARANTEE]

[NAME OF GUARANTOR]

GUARANTEE

US$10,000,000
AMENDED AND RESTATED SERIES A SENIOR NOTES DUE NOVEMBER 23, 2006

US$63,406,000
AMENDED AND RESTATED SERIES B SENIOR NOTES DUE NOVEMBER 23, 2009

US$115,000,000
AMENDED AND RESTATED SERIES C SENIOR NOTES DUE NOVEMBER 23, 2009

US$29,594,000
AMENDED AND RESTATED SERIES D SENIOR NOTES DUE NOVEMBER 23, 2009

DATED [                 ]

ISSUED BY:
SPIRENT PLC

BINGHAM McCUTCHEN LLP
LONDON

IN FAVOUR OF
1. GUARANTEE
1.1. Guarantee
1.2. Continuing Guarantee
1.3. Additional Security
1.4. Matters Not to Reduce the Guarantor’s Liability
1.5. Guarantor Not to Take Security
1.6. No Competition
1.7. Suspense Account and Application
1.8. Discharge to be Conditional
1.9. Enforcement
1.10. Payment and Withholdings
1.11. Joint and Several Liability
1.12. Severability
1.13. Survival
1.14. Payments on Guaranteed Obligations
1.15. Termination, etc.
1.16. Enforcement by Holders
2. REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR
2.1. Representations and Warranties in Amended and Restated Note Purchase Agreement
2.2. Warranties and Representations with Respect to the Guarantor and this Guarantee
3. COVENANTS
3.1. Covenants in Amended and Restated Note Purchase Agreement
3.2. Pari Passu Ranking
4. INDEMNITY
5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT
6. AMENDMENT AND WAIVER
6.1. Requirements
6.2. Solicitation of Holders of Notes
6.3. Binding Effect, etc.
6.4. Notes held by Guarantor, etc.
7. NOTICES
8. INTERPRETATION OF THIS GUARANTEE
8.1. Defined Terms
8.2. Amended and Restated Note Purchase Agreement
8.3. Interpretation
9. MISCELLANEOUS
9.1. Successors and Assigns
9.2. Severability
9.3. Reproduction of Documents
9.4. Waiver

9.5. Governing Law
9.6. Jurisdiction

THIS GUARANTEE is made on [                        .]

BY:

(1)                                  [                               ], a corporation/limited company organized and existing under the laws of  [                               ] (the “Guarantor”, which expression shall include its successors and assigns).

IN FAVOUR OF

(2)                                  Each of the Noteholders (as defined below) and each of the other holders from time to time of the Notes (as defined below) (each a “Holder” and, together, the “Holders”).

WHEREAS:

(A)                              SPIRENT plc (formerly known as Bowthorpe plc), a limited company organized and existing under the laws of England and Wales with registered number 470893 (together with its successors and assigns, the “Company”), entered into those certain separate Note Purchase Agreements each dated November 23, 1999 (as amended on November 14, 2000 and as further amended and restated on March •, 2003 and as may be further amended or varied from time to time in accordance with the terms thereof, the “Amended and Restated Note Purchase Agreement”), with each of the purchasers named on Schedule A thereto (such purchasers, together with their respective transferees and assignees, being referred to herein, individually, as a “Noteholder”, and, collectively, as the “Noteholders”) pursuant to which the Company issued and sold to the Noteholders (a) US$10,000,000 principal amount of its 7.94% Senior A Senior Notes due November 23, 2006 (including any amendments, restatements or modifications from time to time, the “Series A Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement), (b) US$63,406,000 principal amount of its 8.06% Series B Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Series B Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement), (c) US$115,000,000 principal amount of its 8.16% Series C Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the “Series C Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement) and (d) US$29,594,000 principal amount of its Fixed Rate Series D Senior Notes due November 23, 2009 (including any amendments, restatements or modifications from time to time, the

“Series D Notes”, such term to include any such notes issued in substitution therefore pursuant to Section • of the Amended and Restated Note Purchase Agreement) (the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes are referred to herein, collectively, as the “Notes”).

(B)                                To induce the Noteholders to enter into the Amended and Restated Note Purchase Agreement, the Guarantor will unconditionally guarantee all of the payment obligations of the Company under and pursuant to the Amended and Restated Note Purchase Agreement and the Notes pursuant to the terms and provisions of this Guarantee.

NOW THIS DEED WITNESSES as follows:

1.    GUARANTEE.

1.1. Guarantee.

(a)                                    Guarantee.  In consideration of the execution and delivery of the Amended and Restated Note Purchase Agreement by the Noteholders, the Guarantor hereby absolutely, irrevocably, unconditionally, jointly and severally as principal obligor guarantees to each of the Holders the due and punctual payment and performance of the Guaranteed Obligations (as defined in clause (b) of this Section 1.1), and, accordingly, if and when the Company shall default in the due and punctual payment of any of the Guaranteed Obligations, then it shall on demand by such Holder pay to such Holder, in the currency in which the same falls due for payment under the terms of the Amended and Restated Note Purchase Agreement (as specifically provided in Section • of the Amended and Restated Note Purchase Agreement), that part of the Guaranteed Obligations due and owing to such Holder when and as the same shall become due and payable, whether at maturity, pursuant to any mandatory or optional prepayment, by acceleration or otherwise, as if the Guarantor instead of the Company was expressed to be the principal obligor all in accordance with the terms and provisions hereof and thereof (regardless of whether, in the case of any acceleration, such acceleration shall be stayed, enjoined, delayed or otherwise prevented under applicable law or otherwise).

(b)                                    Guaranteed Obligations.  In this Guarantee, “Guaranteed Obligations” means, in relation to each Holder, all moneys and other amounts which are now, or at any time hereafter shall become, due and owing by the Company to such Holder under or pursuant to the Amended and Restated Note Purchase Agreement and the Notes, including, without limitation, in respect of (i) the principal of, and interest on, and the Make-Whole

Amount and Modified Make-Whole Amount (if any) on, the Notes, (ii) any additional amounts which may be owing to such Holder pursuant to the terms of Section • of the Amended and Restated Note Purchase Agreement, and (iii) any swap breakage costs and any other amounts payable by the Company to any Holder in connection with any late payment of interest or principal (including amounts owing under Section • of the Amended and Restated Note Purchase Agreement), in each case pursuant to the terms and provisions of the Amended and Restated Note Purchase Agreement.

(c)                                   Guarantee of Payment.   The guarantee given under this Section 1 is a guarantee of payment and not a guarantee of collection.

1.2.                          Continuing Guarantee.

This Guarantee is a continuing security and (subject to Section • of the Amended and Restated Note Purchase Agreement) shall remain in full force and effect until the Guaranteed Obligations have been paid, discharged or satisfied in full notwithstanding the liquidation or other incapacity or any change in the constitution of the Company or of the Guarantor or in the name and style of either of them or any settlement of account or other matter whatsoever and regardless of any intermediate payment or discharge in whole or in part.

1.3.                            Additional Security.

This Guarantee is in addition to and shall not merge with or otherwise prejudice or affect or be prejudiced by any other right, remedy, guarantee (including, without limitation, any other Subsidiary Guarantee), indemnity or security and may be enforced without first having recourse to the same or any other bill, note, mortgage, charge, pledge or other Lien now or hereafter held by or available to all or any of the Holders.

1.4.                            Matters Not to Reduce the Guarantor’s Liability.

(a)                                 Invalidity or Unenforceability. If any purported obligation or liability of the Company which is the subject of this Guarantee is not or ceases to be valid or enforceable on any ground whatsoever whether or not known to any of the Holders, including but not limited to any defect in or want of powers of the Company or irregular exercise thereof or lack of authority by any Person purporting to act on behalf of the Company or any legal or other limitation (whether under the Limitation Act or otherwise), disability, incapacity or any change in the constitution of, or any amalgamation, reconstruction or liquidation of, the Company, the Guarantor shall nevertheless be liable to indemnify the Holders in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof.  The Guarantor as principal obligor and as a separate and independent obligation from its liabilities under Section 1.1 hereby agrees to keep the Holders fully indemnified on demand in the currency in which such purported obligation or liability arose (as specifically provided in Section • of the Amended and Restated Note Purchase Agreement) against all damages, losses, costs and expenses suffered or incurred by any of the Holders arising from any failure of the Company to carry out or discharge any such purported obligation or liability.

(b)                                 Other Matters.  The liability of the Guarantor shall not be affected nor shall this Guarantee be discharged or diminished by reason of:

(i)                                     any present or future bill, note, guarantee (including, without limitation, any other Subsidiary Guarantee), indemnity, mortgage, charge, pledge, or other Lien or security, or right or remedy held by or available to all or any of the Holders, being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by all or any of the Holders from time to time dealing with, exchanging, varying, realizing, releasing or failing to perfect or enforce any of the same; or

(ii)                                  all or any of the Holders compounding with, discharging, releasing or varying the liability of or granting any time, indulgence or concession to the Company or any other Person or renewing, determining or varying any bill, promissory note or other negotiable instrument, accommodation, facility or transaction in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from a principal debtor or any other Person; or

(iii)                               any act or omission which would not have discharged or affected the liability of the Guarantor had it been a principal debtor instead of guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

1.5.                            Guarantor Not to Take Security.

The Guarantor warrants to the Holders that it has not taken or received, and undertakes not to take or receive, the benefit of any security from the Company in connection with this Guarantee.  If any such security is taken or the Guarantor receives the benefit of the same in violation of this Section 1.5, the Guarantor declares that such security and all moneys at any time received in respect thereof shall be held on trust for the Holders to be applied ratably in discharge of the liabilities of the Guarantor to the Holders hereunder.

1.6.                            No Competition.

Until the Guaranteed Obligations have been paid, discharged or satisfied in full, the Guarantor waives all rights of subrogation and indemnity against the Company and agrees not to share in any security held or moneys received by all or any of the Holders on account of such liabilities or, unless so instructed by the Required Holders, to claim or prove in competition with all or any of the Holders in the liquidation of the Company in respect of any moneys paid by the Guarantor to or under this Guarantee.  If the Guarantor receives any payment or other benefit or exercises any set-off or counterclaim or otherwise acts in breach of this Section 1.6, anything so received and any benefit derived directly or indirectly by the Guarantor therefrom shall be held on trust for the Holders to be applied ratably in discharge of the liability of the Guarantor to the Holders hereunder.

1.7.                            Suspense Account and Application.

(a)                                 Suspense Account.   Any money received by a Holder in connection with this Guarantee may be placed to the credit of an interest bearing suspense account with a view to preserving the rights of such Holder to prove for the whole of its claims against the Company or any other Subsidiary Guarantor liable or may be applied by such Holder in or towards satisfaction of such of the moneys, obligations or liabilities of the Company hereby guaranteed as such Holder in such Holder’s absolute discretion may, subject to Section 1.7(b), from time to time conclusively determine.  The amount standing to the credit of the suspense account shall attract interest at such reasonable market rates offered by leading banks in the London Interbank Market for deposits in the same currency and for each successive period of one month (or such shorter period as the amount is to be retained on such account) as shall be available to the Holder.

(b)                                 Application.   The Guarantor shall have no right to require that any sums received by a Holder from the Guarantor under, or pursuant to, the terms of this Guarantee should be applied at any particular time or times (provided that in the event that the aggregate amount of any such sums received by such Holder and interest accrued in respect of moneys on deposit in any such suspense account referred to in Section 1.7(a) (or the equivalent provision of any Subsidiary Guarantee) shall be equal to or in excess of the entire outstanding Guaranteed Obligations owing to such Holder, then such Holder shall apply such amounts in satisfaction of such Guaranteed Obligations).

1.8.                             Discharge to be Conditional.

Any release, discharge, settlement or arrangement on the faith of any security, disposition or payment between the Guarantor and a Holder shall be conditional upon no security, disposition or payment to any of the Holders by the Company or any other Person (not being the Guarantor) being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation or insolvency or for any reason whatever and, if such condition shall not be fulfilled, each Holder shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

1.9.                            Enforcement.

A Holder shall not be obliged before taking steps to enforce this Guarantee: (a) to take action or obtain judgment in any court against the Company or any other Person; or (b) to make, enforce or seek to enforce any claim against the Company or any other Person under any security or other document, agreement or arrangement.

1.10.                     Payment and Withholdings.

All sums due and payable by the Guarantor under this Guarantee shall be made in full without set-off or counterclaim and free and clear of and (subject as provided in the next sentence) without deduction for or on account of any future or present Tax. If:

(a)                                  the Guarantor is required by law to make any deduction or withholding from any sum payable by the Guarantor to a Holder hereunder; or

(b)                                 a Holder is required by law to make any payment, on account of any Tax or otherwise, on or in relation to any amount received or receivable by such Holder hereunder,

(excluding, in the case of each Holder, taxes imposed on its overall net income, profits or gains, and franchise taxes imposed on such Holder, by the jurisdiction under the laws of which such Holder is organized or any political subdivision thereof) then the sum payable by the Guarantor in respect of which such deduction, withholding or payment is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment (and after taking account of any deduction, withholding or payment which is required to be made as a result of the increase), such Holder receives and retains a net sum equal to the sum which it would have received and so retained had no such deduction, withholding or payment been made; provided that each

Holder will comply with any reasonable request of the Guarantor to comply with any form filing or similar reporting requirement to reduce such deduction, withholding or payment within 60 days of the Guarantor providing written notice to the Holder of such filing or similar reporting requirement, so long as any required forms and accompanying instructions issued by the relevant taxing authority are provided to the Holder along with such written notice.  The foregoing notwithstanding, nothing in this Section 1.10 shall (i) restrict the right of any Holder to arrange its tax affairs as it shall think fit, (ii) require any Holder to disclose any information regarding its tax affairs which, in such Holder’s reasonable and good faith judgment, constitutes confidential or proprietary information, or (iii) subject to the paragraph below, require any Holder to account for any indirect taxation benefits arising from the deduction, withholding or payment of any Tax.  The obligations of the Guarantor under this Section 1.10 will survive the payment or transfer of any Note and the termination of this Guarantee.

Each Holder agrees that, with reasonable promptness after receiving written notice from the Guarantor to the effect that such Holder is eligible for a refund in respect of Taxes actually paid by the Guarantor, such Holder will sign and deliver to or as reasonably directed by the Guarantor any Form provided to such Holder by the Guarantor to enable such Holder to obtain a refund in respect of such Taxes; and if such Holder thereafter receives such refund in respect of such Taxes, such Holder will promptly pay such refund to the Guarantor (together with interest, if any, received by such Holder from the relevant taxing authority).  If a Holder applies for a refund of such Taxes prior to a request by the Guarantor to apply for such a refund, upon receipt of a request by the Guarantor to apply for a refund or to turn over the proceeds of any such refund, the Holder will pay any such refund to the Guarantor (together with interest, if any, received by such holder from the relevant taxing authority) promptly upon receipt of such refund, or if later, promptly upon receipt of the request from the Guarantor.  The Guarantor agrees to pay all reasonable out-of-pocket expenses incurred by a Holder in connection with obtaining such refund.

1.11.                     Joint and Several Liability.

The Guarantor acknowledges and agrees that its liabilities under this Guarantee and the liabilities of each other Subsidiary Guarantor under their respective Subsidiary Guarantees are joint and several.  Without limiting the generality of the foregoing, the Guarantor waives any rights which it may have under the existing or future laws of Guernsey in relation to any obligation assumed by it under this Guarantee arising by virtue of the “droit de discussion” and “droit de division”.

1.12.                   Severability.

The rights of the Holders under this Guarantee are several and each Holder may separately enforce its rights under this Guarantee.

1.13.                     Survival.

So long as the Guaranteed Obligations have not been discharged in full, the obligations of the Guarantor under this Guarantee shall survive the transfer and payment of any Note.

1.14.                     Payments on Guaranteed Obligations.

The Guarantor will make all payments in respect of this Guarantee to the holders in the same manner and in the same currency as the Company is required to make payments on the Notes in accordance with Section • of the Amended and Restated Note Purchase Agreement.

1.I5.                       Termination, etc.

Nothing shall discharge or satisfy the obligations of the Guarantor hereunder except the full and final performance and payment of the Guaranteed Obligations.

1.16.                 Enforcement by Holders.

For the purposes of the Contracts (Rights of Third Parties) Act 1999 (the “Contracts Act”), this Guarantee may be enforced by, and will confer benefits on, each of the present and future Holders of each of the Notes; provided, that, for amendments and waivers as provided in Section 6.1, the consent of the Holder or Holders at the time of that amendment and/or waiver shall be required, but not the consent of any future Holders.

1.17.                 Indemnity.

The Guarantor irrevocably and unconditionally indemnifies as primary obligor each Holder on demand against any loss or liability suffered by it if any Guaranteed Obligation is or becomes unenforceable, invalid or illegal.

2.     REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR.

The Guarantor represents and warrants for the benefit of each of the Holders:

2.1.                            Representations and Warranties in Amended and Restated Note Purchase Agreement.

Without in any way limiting the generality of the warranties and representations contained in Section • of the Amended and Restated Note Purchase Agreement, each of such warranties and representations is, insofar as it is expressed to apply to a Subsidiary or a Guarantor specifically or to any Subsidiary generally, true and correct, as of the date hereof, with respect to the Guarantor.

2.2.                             Warranties and Representations with Respect to the Guarantor and this Guarantee.

(a)                                 Organization; Power and Authority. The Guarantor is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and (to the extent such concept is recognized in such jurisdictions) is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and, as described in the Information Pack, proposes to transact, to execute and deliver this Guarantee and to perform the provisions hereof.

(b)                                 Authorisation, etc.  This Guarantee has been duly authorised by all necessary corporate action on the part of the Guarantor, and this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms except as provided in the Reservations.

(c)                                  Compliance with Laws, Other Instruments, etc.  The execution, delivery and performance by the Guarantor of this Guarantee will not:

(i)                                     contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, memorandum or articles of association, corporate charter or by-laws, or any other agreement, instrument or license to which the Guarantor is bound or subject or by which the Guarantor or any of its properties may be bound or affected,

(ii)                                  conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Guarantor, or

(iii)                               violate any provision of any applicable law or other rule or regulation of any Governmental Authority applicable to the Guarantor.

(d)                                 Governmental Authorisations, etc.   No consent, approval or authorisation of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Guarantor of this Guarantee, save as may be required under sections 155 through 158, inclusive, of the Companies Act.

(e)                                  Pari Passu Ranking.   The Guarantor’s obligations under this Guarantee will rank at least pari passu, without preference or priority, with all of its other outstanding unsecured and unsubordinated obligations, except for those obligations that are mandatorily preferred by law and not by reason of contract.

(f)                                    Solvency of Guarantor.  The Guarantor, after giving effect to the transactions contemplated by this Guarantee, will not be unable to pay its debts (within the meaning of Section 123(1)(a) or (e) or Section 123(2) of the Insolvency Act).

3.    COVENANTS.

3.1.  Covenants in Amended and Restated Note Purchase Agreement.

The Guarantor will comply with each of the provisions of Section •, Section • and Section • of the Amended and Restated Note Purchase Agreement in so far as those provisions are expressed to apply to a Subsidiary or a Guarantor specifically or to any Subsidiary generally.

3.2.  Pari Passu Ranking.

The Guarantor shall ensure that its obligations under this Guarantee will at all times rank at least pari passu in all respects with the claims of all of its other unsecured creditors save those whose claims are preferred by any bankruptcy, receivership, insolvency, liquidation or other similar laws of general application.

4.    TRANSACTION EXPENSES.

The Guarantor will pay all costs and expenses (including, without limitation, reasonable attorneys’ fees of a special United States counsel and a special English counsel and, if reasonably required, other local counsel) incurred by each Holder in connection with this Guarantee and in connection with any amendments, waivers or consents under or in respect of this Guarantee (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Guarantee, the Amended and Restated Note Purchase Agreement, or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Guarantee, the Amended and Restated Note Purchase Agreement, or the Notes; and (b) the costs and expenses, including, without limitation, financial advisors’ and reporting or investigating accountants’ fees, incurred in connection with the insolvency or bankruptcy of the Guarantor or in connection with any work-out or restructuring of the transactions contemplated by this Guarantee, the Amended and Restated Note Purchase Agreement, or the Notes. The Guarantor will pay, and will save each Holder and hold each Holder harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by such Holder).

5.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Guarantee, the purchase or transfer by any Noteholder or other Holder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Holder, regardless of any investigation made at any time by or on behalf of any Noteholder or any other Holder (it being understood that all representations and warranties of the Guarantor contained in this Guarantee are made only as of the date hereof).  All statements contained in any certificate or other instrument delivered by or on behalf of the Guarantor pursuant to this Guarantee or the Amended and Restated Note Purchase Agreement shall be deemed representations and warranties of the Guarantor under this Guarantee (and deemed made at the time of the delivery of such certificate or other instrument if such delivery is after the date hereof). Subject to the preceding sentence, this Guarantee embodies the final expression of all of the terms hereof and is a complete and exclusive statement of those terms.

6.    AMENDMENT AND WAIVER.

6.1.  Requirements.

This Guarantee may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Guarantor and the Required Holders except that no such amendment or waiver may, without written consent of the Holder or Holders of each of the Notes at the time outstanding affected thereby, (a) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver, or (b) amend any of Section 1, Section 2 or this Section 6.

6.2.  Solicitation of Holders of Notes.

(a)                                 Solicitation.  The Guarantor will provide each Holder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof.   The Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 6 to each Holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.

(b)                                 Payment.  The Guarantor will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder as consideration for or as an inducement to the entering into by any Holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder holding Notes then outstanding even if such Holder did not consent to such waiver or amendment.

6.3.  Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 6 applies equally to all Holders and the Guarantor without regard to whether any Note held by any Holder has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Guarantor and any Holder nor any delay in exercising any rights hereunder or under any

Note shall operate as a waiver of any rights of such Holder.  As used herein, the term “this Guarantee” and references thereto shall mean this Guarantee as it may from time to time be amended or supplemented.

6.4.  Notes held by Guarantor, etc.

Solely for the purpose of determining whether Holders holding the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guarantee, or have directed the taking of any action provided herein to be taken upon the direction of Holders holding a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Guarantor, the Company, any other Subsidiary or any of their respective Affiliates shall be deemed not to be outstanding.

7.    NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by an internationally-recognized expedited delivery service (charges prepaid), or (b) by an internationally-recognized expedited delivery service (with charges prepaid).  Any such notice must be sent:

(i)                                     if to any Holder or such Holder’s nominee, to such Holder or such Holder’s nominee at the address specified for such communications pursuant to Section • of the Amended and Restated Note Purchase Agreement; or

(ii)                                  if to the Guarantor, to the Guarantor at:

c/o Spirent plc
Gatwick Road
Crawley
West Sussex RH10 2RZ,
England
Attention: Chief Financial Accountant
facsimile no.: [+44-1293-527507]

or at such other address as the Guarantor shall have specified to each Holder in writing.

Notices under this Section 7 will be deemed given only when actually received.

8.  INTERPRETATION OF THIS GUARANTEE.

8.1.   Defined Terms.  Certain capitalized terms and other terms used in this Guarantee have the following meanings:

Amended and Restated Note Purchase Agreement – is defined in Recital (A).

Company – is defined in Recital (A).

Contracts Act – is defined in Section 1.16.

Guarantee, this – is defined in Section 6.3.

Guaranteed Obligations – is defined in Section 1.1(b).

Guarantor – is defined in the introduction hereof.

Holder – is defined in the introduction hereof.

Limitation Act – means the Limitation Act 1980 of the United Kingdom, as amended from time to time.

Noteholder – is defined in Recital (A).

Notes – is defined in Recital (A).

Reservations – means, with respect to the enforceability of any agreement or instrument, any limitations on such enforceability that may be imposed by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Subsidiary Guarantor – means a Subsidiary of the Company that is for the time being a “Guarantor” as such term is defined in the Amended and Restated Note Purchase Agreement.

8.2.  Amended and Restated Note Purchase Agreement.  Capitalized terms used herein and not otherwise defined in Section 8.1 shall have the respective meanings set forth in the Amended and Restated Note Purchase Agreement.

8.3.  Interpretation.  In this Guarantee (unless otherwise provided):

(a)                                  words importing the singular shall include the plural and vice versa;

(b)                                  references to any document shall be construed as references to that document, as amended, varied, novated or supplemented, as the case may be;

(c)                                  references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(d)                                  references to “assets” or “property” or “properties” shall include revenues and the right to revenues, and all personal property, assets and rights of every kind, whether present, future or contingent, and whether tangible or intangible, choate or inchoate (including uncalled share capital);

(e)                                  the words “including” and “in particular” shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any foregoing words;

(f)                                    the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

(g)                                 references to a “corporation” shall include a corporation, incorporated company or other entity substantially similar to a corporation, whether or not called a “corporation” under the laws of (or in business terminology commonly used in) the jurisdiction where such entity is organized or conducts its primary business;

(h)                                 references to a “Person” shall be construed as to include that person’s assigns, transferees or successors in title and shall be construed as including references to an individual, partnership, corporation, limited liability company, firm, association, joint venture, trust, unincorporated organization, or a government or agency or political subdivision thereof;

(i)                                    references to Sections and Recitals are, unless otherwise specified, references to Sections and Recitals of this Guarantee.

9.  MISCELLANEOUS.

9.1.  Successors and Assigns.

Whenever the Guarantor is referred to, such reference shall be deemed to include the successors and assigns of the Guarantor, and all the covenants, promises and agreements contained in this Guarantee by or on behalf of the Guarantor shall bind the successors and assigns of the Guarantor and shall inure to the benefit of each of the Holders whether so expressed or not and whether or not an assignment of the rights hereunder shall have been delivered in connection with any assignment or other transfer of Notes.

9.2.  Severability.

Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

9.3.  Reproduction of Documents.

The Guarantor agrees that the provisions of Section • of the Amended and Restated Note Purchase Agreement shall apply to the Guarantor mutatis mutandis as if such Section were set forth in this Guarantee.

9.4.  Waiver of Defences.

The obligations of each Guarantor will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Guarantee or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Holder):

(a)                                  any time or waiver granted to, or composition with, the Company or other Person;

(b)                                 the release of the Company or any other Person under the terms of any composition or arrangement with any creditor or any member of the Group;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Company or any other Person;

(e)                                  any variation (however fundamental) or replacement of a Financing Document or any other document or security so that references to that Financing Document in this Guarantee shall include each variation or replacement;

(f)                                    any unenforceability, illegality or invalidity of any obligation of any Person under any Financing Document or any other document or security, to the intent that the Guarantors’ obligations under this Guarantee shall remain in full force and its Guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(g)                                 any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Company under a Financing Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of each Guarantor’s obligations under this Guarantee be construed as if there were no such circumstances.

9.5.  Governing Law.

THIS GUARANTEE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE GUARANTOR AND THE HOLDERS SHALL BE GOVERNED BY, ENGLISH LAW.

9.6.  Jurisdiction.

(a)                                 Courts of England.  THE COURTS OF ENGLAND SHALL HAVE JURISDICTION TO SETTLE ANY DISPUTES WHICH MAY ARISE OUT OF OR IN CONNECTION WITH THIS GUARANTEE.

(b)                                 Other Jurisdictions.  THE PROVISIONS OF SECTION 9.6(a) ARE FOR THE BENEFIT OF THE HOLDERS ONLY AND ARE WITHOUT PREJUDICE TO THE RIGHTS OF HOLDERS TO BRING

ANY PROCEEDINGS RELATING TO THIS GUARANTEE IN ANY OTHER COURT WHICH HAS COMPETENT JURISDICTION.

(c)                                    Certain Waivers and Consents.  FOR THE PURPOSES OF THIS GUARANTEE, THE GUARANTOR HEREBY (I) WAIVES ANY OBJECTIONS TO THE COURTS OF ENGLAND HAVING JURISDICTION ON THE GROUNDS OF VENUE OR FORUM NON-CONVENIENS OR ANY SIMILAR GROUNDS, AND (II) CONSENTS TO SERVICE OF PROCESS BY MAIL OR IN ANY OTHER MANNER PERMITTED BY RELEVANT LAW.

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guarantee as a deed on the day and year first above written.

EXECUTED and DELIVERED as	)

a deed by [GUARANTOR] acting	)

by two Directors or one Director	)

and its Secretary	)

Director

Director/Secretary

EXHIBIT 4.9

BANKS’ TERM SHEET

[To be attached.]

DRAFT 11: 20th February, 2003

PROJECT CONKER

Summary of Terms and Conditions
Amendments to Senior Credit Facility

Borrower:	Spirent plc (“Spirent or the Parent”) plus additional Borrowers as per the Existing Facility.

Existing Facility:	The syndicated credit facility dated 14th June 1999 in an original amount of £315 million and US$200 million as amended.

Reduction in Existing Facility:	Existing Facility currently of US$112 million and £100 million to be reduced to £75 million on the Effective Date as follows:

Tranche A – Revolving Credit Facility to be cancelled.

Tranche B - £75 million Revolving Credit Facility

Effective Date means the date on which completion of the disposal by the Borrower of its interest in the WAGO Joint Venture (Project Schultz) has become wholly unconditional and all other consents, permissions and waivers (including the conditions precedent set out below have been satisfied.

All consents and waivers required under the Existing Facility in respect of Project Schultz will be given as of the Effective Date. On the Effective Date, the Borrower shall have to repay and cancel:

	1.	all existing drawings under Tranche A (and all Tranche A commitments will be cancelled) from the application of an aggregate of £70 million of cash held on balance sheet; and

2.

any surplus cash after repayment of Tranche A shall be applied to repay drawings under Tranche B. Those amounts so repaid under Tranche B are available for redrawing, provided that the aggregate amount drawn under Tranche B shall not exceed the reduced Tranche B commitment amount of £75 million.

At any time the providers of the private placement notes issued under the note purchase agreements dated 23rd November, 1999 are referred to as the Noteholders.

Co-ordinator and Facility Agent:	HSBC Bank plc.

Lenders:	The lenders in the Existing Facility.

Final Maturity Date:	As defined in the Existing Facility.

Terms to be Amended:	The following terms and conditions of the Existing Facility shall he amended, subject to the provisions of “Security Interests and Other Covenants” below.

Financial Covenants:	To be amended as follows with effect from the 31st March 2003 test date:

Interest Cover
Ratio of Consolidated EBITA to Consolidated Net Interest Expense to be not less than the following ratios as at the dates set out below:

	Ratio	Date
	2.0:1	31st March 2003 test date
	2.0:1	30th June 2003 test date
	2.25:1	30th September test date
	2.5:1	31st December 2003 test date
	2.5:1	31st March 2004 test date
	2.5:1	thereafter

Debt: EBITDA
Ratio of Consolidated Net Debt to Consolidated EBITDA not to exceed the following ratios at the dates set out below:

	Ratio	Date
	3.0:1	31st March 2003 test date
	2.75:1	30th June 2003 test date
	2.5:1	30th September test date
	2.25:1	31st December 2003 test date
	2.25:1	31st March 2004 test date
	2.25:1	thereafter

Consolidated Net Worth
The following financial covenant will be added:

Consolidated Net Worth shall at no time be less than £100,000,000. (Definition of Consolidated Net Worth and other financial covenant definitions to be consistent with, and determined on a consistent basis with, equivalent provisions in favour of Noteholders).

Other Covenants:	The following covenants shall be added or amended as applicable:

1.

Preferred Indebtedness - existing Clause 19.8 (Preferred Indebtedness) to be amended to provide that the Borrower shall procure that Preferred Indebtedness does not at any time exceed £30,000,000 (or its equivalent in any other currency or currencies).  (Preferred Indebtedness definition to be consistent with definition of “Total Subsidiary Debt” for the Noteholders, but shall include all secured indebtedness of the Obligors and retain the exceptions in the current definition of “Preferred Indebtedness”).

2

2.

Dividends and Distributions - a covenant shall be added to restrict Obligors from paying, making or declaring any dividends or distributions (subject to certain intra-Group exceptions and payments to certain Subsidiaries that are not wholly-owned).

3.

Disposals - the existing Clause 19.9 (Disposals) shall be amended so that the Borrower shall be prohibited from disposing of any interest in the Network Products Division and/or the Systems-Drive Division and shall be prohibited from disposing of any other assets except for certain immaterial real property no longer required for the operation of the Company’s business and subject to other limited exceptions to be agreed.

4.	Acquisitions - the existing Clause 19.11 (Acquisitions) shall be amended to provide that no member of the Group may make any acquisition other than:

	(a)	acquisitions in the ordinary course of business and to allow other customary exceptions to permit the Group to operate its business;

	(b)	in respect of acquisitions completed before the Effective Date and disclosed to the Lenders for which deferred consideration is payable; and

	(c)	acquisitions with an aggregate consideration of up to £2,500,000 per annum.

The Clause will also be amended to provide that no member of the Group may make any acquisition if there is an Event of Default (or an Event of Default would arise as a result of the acquisition).

5.

Negative Pledge - in addition to the Preferred Indebtedness provisions, no security to be given to the Noteholders or to any provider of external debt financing providing debt of not less than £50 million which matures no earlier than 31st March, 2006 (Medium Term Financiers) unless the Lenders are given equal and rateable security reasonably satisfactory to them.

6.

Reduction in Tranche B - by no later than 31st December, 2003, the Tranche B commitments shall be reduced to £60 million and cancelled to the extent of such reduction. To the extent that drawings under Tranche B are outstanding on the date of reduction in Tranche B commitments, such drawings shall be repaid on that date by the Borrower.

3

	7.	Material Adverse Effect - the definition of Material Adverse Effect shall be amended as follows:

““Material Adverse Effect”

means a material adverse effect on:

	(a)	since the Effective Date, the business or financial condition of the Group as a whole; or

	(b)	the ability of the Company to perform any of its payment obligations under the Finance Documents or any of its obligations under Clause 19.10 (Financial Covenants).”

Events of Default:

Effectiveness of Guarantee - Clause 20.14 (Effectiveness of Guarantee) shall be amended so that the exception at the end of that Clause (from “and, in the case of" through to the end of that Clause) shall be deleted.

Representations and Warranties:

Customary for a facility of this type, including a representation and warranty by the Borrower as to the accuracy in all material respects of all information provided to the Lenders in the Initial Information Memorandum, dated December 18, 2002 and the Supplementary Information Memorandum, dated January 13, 2003 except for the forecasts and projections contained therein (in each case except as may have been supplemented in writing prior to the date of the amendment facility document).  The Borrower will also represent that all information provided therein to the Lenders that constituted forecasts or projections relating to the Group was based in all material respects on information that the Borrower believed to be complete and accurate at the time of the preparation thereof and were made on the basis of assumptions and estimates which the Borrower believed were reasonable in view of the circumstances existing at the time such assumptions and estimates were made.

Applicable Margin:

Applicable Margin to be increased to 1.75% for the period from the signing of an amendment agreement to date of delivery of a compliance certificate in respect of the June 2003 Financial Covenant test date.

Thereafter the Applicable Margin will be determined by reference to the ratio of Spirent’s Total Consolidated Net Debt (“Net Debt”) to EBITDA as below:

	Net Debt: EBlTDA Ratio	Applicable Margin
	>2.0x	1.75% p.a.
	<2.0x & > 1.5x	1.65% p.a.
	<1.5x & >1.0x	1.575% p.a.
	<1.0x	1.50% p.a.

4

Commitment Fee:

50 per cent, of the Applicable Margin (subject to a cap of 0.75 per cent, per annum) payable on the unused and uncancelled amount of the Facility for the availability period.  Accrued commitment fee is payable quarterly in arrears during the availability period.

Purpose:	The Facility shall not be used to finance any principal repayment or make-whole repayment to the Noteholders under the note purchase agreements dated 23rd November, 1999 (as amended or replaced).

Amendment Fee:	An amendment fee of 0.40% flat calculated on each Lender’s pro-rata commitment to the currently drawn facility amount and shall be payable to the Lenders upon signing of an amendment agreement.

Guarantees:

The Borrower must procure that each of its Subsidiaries as listed in the Schedule to these terms and conditions becomes an Additional Guarantor (unless it is already a Guarantor).  The guarantees shall rank pari passu with the guarantees given by the Group members to the Noteholders.

The definition of Material Subsidiary shall be amended to expressly include the Subsidiaries of the Borrower as listed in the Schedule to these terms and conditions.

Clause 28.7 (Removal of Obligors) shall be amended to allow removal of Obligors who are not also Material Subsidiaries.

Financial information:

Clause 19.2 (Financial Information) shall be amended by adding a requirement on the Borrower to provide the Facility Agent (in sufficient copies for all the Lenders) with its monthly management accounts within 30 days of the end of each month to which the accounts relate, as well as management accounts for each quarter in each of its financial years within 45 days of the end of each such quarter and a summary and analysis of the Borrower’s monthly management accounts prepared by PwC on a quarterly basis.  The Group Finance Director of the Borrower will conduct a conference call with the Lenders on a quarterly basis to provide the Lenders with an update on the Group’s financial performance.

5

Security Interests and

If Spirent and/or any other Borrower grants any security interest, collateral, guarantee cover, structural preference to the Noteholders or providers of Financial Indebtedness (other than finance providers under derivative transactions on standard ISDA terms) under any other financing document, or grants to the Noteholders or providers of Financial Indebtedness (other than finance providers under derivative transactions on standard ISDA terms) any covenant protection which is more favourable to those Noteholders or providers of Financial Indebtedness (including, for the avoidance of doubt, financial covenants, definitions relating thereto, financial reporting arrangements or event of default provisions), it must at the same time grant the same or an equivalent security interest, collateral, guarantee cover or structural position or the same or equivalent covenant protection to the Lenders.

Other Covenants:

For the avoidance of doubt, notwithstanding any other provision of these terms and conditions, the existing covenants, Events of Default and representations and warranties in the Existing Facility shall be further amended to include or conform to the substance of any covenants, undertakings, events of default (however described) or representations and warranties in the documents amending the note purchase agreements dated 23rd November, 1999 (or other financing document, as applicable).

Conditions Precedent:	Amendments not to be effective until satisfaction of all conditions precedent, which will include the following:

(i)

amendment of the note purchase agreements dated 23rd November, 1999 on terms satisfactory to the Facility Agent, and notification that those amendments shall become effective immediately upon the amendments to the Existing Facility becoming effective;

(ii)

evidence of agreement of the Required Holders (as defined in the note purchase agreements dated 23rd November, 1999) to the transactions contemplated by these amendments which is deemed satisfied if (i) above occurs (if not earlier);

	(iii)	payment of fees and expenses of the Finance Parties;
	(iv)	copies of documentation relating to Project Schultz (including shareholder circular and sale and purchase agreement);

	(v)	provision of any additional guarantees;
	(vi)	legal opinions;
	(vii)	copy of the report from PwC; and
	(viii)	copy of the working capital report.

Other Terms:

All other terms and conditions to be based on the existing facility dated 14th June 1999 as amended by a supplemental agreement dated 15th July 1999, a syndication agreement dated 16th August 1999, two further supplemental agreements dated 15th November 2000 and one further supplemental agreement dated 6th March 2002.

6

Legal Advisors to the Lenders:	Allen & Overy
Legal Advisors to the Borrowers/Guarantors:	Linklaters.

7

SCHEDULE

Material Subsidiaries

Caw Networks, Inc.
PG Drives Technology Inc.
Spirent Communications Inc.
Spirent Communications of Rockville, Inc.
Spirent Communications GSS, Inc.
HellermannTyton Corporation
HellermannTyton Canada Incorporated
Spirent Communications of Ottawa Limited
PG International plc
HellermannTyton Data Limited
Spirent Communications (Scotland) Limited
Spirent Communications (SW) Limited
Spirent Communications Limited

8

EXHIBIT B

FORM OF NORMALIZATION CERTIFICATE

To:	Each of the Noteholders listed on Schedule A hereto

From:	Spirent plc

Date:

SPIRENT plc (formerly BOWTHORPE plc)
Amended and Restated Note Purchase Agreement

This is a Normalization Certificate.

The Company hereby represents and warrants as of the date hereof that:

1.  On three consecutive Normalization Testing Dates (as such term is defined in the Amended and Restated Note Purchase Agreement (the “Agreement”), dated as of March 11, 2003, between Spirent plc (the “Company”) and the Noteholders listed on Schedule A hereto; capitalized terms used herein without definition have the respective meanings specified in the Agreement), the Company’s ratio of Consolidated Net Debt, as of each such Normalization Testing Date, to Consolidated EBITDA, for the Accounting Period ending on such Normalization Testing Date, was less than 1.5 to l.0.  The relevant Normalization Testing Dates and ratios are set out below:

Ratio of Consolidated Net Debt to Consolidated EBITDA
Normalization Testing Date

2.  On the same three consecutive Normalization Testing Dates as mentioned in paragraph 1 above, the Company’s ratio of Consolidated EBITA to Consolidated Net Interest Expense, in each case determined for the Accounting Period ending on such Normalization Testing Date, was in excess of 4.5 to 1. The relevant Normalization Testing Dates and ratios are set out below:

Ratio of Consolidated EBITA to Consolidated Net Interest Expense
Normalization Testing Date

3.  The Company has obtained Committed Medium-Term Financing(s) with                   [fill in name(s) of bank(s)   /   financial institution(s)], with a maturity / maturities of no earlier than March 31, 2006, providing for aggregate total commitments of not less than

£50,000,000. The principal terms and conditions of such Committed Medium-Term Financing(s) are set out on Schedule B hereto.

4.  No Default or Event of Default has occurred which is continuing.

Schedule C contains supporting calculations in reasonable detail with respect to the representations and warranties contained in paragraphs 1 and 2 hereof.

SPIRENT PLC

By:
Name:
Title:
[group finance director]

Schedule A

Metropolitan Life Insurance Company

One Madison Investments (Cayco) Limited

Metropolitan Insurance and Annuity Company

Metropolitan Property and Casualty Insurance Company

Teachers Insurance and Annuity Association of America

The Lincoln National Life Insurance Company

Lincoln Life & Annuity Company of New York

First Penn-Pacific Life Insurance Company

The Travelers Insurance Company

Primerica Life Insurance Company

Connecticut General Life Insurance Company

Life Insurance Company of North America

Massachusetts Mutual Life Insurance Company

Swiss Re Life & Health America Inc.

[To be updated as required at the time of delivery to
accurately reflect the Noteholders at such time.]

Schedule B

[to be provided by the Company]

Schedule C

[to be provided by the Company]

SCHEDULE B

DEFINED TERMS

        As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

        Acceptable State—means Canada, the United States of America (including any state thereof and the District of Columbia), the United Kingdom, France, Germany, the Netherlands, Luxembourg, and Guernsey.

        Accounting Period—means, at any time:

          (a)   in respect of the Group, (a) prior to the Normalization Date, any period of twelve months ending on the last day of a financial quarter of the Group, and (b) on and after the Normalization Date, any period of twelve months ending on the last day of a financial year or financial half-year of the Group;

          (b)   for purposes of Section 5.4 and Section 7.2(c), in respect of the Company or any Material Subsidiary, any period of twelve consecutive months ending on the last day of a financial year or financial half-year of the Company or such Material Subsidiary (as applicable);

          (c)   for purposes of the definition of "Normalization Conditions", in respect of the Company, any period of twelve consecutive months ending on the last day of a financial quarter of the Company;

          (d)   for purposes of Section 10.11(b), in respect of the Company, any twelve month period ending on the applicable Testing Date.

        Accounts—means:

          (a)   in respect of any Accounting Period of the Group, the consolidated balance sheet and profit and loss account of the Group provided to the holders pursuant to Section 7.1(A)(a), Section 7.1(A)(b), Section 7.1(A)(c), Section 7.1(A)(d), Section 7.1(B)(a), Section 7.1(B)(b) or Section 7.1(B)(c), as the case may be, in respect of such Accounting Period; or

          (b)   for purposes of Section 7.2(c), in respect of any Accounting Period of the Company or any of its Material Subsidiaries, the balance sheet and profit and loss account of the Company or such Material Subsidiary (as applicable) provided to the holders pursuant to Section 7.1(A)(a), Section 7.1(A)(b), Section 7.1 (B)(a) or Section 7.1(B)(b), as the case may be, in respect of such Accounting Period.

        Acquisition—is defined in Section 10.11 (a).

        Additional Payments—means, with respect to any Note, additional payments required to be paid to the holder of such Note pursuant to and in accordance with the terms of Section 22.1.

        Additional Provisions—is defined in Section 10.12.

        Affected Holder—is defined in Section 8.7.

        Affiliate—means at any time, and with respect to any Person:

          (a)   any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person; and

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          (b)   any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.

Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

        Agent—means HSBC Investment Bank plc or such other Person as may be appointed for the Banks pursuant to the Bank Facility Agreement.

        Agreement, this—is defined in Section 17.3.

        Applicable GAAP—means, with respect to any Person, generally accepted accounting principles in effect from time to time in the jurisdiction where such Person is organized or carries on its principal business operations.

        Asset Disposition—means any Transfer except:

          (a)   any of the following:

            (i)    a Transfer from the Company or a Guarantor to the Company or a Guarantor so long as immediately before, and immediately after giving effect to, the consummation of such Transfer, no Significant Default would exist;

            (ii)   a Transfer of Subsidiary Stock from the Company or a Guarantor to a Wholly-Owned Subsidiary (that is not a Guarantor) in connection with a bona fide reorganization of the Group so long as immediately before, and immediately after giving effect to, the consummation of such Transfer, no Default or Event of Default would exist;

            (iii)  a Transfer (other than a Transfer of Subsidiary Stock) from the Company or a Guarantor to a Wholly-Owned Subsidiary (that is not a Guarantor) so long as immediately before, and immediately after giving effect to, the consummation of such Transfer, no Default or Event of Default would exist;

            (iv)  a Transfer from a Guarantor or the Company to a Subsidiary (that is not a Guarantor or a Wholly-Owned Subsidiary) which is for Fair Market Value so long as immediately before, and immediately after giving effect to, the consummation of such Transfer, no Significant Default would exist;

            (v)   a Transfer from a Wholly-Owned Subsidiary (that is not a Guarantor) to the Company, a Guarantor or another Wholly-Owned Subsidiary so long as immediately before, and immediately after giving effect to, the consummation of such Transfer, no Significant Default would exist;

            (vi)  a Transfer from a Wholly-Owned Subsidiary (that is not a Guarantor) to a Subsidiary (that is not a Guarantor or a Wholly-Owned Subsidiary) which is for Fair Market Value so long as immediately before, and immediately after giving effect to, the consummation of such Transfer, no Default or Event of Default would exist;

            (vii) a Transfer from a Subsidiary (that is not a Guarantor or a Wholly-Owned Subsidiary) to the Company or any other Subsidiary, so long as, in the case of any such Transfer to a Subsidiary that is not a Guarantor or a Wholly-Owned Subsidiary, (A) such transfer is for Fair Market Value and (B) immediately before, and immediately after giving effect to, the consummation of such Transfer, no Default or Event of Default would exist;

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          (b)   any Transfer (i) involving property that is equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company and the Subsidiaries or that is obsolete (for the avoidance of doubt, this shall not include a business segment or a division), so long as the excess, if any, between the aggregate then current book value and the aggregate disposition proceeds of all such property so transferred pursuant to this sub-clause (i) does not exceed £4,000,000 in the aggregate for all such Transfers in any financial year, (ii) which constitutes a disposal made in the ordinary course of business of the disposing entity, (iii) which constitutes a disposal of cash raised or borrowed for the purposes for which it was raised or borrowed or (iv) which constitutes a disposal of assets in exchange for other assets comparable or superior as to type, value and quality; and

          (c)   the Project Schultz Transaction (subject to approval by the Company's shareholders and satisfaction of the conditions precedent set out in Section 4).

        As used in this definition, "Significant Default" means a Default (except a Default arising because of a failure by the Company to comply with any provision described in Section 11(d), which has not yet become an Event of Default) or an Event of Default.

        Bank Control Payment Date—is defined in Section 8.8.

        Banks—means, collectively, the banks and financial institutions party to the Bank Facility Agreement, together with their respective successors and assigns.

        Bank Facility—means the £75,000,000 credit facility for the Company arranged by the Agent and as in effect on the Effective Date (as supplemented, amended or modified from time to time), and any replacement facility or facilities from time to time entered into in respect of all or any part thereof.

        Bank Facility Agreement—means the agreement dated June 14, 1999 in respect of the Bank Facility for the Company arranged by Deutsche Bank AG (London) and the Agent (as supplemented, amended or modified from time to time), and any replacement agreement or agreements from time to time entered into in respect of all or any part thereof.

        Business Day—means (a) for the purposes of Section 8.9 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or London, England are required or authorized to be closed.

        Cash and Cash Equivalents—means, at any time:

          (a)   cash on deposit in any Permitted Bank;

          (b)   any investment in:

            (i)    marketable obligations issued or guaranteed by the United States of America or the United Kingdom or by an instrumentality or agency of the United States of America or the United Kingdom having an equivalent credit rating;

            (ii)   certificates of deposit, maturing within one year after acquisition thereof, issued by a Permitted Bank;

            (iii)  bankers acceptances and eligible bills accepted by Permitted Banks, maturing within one year after acquisition thereof; and

            (iv)  open market commercial paper or other unsubordinated financial indebtedness:

              (A)  for which a recognized trading market exists on any Business Day;

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              (B)  issued in the United States of America, the United Kingdom or the Eurodollar market;

              (C)  which matures within one year after acquisition thereof; and

              (D)  which has a credit rating of either "A-1" by Standard & Poor's or IBCA or "P-1" by Moody's or any future equivalent of any such credit rating; or

          (c)   any other instrument, security or investment approved by the Required Holders,

in each case, to which any member of the Group is beneficially entitled at such time.

        Change in Control—means any of the following events or circumstances:

          (a)   any Person or group of related Persons acting in concert obtains direct or indirect beneficial ownership of the Voting Shares of the Company carrying more than 50% of the total combined voting power of all classes of Voting Shares of the Company;

          (b)   any Person or group of related Persons acting in concert obtains the right to control the appointment of a majority of the board of directors of the Company;

          (c)   any Person or group of related Persons acting in concert acquires all or substantially all of the assets of the Company; or

          (d)   any merger or consolidation that results in a Person or group of Persons acting in concert obtaining Control of the Successor Corporation of the Company.

        For these purposes, Persons "acting in concert" shall mean Persons which pursuant to an agreement or undertaking actively cooperate through the acquisition by any of them of Voting Shares of the Company or otherwise to obtain or consolidate Control of the Company and shall include, for the avoidance of doubt, any Person or group of Persons "acting in concert" within the meaning of such expression as used in The City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers in the United Kingdom.

        Change in Control Prepayment Date—is defined in Section 8.8.

        Committed External Financing—is defined in Section 9.8.

        Committed Medium-Term Financing—means a loan, credit or financing facility or facilities (including an extension to the Bank Facility) providing for revolving or term loans pursuant to a written commitment by one or more banks or other financial institutions or any other external debt financing entered into by the Company, in each case with a maturity or maturities of no earlier than March 31, 2006 providing for aggregate total commitments of not less than £50,000,000.

        Companies Act 1985—means the Companies Act 1985 of the United Kingdom, as in effect in England and Wales and as amended from time to time.

        Company—is defined in the introductory sentence of this Agreement.

        Competing Person—means any Person which is actively engaged in direct competition with the Company or any of its Subsidiaries in any material line of business or any Affiliate of any such Person, provided that no Person a predominant portion of whose business involves banking, insurance, investment banking, broker/dealer investment or similar activities (including, without limitation, any entity involved in the investment activities of or contributions to pension, retirement, medical or similar plans or interests) shall be deemed a Competing Person if such Person is the holder or prospective transferee of the Notes by virtue of its normal sales, trading or investment activities.

        Confidential Information—is defined in Section 20.

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        Consolidated EBIT—means, in relation to any Accounting Period of the Group, the consolidated operating profit of the Group for such Accounting Period calculated by reference to the Accounts of the Group for such Accounting Period and:

          (a)   before deducting, charging or providing for:

            (i)    Consolidated Net Interest Expense; and

            (ii)   any taxation as shown in the profit and loss section of such Accounts for such Accounting Period; and

          (b)   before taking into account any exceptional items (including, without limitation, profits or losses on the sale or termination of an operation, costs of a fundamental reorganization or restructuring and profits or losses on the disposal of fixed assets) as shown in the profit and loss section of the Accounts of the Group for such Accounting Period.

        Consolidated EBITA—means, in relation to any Accounting Period of the Group, the consolidated operating profit of the Group for such Accounting Period calculated by reference to the Accounts of the Group for such Accounting Period and:

          (a)   before deducting, charging or providing for:

            (i)    Consolidated Net Interest Expense;

            (ii)   any taxation as shown in the profit and loss section of such Accounts for such Accounting Period; and

            (iii)  amortization charged during such Accounting Period; and

          (b)   before taking into account any exceptional items (including, without limitation, profits or losses on the sale or termination of an operation, costs of a fundamental reorganization or restructuring and profits or losses on the disposal of fixed assets) as shown in the profit and loss section of the Accounts of the Group for such Accounting Period.

        Consolidated EBITDA—means, in relation to any Accounting Period of the Group, the consolidated operating profit of the Group for such Accounting Period calculated by reference to the Accounts of the Group for such Accounting Period and:

          (a)   before deducting, charging or providing for:

            (i)    Consolidated Net Interest Expense;

            (ii)   any taxation as shown in the profit and loss section of such Accounts for such Accounting Period;

            (iii)  depreciation in respect of such Accounting Period; and

            (iv)  amortization charged during such Accounting Period; and

          (b)   before taking into account any exceptional items (including, without limitation, profits or losses on the sale or termination of an operation, costs of a fundamental reorganization or restructuring and profits or losses on the disposal of fixed assets) as shown in the profit and loss section of the Accounts of the Group for such Accounting Period.

        Consolidated Interest Expense—means, in relation to any Accounting Period, all interest, acceptance commission and any other continuing, regular or periodic costs and expenses in the nature of interest (whether paid, payable, or capitalized) incurred by the Group (other than interest paid or payable to another member of the Group) during such Accounting Period.

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        Consolidated Interest Receivable—means, in relation to any Accounting Period of the Group, all interest received or receivable by any member of the Group (other than interest received or receivable from another member of the Group) during such Accounting Period.

        Consolidated Net Debt—means, at any time (and without duplication) of the Group, Total Consolidated Debt at such time less Cash and Cash Equivalents at such time.

        Consolidated Net Interest Expense—means, in relation to any Accounting Period of the Group, Consolidated Interest Expense for such Accounting Period less Consolidated Interest Receivable for such Accounting Period.

        Consolidated Net Worth—means, as at any date, the sum for the Company and its Subsidiaries (without duplication) of:

          (a)   that amount paid up or credited as being paid up on the called-up share capital, plus (or minus in the case of a negative amount);

          (b)   that amount credited to the share premium account, plus (or minus in the case of a negative amount);

          (c)   that amount credited to the capital redemption reserve, plus (or minus in the case of a negative amount);

          (d)   that amount then credited to the profit and loss account (excluding any amounts attributable to any dividend or other distribution at the time declared, recommended or made by the Company), plus;

          (e)   any amount credited as, or constituting, other non-distributable reserves (other than, for the avoidance of doubt, the revaluation reserve),

all as determined by reference to the then most recent audited, interim, or quarterly, as the case may be, consolidated balance sheet of the Company and its Subsidiaries required to be furnished pursuant to Section 7.1(A)(a), Section 7.1(A)(b), Section 7.1(A)(c), Section 7.1(A)(d), Section 7.1(B)(a), Section 7.1(B)(b) or Section 7.1(B)(c), as the case may be, provided that:

          (A)  (i) any write-offs or write-downs associated with any goodwill or any impairment charges and (ii) amortization of goodwill will not be added back; and

          (B)  there shall be no increase or decrease in reserves attributable to translating non-Pounds Sterling balances in currencies other than Pounds Sterling at exchange rates different from those used in the financial statements of the Group for the year ended December 31, 2002.

        Consolidated Total Assets—means, at any time, the consolidated fixed assets and consolidated current assets of the Company and its Subsidiaries as would be shown on a consolidated balance sheet of the Company and its Subsidiaries at such time prepared in accordance with UK GAAP, excluding, for the avoidance of doubt, goodwill and investments in joint ventures.

        Control—means, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Shares, by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

        Control Event—means the execution of any written plan or agreement by any Person or group of related Persons acting in concert (as such term is used in the definition of "Change in Control" in this Schedule B) of which the Company is aware and which, if consummated, would result in a Change in Control (so long as effecting such Change in Control is within the reasonable ability of such Person or group of Persons).

6

        corporation—means a corporation, incorporated company or other entity substantially similar to a corporation, whether or not called a "corporation" under the laws of (or in business terminology commonly used in) the jurisdiction where such Person is organized or conducts its primary business.

        Debt Prepayment Application—means, for the purposes of Section 10.4(c) only, with respect to any Transfer of property, the application by the Company or any Subsidiary of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay Senior Indebtedness other than (i) Senior Indebtedness owing to the Company, any Subsidiary or any of their respective Affiliates, and (ii) Senior Indebtedness in respect of any revolving credit or similar credit facility providing the Company or any Subsidiary with the right to obtain loans or other extensions of credit from time to time (except to the extent that in connection with such payment of Senior Indebtedness the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Indebtedness), provided that in the course of making such application the Company shall prepay each outstanding Note in accordance with Section 8.3, Section 8.4 and Section 8.5 in a principal amount which, when added to the Make-Whole Amount applicable thereto, is at least equal to the Ratable Portion for such Note. As used in this definition, "Ratable Portion" for any Note means an amount equal to the product of (x) the Net Proceeds Amount being so applied to the payment of Senior Indebtedness multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Senior Indebtedness of the Company and its Subsidiaries.

        Default—means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

        Default Rate—means, with respect to any Series, the applicable rate of default interest as set out in Section 8.2.

        Designated Debt Subsidiaries—means On-Site Limited (provided that at least 90% of all of its Voting Shares, other equity interests and voting interests are at all times owned directly or indirectly by the Company (except directors' qualifying shares and shares or other equity interests owned by directors or employers to the extent such ownership is required to comply with applicable local law or regulation)), Hellerman Tyton (Pty) Limited (provided that at least 90% of all of its Voting Shares, other equity interests and voting interests are at all times owned directly or indirectly by the Company (except directors' qualifying shares and shares or other equity interests owned by directors or employers to the extent such ownership is required to comply with applicable local law or regulation)), Hellermann Tyton Pte Limited (provided that at least 75% of all of its Voting Shares, other equity interests and voting interests are at all times owned directly or indirectly by the Company (except directors' qualifying shares and shares or other equity interests owned by directors or employers to the extent such ownership is required to comply with applicable local law or regulation)) or Hellermann Tyton (Wuxi) Electrical Accessories Co. Ltd (provided that at least 75% of all of its Voting Shares, other equity interests and voting interests are at all times owned directly or indirectly by the Company (except directors' qualifying shares and shares or other equity interests owned by directors or employers to the extent such ownership is required to comply with applicable local law or regulation)).

        Distribution—means in respect of any corporation, association or business entity:

          (a)   dividends, charges, fees or other distributions or payments on capital stock or other equity interests of such corporation, association or other business entity (except distributions in such stock or other equity interest) including interest on any unpaid amount;

          (b)   the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests; and

7

          (c)   repayments or distributions with respect to any share premium account.

        EBIT—means, in respect of any Person in relation to any accounting period of such Person, the operating profit of such Person for such accounting period calculated by reference to its accounts for such accounting period and:

          (a)   before deducting, charging or providing for:

            (i)    Net Interest Expense; and

            (ii)   any taxation as shown in the profit and loss section of such accounts for such accounting period; and

          (b)   before taking into account any exceptional items (including, without limitation, profits or losses on the sale or termination of an operation, costs of a fundamental reorganization or restructuring and profits or losses on the disposal of fixed assets) as shown in the profit and loss section of the accounts for such accounting period.

        Effective Date—is defined in Section 3.

        Environmental Laws—means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

        ERISA—means the Employee Retirement Income Security Act of 1974 of the United States of America, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

        ERISA Affiliate—means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the US Tax Code.

        Event of Default—is defined in Section 11.

        Existing Note Purchase Agreements—is defined in Section 1.1.

        Existing Notes—is defined in Section 1.1.

        Existing Series A Notes—is defined in Section 1.1.

        Existing Series B Notes—is defined in Section 1.1.

        Existing Series C Notes—is defined in Section 1.1.

        Existing Series D Notes—is defined in Section 1.1.

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        Fair Market Value—means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

        Finance Lease—means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with UK GAAP.

        Financial Indebtedness—means any indebtedness (without duplication) of any Person in respect of:

          (a)   moneys borrowed;

          (b)   any debenture, bond, note, loan stock or other similar security;

          (c)   any acceptance credit;

          (d)   receivables sold or discounted (to the extent of recourse);

          (e)   the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset and, for the purposes of Section 10.3(m) and Section 10.7(a), to the extent that it is required by UK GAAP to be shown as a borrowing in the Accounts of such Person;

          (f)    any Finance Lease;

          (g)   any currency swap or interest swap, cap or collar arrangement or any other derivative instrument the amount of which will be calculated on a mark to market basis;

          (h)   any amount raised under any other transaction having the commercial effect of a borrowing or raising of money;

          (i)    any redemption obligations in respect of mandatorily redeemable preference shares other than such redemption obligations that may not by their terms be payable prior to the Notes being repaid in full; or

          (j)    any Guaranty of another Person's indebtedness referred to in clause (a) through (i), inclusive, above.

        Financing Documents—means, collectively, this Agreement, the Notes and the Subsidiary Guarantees and any and all other agreements, documents and instruments relating thereto or hereto to which any one or more of the Noteholders, the Company, any Guarantor or any Subsidiary is a party.

        Forms—is defined in Section 22.1.

        FRS—means a financial reporting standard issued by the Accounting Standards Board in the United Kingdom.

        Governmental Authority—means:

          (a)   the government of:

            (i)    the United States of America or any state or other political subdivision thereof; or

            (ii)   the United Kingdom or any jurisdiction or other political subdivision thereof; or

            (iii)  any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary; or

9

          (b)   any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

        Group—means, at any time, the Company and its Subsidiaries at such time.

        Guarantees—is defined in Section 2.2.

        Guarantors—means, each Original Guarantor together with each Subsidiary Guarantor which delivers a Subsidiary Guarantee pursuant to, and otherwise satisfies the conditions contained in, Section 10.7(b).

        Guaranty—means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any financial indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

          (a)   to purchase such financial indebtedness or obligation or any property constituting security therefor;

          (b)   to advance or supply funds (i) for the purchase or payment of such financial indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such financial indebtedness or obligation;

          (c)   to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such financial indebtedness or obligation of the ability of any other Person to make payment of the financial indebtedness or obligation; or

          (d)   otherwise to assure the owner of such financial indebtedness or obligation against loss in respect thereof.

In any computation of the financial indebtedness or other liabilities of the obligor under any Guaranty, the financial indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

        Hazardous Material—means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

        holder—means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

        Holder Tax Amount—is defined in Section 22.3.

        IBCA—means the Fitch IBCA Group.

        Information Pack—means, collectively, the documents entitled (a) "Draft Presentation—covenant amendments" dated December 18, 2002, (b) the "Project Conker Information Memorandum" dated December 18, 2002 and (c) the "Project Conker Supplementary Information Memorandum" dated January 13, 2003 and any supplement delivered by the Company to the Noteholders in writing prior to the date hereof.

        Insolvency Act—means the Insolvency Act 1986 of the United Kingdom, as amended from time to time.

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        Institutional Investor—means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

        Interest Rate Agreement—means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement or other similar agreement or arrangement to which the Company is a party, designed to protect the Company against fluctuations in interest rates.

        IRS—means the United States Internal Revenue Service or any successor governmental agency.

        ISDA—means the International Swap Dealers Association.

        Lien—means, with respect to any Person, any mortgage, lien, pledge, charge, security interest, assignment, hypothecation, other encumbrance, or any other agreement having the effect of conferring security, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Finance Lease, upon or with respect to any property or asset of such Person (including in the case of share capital, shareholder agreements, voting trust agreements and all similar arrangements).

        LSE—means the London Stock Exchange Limited.

        Make-Whole Amount—is defined in Section 8.9.

        Material—means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

        Material Adverse Effect—means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes including, without limitation, its payment obligations and its obligations under the financial covenants set forth in Section 10, (c) the ability of any Guarantor to perform its obligations under its respective Guarantee or (d) the validity or enforceability of this Agreement, the Notes or any Guarantee.

        Material Subsidiary—means before any certificate of Senior Officers is delivered under Section 7.2(c), each Subsidiary listed in Schedule 5.4 as a "Material Subsidiary," and, thereafter, each Subsidiary listed in the certificate of Senior Officers most recently provided under Section 7.2(c), and in each case as long as such Material Subsidiary is still a "Subsidiary" and shall include all Guarantors.

        Modified Make-Whole Amount—is defined in Section 8.9.

        Moody's—means Moody's Investors Service, Inc.

        NAIC Annual Statement—means an annual statement of the National Association of Insurance Commissioners.

        Net Distributable Earnings—means funds available for distribution, subject to Section 264 of the Companies Act 1985, being the accumulated, realized profits of the Company less the accumulated, realized losses of the Company, as defined in Section 263(3) of the Companies Act 1985, and with reference to the Company's Accounts, as prepared in accordance with UK GAAP.

        Net Interest Expense—means, in respect of any Person in relation to any Accounting Period, all interest, acceptance commission and any other continuing, regular or periodic costs and expenses in the nature of interest (whether paid, payable, or capitalized) incurred by such Person during such Accounting Period less all interest received or receivable by such Person during such Accounting Period.

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        Net Proceeds Amount—means, with respect to any Transfer of any property by any Person, an amount equal to the difference of:

          (a)   the aggregate amount received in cash (including any cash received with respect to a deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only upon actual receipt of such cash) in connection with such Transfer; and

          (b)   the sum of:

            (i)    the unpaid principal amount of, and accrued interest and premium (if any) on, any Financial Indebtedness which is secured by, or assumed or incurred to finance all or part of the purchase price of, or cost of developing, the property so disposed of (other than such Financial Indebtedness assumed by the purchaser of such property) and which is required to be and is repaid in connection with such Transfer;

            (ii)   all out-of-pocket expenses incurred by the Company or any Subsidiary in connection with such Transfer;

            (iii)  all taxes, including taxes assessed against income, which the Company considers likely to be payable by it or any of its Subsidiaries as a result of such Transfer (calculated based on the assumption that such Transfer was the only transaction in which the Company and its Subsidiaries engaged during the relevant period, without giving effect to any carryforwards, carrybacks or other credits) and after accounting for any reserves for warranty claims which are reasonable to the extent that the use of such reserves by the Company and its Subsidiaries is restricted until the Transfer of such potential claims; and

            (iv)  where the Transfer is a Transfer of Subsidiary Stock of a Subsidiary, the principal amount and accrued interest thereon of any indebtedness owing from such Subsidiary to another member of the Group that is forgiven in connection with such Transfer, and the amount of any contribution of a capital nature to such Subsidiary made in connection with such Transfer of Subsidiary Stock.

        Network Products Division—means the Company's division comprised of the following entities: HellermanTyton ("HT"), divisions of Spirent plc (divisions: HT Broadband, HT Plymouth, HT Ireland, HT BHD, HT Manchester and the assets and business of Staeng Limited), Staeng Limited, HT Data Limited, Spirent Australia pty Limited, HellermanTyton GmbH, HellermanTyton S.A., HellermanTyton pty Limited, HellermanTyton AB, HellermanTyton Limitada, HellermanTyton Srl, Spirent BV's interest in HellermanTyton Pte Limited (75%), Spirent BV's interest in Tyton Corporation of Japan (49%), Spirent International Inc's interest in HellermanTyton Corporation and all subsidiaries of such companies (97%).

        Non-US Pension Plan—means any plan, fund or other similar program:

          (a)   established or maintained outside of the United States of America by any one or more of the Company or its Subsidiaries primarily for the benefit of employees (substantially all of whom are not citizens of, and do not reside within, the United States of America) of the Company or such Subsidiaries which plan, fund or other similar program provides for retirement income for such employees or results in a deferral of income for such employees in contemplation of retirement; and

          (b)   not subject to ERISA.

        Normalization Certificate—means a certificate signed by the group finance director of the Company and delivered by the Company to the holders of the Notes and in the form attached to this Agreement as Exhibit B.

12

        Normalization Conditions—means the following conditions precedent:

          (i)    on three consecutive Normalization Testing Dates, the Company's ratio of Consolidated Net Debt, as of each such Normalization Testing Date, to Consolidated EBITDA, for the Accounting Period ending on such Normalization Testing Date (which, for the avoidance of doubt, shall be a period of twelve consecutive months ending on such Normalization Testing Date), is less than 1.5 to 1.0 provided that for the purposes of this clause (i), Consolidated Net Debt shall be calculated by converting debt balances denominated in currencies other than Pounds Sterling at the same respective rates of exchange used to convert any Consolidated EBITDA denominated in currencies other than Pounds Sterling over the relevant Accounting Period;

          (ii)   on three consecutive Normalization Testing Dates, the Company's ratio of Consolidated EBITA to Consolidated Net Interest Expense, in each case determined for the Accounting Period ending on such Normalization Testing Date (which, for the avoidance of doubt, shall be a period of twelve consecutive months ending on such Normalization Testing Date), is in excess of 4.5 to 1.0 provided that such ratio shall be computed without giving effect to any Interest Rate Agreement or Interest Rate Agreements entered into by any member of the Group after the date of this Agreement to the extent that the aggregate nominal principal amount subject to all Interest Rate Agreements held by any member of the Group (whether entered into before or after the date hereof) at any time of computation of such ratio exceeds the aggregate nominal principal amount subject to Interest Rate Agreements as of the date of this Agreement. The foregoing proviso shall be applied, to the extent necessary, to exclude the most recent Interest Rate Agreement at any such time of computation and then continuing in the inverse chronological order in which they were entered into;

          (iii)  the Company shall have obtained Committed Medium-Term Financing; and

          (iv)  no Default or Event of Default shall have occurred which is continuing.

        For the purposes of clauses (i) and (ii) above:

            (A)  each of the ratios referred to shall be determined for and tested as at each Normalization Testing Date on the basis of the Company's management accounts and, if applicable, annual audited consolidated financial statements for the applicable Accounting Period;

            (B)  the relevant Normalization Testing Dates must be the same Normalization Testing Dates for each of the tests referred to; and

            (C)  the last Normalization Testing Date for any three consecutive Normalization Testing Dates may not be before the Normalization Testing Date occurring on June 30, 2004.

        For the purposes of clause (i), (ii), (iii) and (iv) above, all of the conditions precedent must be satisfied concurrently.

        Normalization Date—shall be the date on which the Company delivers a Normalization Certificate to each of the Noteholders and each of the four Normalization Conditions shall have been concurrently satisfied provided that the Normalization Date may not occur until after the Company has issued its audited financial accounts for the financial year ended December 31, 2003 and in any event not prior to June 30, 2004.

        Normalization Testing Date—means the last day of each financial quarter of the Group.

        Noteholders—means the holders of the Notes from time to time.

        Notes—is defined in Section 2.1.

13

        Officer's Certificate—means a certificate given hereunder of Senior Financial Officers of the Company, or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

        Order—means any order, writ, injunction, decree, judgment, award, determination, direction or demand.

        Original Group Accounts—means the audited consolidated accounts of the Group for the year ended December 31, 1998, subject to Section 23.8.

        Original Guarantors—is defined in Section 2.2.

        Outstanding Company Notes—means the US$75,000,000 aggregate principal amount of the Company's 6.89% Senior Notes due 2003 which were exchanged on or about November 23, 1999 for Existing Notes.

        PBGC—means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

        Permitted Bank—means:

          (a)   any commercial bank or trust company having, in respect of its long-term unsecured debt obligations, a rating of "A" or higher by Standard & Poor's or IBCA or "A-2" or higher by Moody's or a comparable rating from a nationally recognized (in England) credit rating agency; or

          (b)   HSBC Investment Bank plc, so long as its ultimate parent shall have in respect of its long-term unsecured debt obligations, a rating of "A-" or higher by Standard & Poor's or IBCA or "A-3" or higher by Moody's or a comparable rating from a nationally recognized (in England) credit rating agency.

        Permitted Disposals—means:

          (a)   disposals made in the ordinary course of trade of the disposing entity;

          (b)   any disposal listed in clauses (a)(i) to (a)(vii) of the definition of "Asset Disposition";

          (c)   dealings with trade debtors with respect to book debts in the ordinary course of trading;

          (d)   disposals of cash on arm's length terms not otherwise prohibited by this Agreement;

          (e)   disposals of immaterial real property no longer required for the operation of the Company's business and as set out on Schedule B.1 hereto;

          (f)    disposals of cash raised or borrowed for the purposes for which it was raised or borrowed;

          (g)   disposals of assets in exchange for other assets comparable or superior as to type, value and quality;

          (h)   diposals of obsolete assets for cash; and

          (i)    Permitted Reorganizations.

        Permitted Reorganization—is defined in Section 10.2.

        Person—means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

        Pounds Sterling or £—means lawful money of the United Kingdom.

14

        Preferred Shares—means any class of share capital of a corporation that is preferred over any other class of capital shares of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

        Project Schultz Documentation—means the documentation in relation to the Project Schultz Transaction including, without limitation, the WAGO Agreements, the circular to be sent to the shareholders of the Company in connection with the Project Schultz Transaction and the working capital report prepared by KPMG LLP in respect of the Company in connection with the circular.

        Project Schultz Prepayment Date—is defined in Section 4.7(a).

        Project Schultz Transaction—means the disposal by Spirent GmbH and Spirent B.V. of all their respective interests in the WAGO Joint Venture pursuant to the WAGO Agreements.

        property or properties—means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

        Property Reinvestment Application—means for the purposes of Section 10.4 only, with respect to any Transfer of property, the application of an amount equal to the Net Proceeds Amount with respect to such Transfer to the acquisition by the Company or any Subsidiary of operating assets of the Company or any Subsidiary or share capital or other equity interests of any Person that becomes a Subsidiary, so long as such operating assets or the business of such Person that becomes a Subsidiary is reasonably related to the then existing business lines of the Group.

        PTE—is defined in Section 6(a).

        QPAM Exemption—means Prohibited Transaction Class Exemption 84-14 issued by the United States of America Department of Labor.

        Rejection Notice—is defined in Section 8.7.

        Required Holders—means, at any time, the holder or holders of at least sixty-six and two-thirds percent (66 2/3%) in principal amount of the Notes (without regard to Series) at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

        Response Date—is defined in Section 8.8.

        Responsible Officer—means any Senior Financial Officer of the Company and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

        Restructuring Transaction—is defined in Section 2.1.

        Securities Act—means the Securities Act of 1933 of the United States of America, as amended from time to time.

        Senior Financial Officer—means any officer of the Company or any Guarantor, as the context may require, fulfilling any of the following roles: financial officer, group finance director, principal accounting officer, treasurer or head of corporate finance of the Company or any Guarantor, as the context may require.

        Senior Indebtedness—means (a) any Financial Indebtedness of the Company or any Guarantor, other than any Financial Indebtedness that is in any manner subordinated in right of payment or security in any respect to Financial Indebtedness evidenced by the Notes or the Subsidiary Guarantees, and (b) any Financial Indebtedness of any Subsidiary (other than the Guarantors).

        Senior Officers—means two authorized signatories of the Company, at least one of whom is a Senior Financial Officer.

        Series—means any series of Notes.

15

        Series A Notes—is defined in Section 2.1.

        Series B Notes—is defined in Section 2.1.

        Series C Notes—is defined in Section 2.1.

        Series D Notes—is defined in Section 2.1.

        Significant Qualification—means, with respect to an opinion of independent chartered accountants, a qualification to their opinion arising from (a) a restriction or limitation on the scope of audit, (b) the inadequacy of internal financial controls or (c) such independent chartered accountants' concern as to whether any of the companies being reported on should properly be viewed as a going concern.

16

        Source—is defined in Section 6.

        Special Tax Event—means an amendment to, or change in, the laws or regulations of any Taxing Jurisdiction affecting taxation, or an amendment to, or change in, an official interpretation or application of such laws or regulations (including, without limitation, pursuant to a final decision or Order of a taxing authority having competent jurisdiction), which amendment or change (a) shall have occurred after November 23, 1999 (or in the case of any jurisdiction that thereafter becomes a Taxing Jurisdiction, as described in Section 22.1, after such jurisdiction becomes a Taxing Jurisdiction) and (b) in the opinion of the Company (which shall be evidenced by an Officer's Certificate and supported by written opinion of counsel having recognized expertise in the field of taxation in the Taxing Jurisdiction, which counsel shall be a firm reasonably satisfactory to the Required Holders and which Officer's Certificate and opinion of counsel shall be delivered to all holders of the Notes prior to any prepayment of Notes under Section 8.7) shall require Additional Payments.

        SSAP—means a standard of accounting practice issued by the Accounting Standards Committee of the United Kingdom.

        Standard & Poor's—means Standard & Poor's Rating Services, a division of McGraw Hill Companies Inc.

        Subsidiary—means, as to any Person:

          (a)   a subsidiary of such Person within the meaning of section 736 of the Companies Act 1985; and

          (b)   in relation to the financial statements or any financial covenants in respect of the Group (including, without limitation, Section 10.3 through Section 10.7, inclusive), a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985, and unless the context otherwise clearly requires any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

        Subsidiary Guarantee—is defined in Section 2.2.

        Subsidiary Guarantor—is defined in Section 10.7.

        Subsidiary Stock—means, with respect to any Person, the capital stock or other equity interests (or any options or warrants to purchase stock, shares or interests or other securities exchangeable for or convertible into stock, shares or interests) of any Subsidiary of such Person.

        Successor Corporation—is defined in Section 10.2.

        Systems-Drive Division—means the business and assets of PG DrivesTechnology Limited owned by PG International plc, PG Drives Technology Limited and PG Drives Technology Inc.

        Tax—means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, levy, import, fee, compulsory loan, charge or withholding that is imposed by any Governmental Authority or any taxing authority thereof.

        Tax Prepayment Notice—is defined in Section 8.7.

        Taxing Jurisdiction—is defined in Section 22.1.

        Testing Date—means (a) prior to the Normalization Date, the last day of each financial quarter of the Group, and (b) on and after the Normalization Date, the last day of each financial year and the last day of each financial half-year of the Group.

17

        Total Assets—means, at any time, in respect of the Company or any Material Subsidiary, the fixed assets and current assets of the Company or such Material Subsidiary (as applicable) as shown on the then latest balance sheet of the Company or such Material Subsidiary (as applicable) prepared in accordance with UK GAAP, excluding, for the avoidance of doubt, goodwill.

        Total Consolidated Debt—means, at any time with respect to the Company and its Subsidiaries, the aggregate (without duplication) of the following:

          (a)   the outstanding principal amount of any moneys borrowed by such Persons and any outstanding overdraft debit balance of any such Person (but subject to set off in accordance with UK GAAP);

          (b)   the outstanding principal amount of any debenture, bond, note, loan stock or other similar security of any such Person;

          (c)   the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution in favor of any such Person;

          (d)   any amount raised pursuant to any issue of shares which are or may be expressed to be redeemable at the insistence of the holder thereof at any time prior to the date on which all Notes have been irrevocably and unconditionally repaid in full;

          (e)   the outstanding principal amount of all moneys owing by any such Person in connection with the sale or discounting of receivables (to the extent of recourse to such Person or any other member of the Group);

          (f)    the outstanding principal amount of any financial indebtedness of any such Person arising from any advance or deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset to the extent such financial indebtedness is required by UK GAAP to be shown as a borrowing in the Accounts;

          (g)   the capitalized element of financial indebtedness of any such Person in respect of a lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased and required to be accounted for under SSAP 21 or FRS 5;

          (h)   any fixed or minimum premium on the repayment or redemption at maturity of any instrument referred to in clause (b) above which is or may be expressed to be payable at any time prior to the date on which all Notes have been irrevocably and unconditionally repaid in full; and

          (i)    the outstanding principal amount of any financial indebtedness of any Person of a type referred to in clause (a) through clause (h) above, inclusive, which is the subject of a guarantee, indemnity or similar assurance against financial loss given by any such Person.

        Total Subsidiary Debt—means, at any time without duplication, the aggregate amount of:

          (a)   the aggregate Financial Indebtedness of each Subsidiary (whether or not such Subsidiary is a Guarantor) outstanding at such time, plus,

          (b)   all claims in respect of the redemption of, and accumulated, unpaid dividends on, all Preferred Shares (and all securities convertible into, exchangeable for, or representing the right to purchase, Preferred Shares) of each Subsidiary whether or not such Subsidiary is a Guarantor (whether or not any right of redemption or conversion is exercisable by the holder thereof at any time), but excluding from such calculation:

            (i)    any such Financial Indebtedness of any Subsidiary owing to the Company, any Guarantor or any Wholly-Owned Subsidiary;

18

            (ii)   any such Financial Indebtedness of any Subsidiary owing to any Designated Debt Subsidiary which is not a Guarantor or a Wholly-Owned Subsidiary provided that the amount of such Financial Indebtedness under this sub-clause (ii) shall not exceed £2,500,000 in aggregate and shall have been incurred solely for cash management purposes in the ordinary course of business consistent with past practices;

            (iii)  all such Preferred Shares and other securities which are legally and beneficially owned by any of the Company, any Guarantor or any Wholly-Owned Subsidiary;

            (iv)  Financial Indebtedness of any Person which becomes a Subsidiary after the Effective Date for a period of up to 180 days after the date such Person becomes a Subsidiary (other than Financial Indebtedness incurred or contractually bound to be incurred solely in contemplation of such Person becoming a Subsidiary) provided that such Subsidiary shall have executed a Subsidiary Guarantee within ten Business Days of the date such Subsidiary becomes a Subsidiary and such Subsidiary shall not enter into any other Guaranty whatsoever in favor of any other Person whatsoever prior to it having executed such Subsidiary Guarantee;

            (v)   all Financial Indebtedness of Subsidiaries outstanding on December 31, 2002 and identified on Schedule 5.13; and any extensions, renewals and refinancings of such Financial Indebtedness described in this clause (iv) to the extent that, in connection therewith, the principal amount thereof is not increased;

            (vi)  any such Financial Indebtedness of any Guarantor constituting Guarantees; and

            (vii) any such Financial Indebtedness of any Guarantor in respect of the Bank Facility, any Committed Medium-Term Financing or any Committed External Financing to the extent such Financial Indebtedness is otherwise expressly permitted under this Agreement.

        Transfer—means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock.

        UK GAAP—means generally accepted accounting principles as in effect from time to time in the United Kingdom.

        US Bankruptcy Code—means the United States Bankruptcy Code, Title 11 United States Code §§ 101 et seq., as amended from time to time.

        US Dollars or US$ or Dollars or $—means lawful currency of the United States of America.

        US Multiemployer Plan—means any US Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

        US Plan—means an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

        US Tax Code—means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

        US/UK Tax Treaty—is defined in Section 5.18.

        Voting Shares—means the capital shares of any class or classes of an entity having power under ordinary circumstances to vote for the election of members of the board of directors or similar governing body of such entity, or Persons performing similar functions (irrespective of whether or not at the time shares of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).

19

        WAGO Agreements—means each of (a) the sale and purchase agreement, dated on or about March 11, 2003 between Spirent GmbH and each of Hohorst Familien Holding (Minden) Beteiligungs GmbH and Hohorst Familien Holding (Schweiz) Beteiligungs GmbH, relating to the sale of the shares in WAGO Kontakttechnik GmbH, (b) the sale and purchase agreement, dated on or about March 11, 2003 between Spirent GmbH and Sven-Michael Hohorst, relating to the sale of the shares in WAGO Verwaltungs GmbH, (c) the sale and purchase agreement, dated on or about March 11, 2003 between Spirent GmbH, Gesellschaft burgerlichen Rechts Wolfgang and Sven-Michael Hohorst relating to the sale of the shares in each of Hohorst Familien Holding (Minden) Beteiligungs GmbH, Hohorst Familien Holding (Minden) Beteiligungs GmbH and Hohorst Holding (Schweiz) Beteiligungs GmbH, and (d) the sale and purchase agreement, dated on or about March 11, 2003 between Spirent B.V., Hohorst Familien Holding (Minden) Beteiligungs GmbH and Hohorst Familien Holding (Schweiz) Beteiligungs GmbH relating to the sale of the shares in WAGO Contact S.A.

        WAGO Joint Venture—means the interconnection joint venture in respect of WAGO Kontakttechnik GmbH, WAGO Verwaltungs GmbH and WAGO Contact S.A., their subsidiaries and their subsidiary undertakings.

        Wholly-Owned Subsidiary—means, at any time, any Subsidiary 100% of all of the Voting Shares, other equity interests and voting interests of which are owned directly or indirectly by the Company (except directors' qualifying shares and shares or other equity interests owned by directors or employees to the extent such ownership is required to comply with applicable local law or regulation).

20

SCHEDULE B.1

DISPOSALS OF CERTAIN REAL PROPERTY

Property	Headlease expiry date
74 Inverness Drive, East Englewood, California, USA (MLI facility)	30 June 2005
Unit 7, Freshfields Industrial Estate Stevensen Road, Brighton UK	24 June 2007
Unit 8a, Freshfields Industrial Estate Stevensen Road, Brighton UK	24 June 2007
Unit 8b, Freshfields Industrial Estate Stevensen Road, Brighton UK	24 June 2007
Unit 50 Clifton Road Industrial Estate, Cambridge	05 September 2010
Avenida Marginal Direita do Rio Tiete, 800 Vila, Jaguara, Sao Paulo, SP05118-100 Brazil	N/A—Owned by HT Brazil
New York (Tempo facility) 85 Adams Avenue, Hauppauge New York 11788	30 March 2006 (Break 30 September 2004)
The Lodge, Harmondsworth Lane, West Drayton Middlesex	June 2013
La Jolla 7580-7590 Fay Avenue San Diego, California (part vacated)	29 February 2004
Thermalloy Facility, 2021 Valley View Lane, Dallas TX 75234	30 November 2008
330 Research Court, Norcress (old Net-Hopper property)	31 May 2004
Suite 1450, Concord California	December 2003
Zarak, 1380 Borregas Avenue, Sunnyvale CA 94089	Q2 2005
DLS, 750 Palladium Drive, Ottawa Ontario K2V IC7 Canada	Q3 2010
San Jose (Sales), 70 Daggett Drive, San Jose CA 95134	Ql 2008
Liberty Canyon (2nd floor), 27349 Agoura Road Calabasas, CA 91301	2017
Hawaii (27th floor), 999 Bishop Street, Honolulu HI 96813	2007
Hawaii (16th floor), 999 Bishop Street, Honolulu HI 96813	2007
Hawaii (Kaimuki—old facility), 3465 Waialae Avenue Suite 300 Hawaii 96816	Q4 2005
RTP, North Carolina (R&D), 900 Main Campus Drive Suite 201 Raleigh NC 27606	Q2 2008

1

Boston (Sales Office), 59 Composite Way Suite MA 01851	2005
Plano, Texas (Sales Office), 101 E. Park Boulevard Suite 451 Plano Texas 75074	Q2 2006

2

SCHEDULE 2.2

ORIGINAL GUARANTORS

Caw Networks, Inc.
PG Drives Technology, Inc.
Spirent Communications Inc.
Spirent Communications of Rockville, Inc.
HellermannTyton Corporation
HellermannTyton Canada Incorporated
Spirent Communications of Ottawa Limited
PG International plc
HellermannTyton Data Limited
Spirent Communications (Scotland) Limited
Spirent Communications (SW) Limited
Spirent Communications Limited
Spirent Holdings Corporation
Spirent International, Inc.
Spirent Financing Corporation
Netcom Systems Holding Corporation
Spirent Overseas Limited
Reorg Company 1, Inc.
Reorg Company 2, Inc.

SCHEDULE 5.3

DISCLOSURE MATERIALS

None.

SCHEDULE 5.4

SUBSIDIARIES; AFFILIATES, ETC.

(a)
(i) Subsidiaries of the Company principally affecting the financial statements of the Group as at 31 December 2002

Name	Jurisdiction of Incorporation	Percentage Equity Held
SPIRENT COMMUNICATIONS (SCOTLAND) LIMITED	UK	100
SPIRENT COMMUNICATIONS INC.	USA	100
SPIRENT COMMUNICATIONS OF OTTAWA LIMITED	Canada	100
SPIRENT COMMUNICATIONS (SW) LIMITED	UK	100
CAW NETWORKS, INC.	USA	100
SPIRENT FEDERAL INC	USA	100
OPTICAL NETWORK TESTING INC.	USA	84
SPIRENT COMMUNICATIONS GSS, INC.	USA	100
SPIRENT COMMUNICATIONS OF ROCKVILLE, INC.	USA	100
SPIRENT COMMUNICATIONS LIMITED	UK	100
HELLERMANN TYTON (PTY) LTD	South Africa	90
HELLERMANN TYTON S.A.	France	100
HELLERMANN TYTON GMBH	Austria	100
HELLERMANN TYTON SRL	Argentina	100
HELLERMANNTYTON GMBH	Germany	100
HELLERMANN TYTON LTDA	Brazil	100
HELLERMANN TYTON PTE LTD	Singapore	75
HELLERMANN TYTON DATA LIMITED	UK	90
ON-SITE LTD	UK	90
HELLERMANNTYTON CORPORATION	USA	97
HELLERMANN TYTON AB	Sweden	100
HELLERMANN TYTON (NORWAY)	Norway	100
HELLERMANN TYTON SRL	Italy	100
HELLERMANN TYTON (SPAIN)	Spain	100
HELLERMANN TYTON CANADA INCORPORATED	Canada	97
HELLERMANN TYTON (AUSTRALIA)	Australia	100
HELLERMANN TYTON (CHINA)	China	75.01
PG INTERNATIONAL PLC	UK	100
PG DRIVES TECHNOLOGY INC.	USA	100
SPIRENT SYSTEMS SAN DlEGO INC.	USA	100
SPIRENT SYSTEMS WICHITA INC.	USA	100
WPDS SOFTWARE LTD	UK	100
THE FLIGHT DATA COMPANY LTD	UK	100
SPIRENT SYSTEMS (OTTAWA) LTD	Canada	100

PG INTERNATIONAL PLC	USA	100
SPIRENT BV	Netherlands	100
SPIRENT GMBH	Germany	100
SPIRENT HOLDINGS CORPORATION	USA	100
SPIRENT INTERNATIONAL INC.	USA	100
SPIRENT INC.	USA	100
SPIRENT PLC	UK	100
NETCOM SYSTEMS HOLDING CORPORATION	USA	100
SPIRENT FINANCING CORPORATION	USA	100
SPIRENT OVERSEAS LIMITED	UK	100
REORG COMPANY 1, INC.	USA	100
REORG COMPANY 2, INC.	USA	100
(a)
(ii) Material Subsidiaries of the Company

Name	Jurisdiction of Incorporation	Percentage Equity Held
SPIRENT COMMUNICATIONS OF ROCKVILLE., INC.	USA	100
SPIRENT COMMUNICATIONS INC.	USA	100
HELLERMANNTYTON GMBH	Germany	100
PG INTERNATIONAL PLC	UK	100
HELLLERMANNTYTON CORPORATION	USA	97
HELLERMANNTYTON DATA LIMITED	UK	90
PG DRIVES TECHNOLOGY, INC.	USA	100
SPIRENT COMMUNICATIONS OF OTTAWA LIMITED	Canada	100
HELLERMANN TYTON CANADA INCORPORATED	Canada	97
SPIRENT COMMUNICATIONS LIMITED	UK	100
SPIRENT COMMUNICATIONS (SCOTLAND) LIMITED	USA	100
SPIRENT HOLDINGS CORPORATION	USA	100
SPIRENT INTERNATIONAL INC.	USA	100
CAW NETWORKS, INC.	USA	100
SPIRENT PLC	UK	100

        As at the end of the Accounting Period ending on December 31, 2002, the aggregate of the EBIT and Total Assets of the Material Subsidiaries plus the EBIT and Total Assets of the Company accounts for at least 80% of Consolidated EBIT and 80% of Consolidated Total Assets for and as at the end of, such accounting period respectively.

        The aggregate EBIT and Total Assets of the Company and all such Material Subsidiaries accounts for 971% and 80.4% of Consolidated EBIT and Consolidated Total Assets as at the end of the Accounting Period ending on December 31, 2002, respectively.

(a)
(iii) Affiliates (other than Subsidiaries) of the Company

1.
Tyton Company of Japan Ltd (Spirent plc holds 49% of this company)

2.
Kyoritsu Electrics Inds Co Ltd (holds 30% of Tyton Company Japan Limited)

2

  3.
  Sansei Bussan Co Ltd (holds 21% of Tyton Company of Japan Limited)

  4.
  3M/ECC Europa BV (Spirent BV holds 20% of this company's shares)

  5.
  3M Nederland Holding BV (holds 80% of 3M/ECC Europa BV)

  6.
  Mr CT Rosenberg (holds 10% of Hellermann Tyton (PTY) Limited

(a)
(iv) Directors of the Company

1.
John Weston

2.
James Wyness

3.
Goran Ennerfelt

4.
Paul Cheng

5.
Richard Moley

6.
Marcus Beresford

7.
Nicholas Brookes

8.
Eric Hutchinson

9.
My Chung
(d)
Agreements restricting the ability of Subsidiaries to pay dividends out of profits or make any other similar distributions of profits to the Company or any Subsidiary (except in the case of any Subsidiary that is not a Material Subsidiary, where such restriction or agreement could not reasonably be expected to have a Material Adverse Effect)

1.
HellermannTyton Corporation

  Under a loan agreement between M&I Marshall & Ilsley Bank and HellermannTyton Corporation, there is a tangible net worth covenant which requires the borrower to maintain a certain level of tangible net worth at all times. The amount of the facility was originally $6,250,000.

2.
Exchange controls of general applicability

3

APPENDIX I

PG SUB GROUP

PG International plc
The Flight Data Company Limited *
Spirent Systems San Diego Inc
Agency Companies
PG Drives Technology Limited
Metrosonics Limited
Dormant Subsidiaries
PG Data Technology Limited
PG Blackwood Limited
Monitor Labs Limited
PG Transducers Limited
PG Limited
Graeme N Russell Precision Limited
PG Position Sensors Limited

* Spirent plc owns the series B non voting ordinary shares in The Flight Data Company Ltd

Green	Holding / InvestmentCompany	Grey	Systems
Red	Communications	Pink	Network Products
Orange	Wago

APPENDIX II

APPENDIX III

US SUB GROUP

APPENDIX IV

OTHER OVERSEAS SUBSIDIARIES

APPENDIX V

UK DORMANT SUBSIDIARIES

APPENDIX VI

SCHEDULE 5.5

FINANCIAL STATEMENTS

1.
Spirent plc Financial Statements for year ending December 31, 2001.

2.
Spirent plc Financial Statements for half-year ending on June 30, 2002,

SCHEDULE 5.8

LITIGATION: OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS

None.

SCHEDULE 5.13

FINANCIAL INDEBTEDNESS AND LIENS AS OF DECEMBER 31, 2002

        FINANCIAL INDEBTEDNESS AS OF 31st DECEMBER 2002 (SPIRENT PLC AND ITS SUBSIDIARIES)

	TOTAL O/DRAFT FACILITIES AVAILABLE (000)	TOTAL LOAN FACILITIES AVAILABLE (000)	OVERDRAFT BALANCE AS AT 31-Dec-02 (000)	LOAN BALANCE AS AT 31-Dec-02 (000)	TOTAL OUTSTANDING 31-Dec-02 (000)
SECURED	2,154	4,357	492	4,357	4,849
UNSECURED	7,640	330,361	88	232,131	232,219
FINANCE LEASES	9,479	9,479
TOTAL	9,794	334,718	580	245,967	246,547
UNSECURED SPIRENT PLC INDEBTEDNESS	6,131	329,860	88	231,630	231,718
TOTAL SUBSIDIARY FINANCIAL INDEBTEDNESS	3,663	4,858	492	14,337	£14,829

        The above Total Outstanding Debt does not include £1,128 of Debt Issues Costs being amortized over the life of the facilities.

See attached working paper.

SPIRENT PLC AND ITS SUBSIDIARIES

        FINANCIAL INDEBTEDNESS AS OF 31st DECEMBER 2002.

	TOTAL O/DRAFT FACILITIES AVAILABLE (000)	TOTAL LOAN FACILITIES AVAILABLE (000)	OVERDRAFT BALANCE AS AT 31-Dec-02 (000)	LOAN BALANCE AS AT 31-Dec-02 (000)	TOTAL OUTSTANDING 31-Dec-02 (000)
SECURED	2,154	4,357	492	4,357	4,849
UNSECURED	7,640	330,361	??	232,131	232,219
FINANCE LEASES				9,479	9,479
TOTAL	9,794	334,718	580	245,967	246,547
UNSECURED SPIRENT PLC INDEBTEDNESS	6,131	329,860	8?	231,630	231,718
TOTAL SUBSIDIARY FINANCIAL INDEBTEDNESS	3,663	4,?58	492	14,337	£14,829

        The above Total Outstanding Debt does not include £1,128 of Debt Issues Costs being amortized over the life of the facilities.

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SCHEDULE 10.10

CERTAIN SUBSIDIARY GUARANTORS

        HellermannTyton Data Limited (90%)

        HellermannTyton Corporation (97%)

SCHEDULE 10.11

DEFERRED CONSIDERATION OBLIGATIONS

1.     HT Data Limited (formerly RW Data Limited)

        Put and Call Option Agreement dated 29 February 2000 relating to 10% of the issued share capital of RW Data Limited held by Richard Weatherley and made between Spirent plc and Richard Weatherley (as amended).

2.     CAW Networks, Inc.

        Merger Agreement dated as of 21 July 2002 by and between Spirent plc, Spirent Holdings Corporation, Cancun Acquisition Corporation and Caw Networks, Inc. If the Company is unable to meet its earn-out commitments pursuant to the Merger Agreement during the period 1 January 2003 to 31 December 2003, the sellers are entitled to give notice to cure and, if the Company is unable to cure, the Merger Agreement envisages a renegotiation of the revenue targets in favor of the sellers.

3.     Sontay Limited and Sontay Open Systems Limited

        Agreement for the sale and purchase of the entire issued share capital of Sontay Limited and Sontay Open Systems Limited dated 16 March 2000.

4.     HellermannTyton Corporation

        Stock Purchase Agreement between HellermannTyton Corporation and Dennis Plesha dated 1979 relating to 3% of issued share capital of HellermannTyton Corporation held by Dennis Plesha. The Agreement was subsequently varied on 1 April 2000.

5.     HellermannTyton (Pty) Limited

        Employment Agreement dated 5 May 1976 between HellermanTyton (Pty) Limited and Cliff Rosenberg.

6.     Spirent DM Limited

        Investment commitment (in the form of subscriptions for shares, additional share capital and shareholder loan) with respect to Spirent's 40% joint venture interest in Spirent DM Limited, a Hong Kong corporation; joint venture partner is DMSJV limited, a Hong Kong joint venture formed between Dascom Infotech (Holding) Limited and Metarnet Technologies Co., Ltd.).

QuickLinks

SCHEDULE B DEFINED TERMS
SCHEDULE 2.2 ORIGINAL GUARANTORS
SCHEDULE 5.3 DISCLOSURE MATERIALS
SCHEDULE 5.4 SUBSIDIARIES; AFFILIATES, ETC.
PG SUB GROUP
US SUB GROUP
OTHER OVERSEAS SUBSIDIARIES
UK DORMANT SUBSIDIARIES
SCHEDULE 5.5 FINANCIAL STATEMENTS
SCHEDULE 5.8 LITIGATION: OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS
SCHEDULE 5.13 FINANCIAL INDEBTEDNESS AND LIENS AS OF DECEMBER 31, 2002
SCHEDULE 10.10 CERTAIN SUBSIDIARY GUARANTORS
SCHEDULE 10.11 DEFERRED CONSIDERATION OBLIGATIONS